   As filed with the Securities and Exchange Commission on December 18, 1998
                                             Registration No. 333-__________
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              PFSB BANCORP, INC.
      (name of small business issuer in its certificate of incorporation)

  MISSOURI                              6035                  BEING APPLIED FOR
(State or Other                   (Primary Standard             (IRS Employer
Jurisdiction of               Industrial Classification      Identification No.)
Incorporation or                    Code Number)
 Organization)

   123 W. LAFAYETTE STREET                          123 W. LAFAYETTE STREET
   PALMYRA, MISSOURI 63461                          PALMYRA, MISSOURI 63461
      (573) 769-2134                                     (573) 769-2134
(Address and Telephone Number of               (Address of Principal Place of
Principal Executive  Offices)                   Business or Intended Principal
                                                     Place of Business)

                                ELDON R. METTE
                     EXECUTIVE VICE PRESIDENT AND DIRECTOR
                 PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.
                            123 W. LAFAYETTE STREET
                            PALMYRA, MISSOURI 63461
                                (573) 769-2134
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:
                           PAUL M. AGUGGIA, ESQUIRE
                         VICTOR L. CANGELOSI, ESQUIRE
                          MULDOON, MURPHY & FAUCETTE
                          5101 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20016
                                (202) 362-0840

     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /______/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /___/

                        CALCULATION OF REGISTRATION FEE
========================================================================================================
Title of each Class of           Amount to        Proposed        Proposed Maximum        Amount of
Securities to be Registered    be Registered      Maximum       Aggregate Offering    Registration Fee
                                              Offering  Price        Price (1)
                                                  Per Unit
--------------------------------------------------------------------------------------------------------
   Common Stock
   $.01 par Value              991,875 Shares      $10.00            $9,918,750            $2,758
========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

[TO BE USED IN CONNECTION WITH SYNDICATED COMMUNITY OFFERING ONLY]

PROSPECTUS SUPPLEMENT FOR SYNDICATED COMMUNITY OFFERING


[LOGO]                                                        PFSB BANCORP, INC.
                                          (Proposed Holding Company for Palmyra
                                          Saving and Building Association, F.A.)
                                                       123 WEST LAFAYETTE STREET
                                                         PALMYRA, MISSOURI 63461
                                                                  (573) 769-2134
================================================================================

     PFSB Bancorp is offering for sale shares of common stock in connection with the conversion of Palmyra Saving and Building Association, F.A. from the mutual to stock form of organization. The Association will become a wholly owned subsidiary of PFSB Bancorp. PFSB Bancorp has already received subscriptions for the remaining _________ shares of the aggregate of up to ________ shares to be sold. No common stock will be sold unless additional subscriptions are received for at least the minimum number of shares in the offering. All funds submitted to the Association to purchase shares of stock will be placed in a deposit account at the Association until the shares are issued or the funds are returned.

     There is currently no public market for the common stock. The common stock is expected to be listed over-the-counter through the OTC Bulletin Board or the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. Trident Securities intends to make a market in the common stock.

==============================================================================

                             TERMS OF THE OFFERING

     THIS OFFERING WILL EXPIRE NO LATER THAN 12:00 NOON, EASTERN TIME, ON
                     ____________, 1999, UNLESS EXTENDED.

  .  Price Per Share                                    $10.00

  .  Number of Shares
     Minimum/Maximum

  .  Underwriting Commissions and Other Expenses
     Minimum/Maximum

  .  Net Proceeds to PFSB Bancorp
     in the Offering
     Minimum/Maximum

  .  Net Proceeds per Share to PFSB Bancorp
     Offering
     Minimum/Maximum

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE __ OF THE ACCOMPANYING
DOCUMENT.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any other state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representations to the contrary is a criminal offense.


                            TRIDENT SECURITIES, INC.

        THE DATE OF THIS PROSPECTUS SUPPLEMENT IS _______________, 1999

                       THE SYNDICATED COMMUNITY OFFERING

     PFSB Bancorp, Inc. is offering for sale in a Syndicated Community Offering a minimum of ___________ shares and up to __________ shares of common stock, at a per share price of $10.00. These shares are to be sold upon the conversion of Palmyra Saving and Building Association, F.A, Palmyra, Missouri from a mutual savings association to a stock savings bank to be known as Palmyra Savings and the issuance of the Association's outstanding capital stock to the Company. The remaining __________ shares of common stock to be sold in connection with such conversion have been subscribed for in Subscription and Community Offerings by holders of deposit accounts with the Association with a balance of $50 or more as of June 30, 1997, by the Palmyra Savings Employee Stock Ownership Plan, a tax-qualified employee benefit plan, and related trust, by holders of deposit accounts with the Association with a balance of $50 or more as of December 31, 1998, by certain other account holders and borrowers of the Association and, by members of the general public. Following this Prospectus Supplement is the Prospectus in the form used in the Subscription and Community Offerings. The purchase price for all shares sold in the Syndicated Community Offering will be the same as the price paid by subscribers in the Subscription and Community Offerings.

     Funds submitted to the Association with purchase orders will earn interest at the Association's passbook rate of interest from the date of receipt until completion or termination of the conversion. THIS SYNDICATED COMMUNITY OFFERING WILL EXPIRE NO LATER THAN _______________, 1999, UNLESS EXTENDED BY THE ASSOCIATION AND THE COMPANY WITH THE APPROVAL OF THE OFFICE OF THRIFT SUPERVISION. Such extensions may not go beyond _______________, 2001. If the Syndicated Community Offering is extended, all subscribers will be notified of such extension, and of their rights to confirm their subscriptions, or to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Association of his intention to confirm, modify or rescind his subscription. If an affirmative response to any resolicitation is not received by the Association and the Company from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. The minimum number of shares which may be purchased is 25 shares. Except for the ESOP, which intends to purchase up to 8% of the total number of shares of Common Stock issued in the conversion, no person, together with associates of and persons acting in concert with such person, may purchase in the Community Offering or Syndicated Community Offering more than $40,000 of common stock (4,000 shares) at the Purchase Price; provided however, that shares of common stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of 1.0% of the shares offered. The Company reserves the right, in its absolute discretion, to accept or reject, in whole or in part, any or all subscriptions in the Syndicated Community Offering.

     The Company and the Association have engaged Trident Securities, Inc. as financial advisors to assist them in the sale of the common stock in the Syndicated Community Offering. It is anticipated that Trident Securities will use the services of other registered broker-dealers and that fees to Trident Securities and such selected dealers will not exceed __% of the aggregate purchase price of the shares sold in the Syndicated Community Offering. Neither Trident Securities nor any selected dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering.

     Prior to this offering, there has not been a public market for the common stock, and there can be no assurance that an active and liquid trading market for the common stock will develop. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the stock.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PARTICIPANT, SEE "RISK FACTORS" ON PAGES __ TO __ OF THE PROSPECTUS.

PROSPECTUS                       [LOGO]

                              PFSB BANCORP, INC.
      (HOLDING COMPANY FOR PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.,
                       TO BE KNOWN AS PALMYRA  SAVINGS)
              BETWEEN 637,500 AND 862,500 SHARES OF COMMON STOCK

Palmyra Saving and Building Association, F.A. is converting from the mutual form to the stock form of organization. As part of the conversion, Palmyra Saving will become a wholly-owned subsidiary of PFSB Bancorp, Inc., which was formed in November 1998, and will change its name to "Palmyra Savings." The common stock of PFSB Bancorp is being offered to the public under the terms of a Plan of Conversion which must be approved by a majority of the votes eligible to be cast by the members of Palmyra Saving. The conversion will not go forward if Palmyra Saving does not receive this approval or if PFSB Bancorp does not sell at least the minimum number of shares.

--------------------------------------------------------------------------------
                               OFFERING SUMMARY

                           Price Per Share:  $10.00
                 Expected Trading Market:  OTC Bulletin Board

                                                                            Maximum,
                                       Minimum     Midpoint    Maximum     as adjusted
                                      ----------  ----------  ----------   -----------
Number of shares:                        637,500     750,000     862,500       991,875
Gross offering proceeds:              $6,375,000  $7,500,000  $8,625,000    $9,918,750
Estimated underwriting commissions
  and other offering expenses:        $  535,000  $  535,000  $  535,000    $  535,000
Estimated net proceeds:               $5,840,000  $6,965,000  $8,090,000    $9,383,750
Estimated net proceeds per share:     $     9.16  $     9.29  $     9.38    $     9.46

Trident Securities, Inc. will use its best efforts to assist PFSB Bancorp in selling at least the minimum number of shares but does not guarantee that this number will be sold. Trident Securities is not obligated to purchase any shares of common stock in the offering. Trident Securities intends to make a market in the common stock.

All funds received from subscribers will be held in insured interest-bearing savings accounts at Palmyra Saving until the completion or termination of the conversion. Funds will be returned promptly if the conversion is terminated.

The subscription offering will terminate at 12:00 Noon, Central Time, on ______________, 1999, unless extended for up to ___ days. If the conversion is not completed by _________, 1999, and the Office of Thrift Supervision consents to an extension of time to complete the conversion, subscribers will be given the right to increase, decrease or rescind their orders. No single extension may exceed 90 days and all extensions may not go beyond __________, 2001.

--------------------------------------------------------------------------------

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE __.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

For additional information about the conversion and the stock offering, please refer to the more detailed information in this prospectus. For assistance, please contact the stock information center at (573)___________.

                           TRIDENT SECURITIES, INC.

               The date of this prospectus is ___________, 1999

                               TABLE OF CONTENTS



                                             Page                                                          Page
                                             ----                                                          ----
Summary....................................                   Business of the Association................
Risk Factors...............................                   Management of the Holding Company..........
Selected  Consolidated                                        Management of the Association..............
  Financial Information....................                   Regulation.................................
Use of Proceeds............................                   Taxation...................................
Dividend Policy............................                   The Conversion.............................
Market for Common Stock....................                   Restrictions on Acquisition
Capitalization.............................                     of the Holding Company...................
Historical and Pro Forma                                      Description of Capital Stock
  Regulatory Capital                                            of the Holding Company...................
  Compliance...............................                   Registration Requirements..................
Pro Forma Data.............................                   Legal and Tax Opinions.....................
Shares to be Purchased by                                     Experts....................................
  Management Pursuant to                                      Change in Accountants......................
  Subscription Rights......................                   Additional Information.....................
Palmyra Saving and Building                                   Index to Consolidated
  Association, F.A. Consolidated                                Financial Statements.....................
  Statements of Income.....................
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations................
Business of the Holding Company............

[Map of Missouri showing county borders, with enlargement of Marion, Clark and Lewis Counties showing the ocation of the towns of Palmyra, Kahoka and Canton appears here]

                                    SUMMARY

     The following summary explains the significant aspects of the conversion. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully before you decide to invest. For assistance, please contact the stock information center at (573) ____________. Throughout this prospectus, Palmyra Saving and Building Association, F.A. in its current and converted form is referred to as the "Association" and PFSB Bancorp, Inc. is referred to as the "Holding Company."


                                 THE COMPANIES

PFSB BANCORP, INC.                        The Association formed the Holding Company for the purpose
123 West Lafayette Street                 of becoming the holding company for the Association.  To
Palmyra, Missouri 63461                   date, the Holding Company has only conducted organizational
(573) 769-2134                            activities.  After the conversion, the Holding Company will own all of the Association's capital stock and will direct, plan and coordinate the Association's business activities.  In the future, the Holding Company might become an operating
                                          company or acquire or organize other operating subsidiaries, including other financial institutions, although it currently has no specific plans or agreements to do so.



PALMYRA SAVING AND BUILDING               The Association's business strategy is to operate as a
ASSOCIATION, F.A.                         traditional, community-oriented savings association dedicated
123 West Lafayette Street                 to financing home ownership and providing quality customer
Palmyra, Missouri 63461                   service.  The Association operates out of three offices in
(573) 769-2134                            northeast Missouri located in the towns of Palmyra (Marion
                                          County), Canton (Lewis County) and Kahoka (Clark County).
                                          The Association considers Marion, Lewis and Clark Counties
                                          (and the bordering areas of contiguous counties in Missouri)
                                          as its primary market area for originating loans and attracting deposits.  The Association's principal business is attracting deposits from the general public and using those funds to
                                          originate and purchase residential mortgage loans.  To
                                          supplement local loan demand, the Association occasionally purchases participation interests in one- to- four family
                                          mortgage loans (primarily secured by non-owner-occupied
                                          duplex properties), multi-family loans and commercial real estate loans generally secured by properties located in
                                          Missouri.  At September 30, 1998, the Association had total assets of $59.5 million, deposits of $52.7 million and total equity of $6.0 million.  For a discussion of the Association's business strategy and recent results of operations, see
                                          "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                          AND RESULTS OF OPERATIONS." For a discussion of the Association's business activities, see "BUSINESS OF THE Association."

                                THE CONVERSION

WHAT IS THE CONVERSION (PAGE ___)       The conversion is a change in the Association's legal form of organization.
                                        The Association currently operates as a federally chartered mutual savings
                                        Association with no stockholders. The Association's depositor and borrower members have voting rights in the Association and are entitled to elect directors of the Association and to vote on other important matters. Through the conversion, the Association will become a federally chartered stock savings
                                        Association and will issue shares of its common stock to the Holding Company.
                                        After the conversion, voting rights in the Association will belong to the
                                        Holding Company as the Association's sole stockholder. Voting rights in the Holding Company will belong to its stockholders. The Association is undertaking the conversion pursuant to its Plan of Conversion. The OTS has approved the conversion, subject to approval of the Plan of Conversion by the Association's members at a special meeting to be held on _________, 1999.


REASONS FOR THE CONVERSION (PAGE ___)   By converting to the stock form of organization, the Association will be structured in the form used by commercial Associations, most business entities and a large number of savings institutions. The conversion will be important to the Association's future growth and performance by
                                        (1) providing a larger capital base from which it can operate, (2) enhancing its ability to attract and retain qualified management through stock-based compensation plans, (3) enhancing its ability to diversify into other financial services related activities and (4) expanding its ability to provide services to the public. At this time, the Association does not have any specific plans or arrangements for diversification or expansion.

BENEFITS OF THE CONVERSION TO           In connection with the conversion, the Holding Company and the
MANAGEMENT (PAGE __)                    Association intend to adopt the following benefit plans and employment agreements:

                                                .   EMPLOYEE STOCK OWNERSHIP PLAN.  This plan intends to purchase
                                                    8% of the shares issued in the conversion. The shares will be allocated to employees over a period of years in proportion to their compensation.

                                                .   STOCK OPTION PLAN.  Under this plan, the Holding Company may award stock options to key employees and directors.  The number of options available under this plan will be equal to 10% of the number shares sold in the conversion.  This plan will require shareholder approval.


                                                .   MANAGEMENT RECOGNITION AND DEVELOPMENT PLAN.  Under this plan, the Holding Company may award shares of restricted stock to key employees and directors at no cost to the recipient.  The number of shares available under this plan will equal 4% of the number of shares sold in the conversion.  This plan will require
                                                    shareholder approval.

                                                .   EMPLOYMENT AGREEMENTS with the Association's Executive Vice
                                                    President, and Vice President and Treasurer.  These agreements will provide for severance benefits in the event the executive is terminated following a change in control of the Holding Company or the Association.

                                                .   EMPLOYEE SEVERANCE COMPENSATION PLAN. This plan will provide severance benefits to eligible employees in the event of a change in control of the Holding Company or the Association.

                                        For a discussion of certain risks associated with these plans and agreements, see "RISK FACTORS -- New Expenses Associated with ESOP and
                                        MRP" and "-- Possible Anti-Takeover Effect of Employment Agreements and
                                        Severance Plan."

                                  THE OFFERING

SUBSCRIPTION OFFERING (PAGE ___)        Under its Plan of Conversion and following applicable regulatory requirements, the Association has granted subscription rights in the following order of priority to:

                                                1.  Persons with $50 or more on deposit at the Association as of
                                                    June 30, 1997.

                                                2.  The Palmyra Saving Employee Stock Ownership Plan.

                                                3.  Persons with $50 or more on deposit at the Association as of
                                                    December 31, 1998.

                                                4.  The Association's depositors as of __________, 1999 and borrowers of the Association as of June 1, 1995 whose loans continue to be outstanding as of __________, 1999.

                                        To ensure that the Association properly identifies your subscription rights, you must list all qualifying savings accounts and loans, as of the respective qualifying dates, on

                                        the stock order form.  If you do not list all qualifying savings accounts and loans your subscription may be reduced or rejected in the event of an oversubscription.

                                        Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person.
                                        If you violate this prohibition you may lose your right to purchase shares in the conversion and may be subject to criminal prosecution and/or other sanctions.

                                        The subscription offering will expire at 12:00 Noon, Central time, on
                                        ________, 1999.  If there is an oversubscription, shares will be allocated in order of the priorities described above and pursuant to a formula set forth in the Plan of Conversion.



COMMUNITY OFFERING (PAGE __)            The Holding Company may offer shares not sold pursuant to subscription rights to the general public.  Natural persons and trusts of natural persons who are residents of Marion, Lewis and Clark Counties, Missiouri will have first preference to purchase these shares.  If shares are available, the Holding
                                        Company expects to offer shares to the general public immediately after the conclusion of the subscription offering, but may begin a community offering at any time during the subscription offering.

                                        The Holding Company and the Association may reject orders received from the general public either in whole or in part.  If your order is rejected in part, you will not have the right to cancel the remainder of the order.

PURCHASE PRICE                          The purchase price is $10.00 per share.  The purchase price was determined by the Boards of Directors of the Holding Company and the Association in consultation with Trident Securities.  You will not pay a commission to buy any shares in the conversion.

NUMBER OF SHARES TO BE                  The Holding Company will sell between 637,500 and 862,500 shares of its common
ISSUED (PAGE ___)                       stock in this offering.  With regulatory approval, the Holding Company may increase the number of shares to 991,875.

                                        The amount of common stock being offered in the conversion is based on an independent appraisal of the estimated pro forma market value of the Holding
                                        Company and the Association.  RP Financial, LC., the independent appraiser, has estimated that, in its opinion, as of December 11, 1998, the aggregate pro forma market value of the Holding Company and the Association ranged between $6,375,000 and
                                        $8,625,000 (with a midpoint of $7,500,000).  The appraisal was based in part on the
                                        Association's financial condition and operations and the effect of the additional capital raised by the

                                        sale of common stock in this offering.  The independent appraisal will be updated prior to the completion of the conversion.

PURCHASE LIMITATIONS (PAGE __)          The minimum purchase is 25 shares.

                                        The maximum purchase for any person or group of persons through a single deposit account is $40,000 of common stock (or 4,000 shares).

                                        The maximum purchase for any person in the community offering is $40,000 of common stock (or 4,000 shares).

                                        The maximum purchase in the conversion by any person, related persons or persons acting together is 1% ($86,250, or 8,625 shares at the maximum of the offering range) of the total number of shares of common stock issued in the conversion.

HOW TO PURCHASE COMMON                  If you want to subscribe for shares of common stock, complete an original,
STOCK (PAGE ___)                        properly completed and signed stock order form and send it together with full payment to the Association in the postage-paid envelope provided.  You must sign the certification that is part of the stock order form.  The Association must receive your stock order form before the end of the Subscription Offering.

                                        You may pay for shares in any of the following ways:

                                                .   IN CASH (if delivered in person).

                                                .   BY CHECK OR MONEY ORDER made payable to PFSB Bancorp, Inc.

                                                .   BY WITHDRAWAL from an account at the Association.  To use
                                                    funds in an IRA at the Association you must transfer your
                                                    account to an unaffiliated institution or broker.  Please
                                                    contact the Association's stock information center at least one week before the expiration of the Subscription Offering for assistance.

                                        The Association will pay interest on subscription funds at the rate it pays on passbook accounts from the date it receives your funds until completion or termination of the conversion. All funds authorized for withdrawal from deposit accounts with the Association will earn interest at the applicable account rate until completion of the conversion.  There will be no early withdrawal penalty for subscriptions paid for by withdrawal from certificates of deposit.

                                        After the Association receives your order, you cannot withdraw or change your order without the consent of the

                                        Association. If the Holding Company intends to sell fewer than 637,500 shares or more than 991,875 shares, all subscribers will be notified and provided with the opportunity to modify or cancel their orders .

 USE OF PROCEEDS (PAGE ___)             The Holding Company will use 50% of the net proceeds of the offering to buy all of the common stock of the Association. The Association will use these funds to originate and purchase loans and purchase investments similar to the kinds it currently holds. The Holding Company will loan an amount equal to 8% of the gross proceeds of the offering to the Association's employee stock ownership plan to fund its purchase of common stock and will keep the remainder of the net proceeds for general corporate purposes. These purposes may include, for example, paying cash dividends (regular or special) and/or buying back shares of common stock. The Holding
                                        Company and the Association may also use the proceeds of the offering for expansion and diversification of its business, although they have no specific plans for such activity at this time.

PURCHASES BY OFFICERS AND               The Association's directors and executive officers (together with their associates)
DIRECTORS (PAGE ___)                    intend to subscribe for 40,325 shares, which equals 4.2% of the shares issued at the maximum of the offering range.  Directors and executive officers will pay the same
                                        $10.00 per share price as all other persons who purchase shares in the conversion.

MARKET FOR COMMON STOCK                 The Holding Company intends to list the common stock over-the-counter through the
(PAGE ___)                              OTS Bulletin Board or the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. Trident Securities intends to be a market maker in the common stock.  After shares of the common stock commence trading, you may contact a stock broker to buy or sell shares.  The Holding Company cannot assure you that there will be an active trading market for the common stock.  See "RISK FACTORS --
                                        Absence of Prior Market for the Common Stock."

 DIVIDEND POLICY (PAGE ___)             The Holding Company intends to adopt a policy of paying regular cash dividends, but has not yet made a decision as to their amount or frequency.

                                 RISK FACTORS

     Before investing in the common stock please carefully consider the matters discussed below. The common stock is not a savings account or deposit and is not insured by the FDIC or any other government agency.

HIGH DEPENDENCE ON, AND LIMITED GROWTH PROSPECTS OF, LOCAL ECONOMY

     The Association focuses on serving customers in rural northeastern Missouri counties of Marion, Lewis and Clark, which currently have an aggregate population of approximately 45,000 distributed among approximately 18,000 households. The average unemployment rate for these three counties was approximately 5.1% in July 1998, which exceeded both the Missouri rate (4.4%) and the U.S. rate (4.7%). The average median household income for the counties (approximately $31,000) is less than the Missouri average (approximately $36,100) and the U.S. average (approximately $38,100). Furthermore, the average per capital income for these three counties (approximately $14,000) is also less than the Missouri average (approximately $17,300) and the U.S. average ($18,400). A substantial portion of the Association's loan portfolio consists of loans made to borrowers and collateralized by properties located in these counties and substantially all of the Association's depositors reside in these counties. As a result of this concentration, a downturn in the economy of Association's primary market area or the surrounding area could increase the risk of loss associated with the Association's loan portfolio. In addition, because the Association operates in a rural market area with a small population and limited growth prospects, the Association's ability to achieve loan and deposit growth is limited. See "BUSINESS OF THE ASSOCIATION -- Market Area."

INCREASED RISK ASSOCIATED WITH PURCHASED LOANS

     To supplement loan originations in its primary market area, the Association purchases participation interests in one- to- four-family mortgage loans (primarily secured by non-owner-occupied duplex properties), multi-family loans and commercial real estate loans. The properties securing the purchased loans are generally located in other areas of Missouri, principally the City of Columbia because of the housing demand generated by the state university located there. At September 30, 1998, purchased loans amounted to $8.6 million, or 21.2% of net loans, of which $6.9 million were one- to- four family mortgage loans, $806,000 were participation interests in multi-family loans and $863,000 were participation interests in commercial real estate loans. Purchased loans are more difficult to underwrite and monitor than loans originated by the Association because of the higher probability of lack of personal contact with the borrower and the distant location of the collateral, among other reasons. In addition, loans secured by non-owner occupied properties pose additional risk, such the borrowers' ability to receive sufficient rental income from the occupant of the property to service the underlying mortgage debt. See "BUSINESS OF THE ASSOCIATION -- Lending Activities."

HIGH DEPENDENCE ON KEY PERSONNEL AND ABSENCE OF MANAGEMENT SUCCESSION PLAN

     Eldon R. Mette, the Association's Executive Vice President, and Ronald L. Nelson, the Association's Vice President and Treasurer, have been instrumental in managing the business affairs of the Association for over 25 years. The loss of either individual could have a material adverse impact on the operations of the Association. The Association does not have an established management succession plan. Accordingly, should the Association lose the services of Mr. Mette and Mr. Nelson, the Board of Directors would have to search outside of the Association for qualified, permanent replacements. This search may be prolonged and no assurance can be given that the Association will be able to locate and hire a qualified replacement. Neither the Association nor the Holding Company has obtained, or expects to obtain, a "key man" life insurance policy for either individual.

LOW YIELDS AND RISKS ASSOCIATED WITH RESIDENTIAL MORTGAGE LENDING

     Historically, the Association's principal lending activity has been the origination of one- to four-family mortgage loans for long-term investment purposes. At September 30, 1998, approximately 61.8% of the Association's assets consisted of residential mortgage loans, which represented 88.9% of the total loan portfolio at that date. While generally considered to involve less risk than other types of lending, such as commercial mortgage loans, commercial business loans and consumer loans, residential mortgage loans provide relatively lower yields. The Association expects that one- to four-family residential mortgage loans will continue to be its primary lending activity for the foreseeable future.

     The Association's loan portfolio consists primarily of 3- or 5-year balloon mortgage loans which function like adjustable rate mortgage ("ARM") loans. Substantially all of the mortgage loans that the Association originates are written as 3- or 5-year balloon loans whose interest rate adjusts at the end of the balloon period. In addition, substantially all of the loan participation interests that the Association purchases are also ARM loans, but traditional ARM loans rather than balloon loans. ARM loans generally pose the risk that as interest rates rise, the underlying payments of the borrower also rises, thereby increasing the potential for loan delinquencies and loan losses. The marketability of the underlying properties may also be adversely affected by higher interest rates. The Association's ARM loans also contain lifetime interest rate adjustment limit of 6%, which may prevent the loans from repricing to market interest rates in a rising rate environment. Moreover, the ability to originate ARM loans is often affected by changes in the level of market interest rates and by market acceptance of the terms of ARM loans. In a relatively low interest rate environment, as currently exists, borrowers tends to favor fixed-rate loans over ARM loans. After the conversion, the Association intends to explore offering fixed-rate residential mortgage loans. For a discussion of the Association's loan portfolio, see "BUSINESS OF THE ASSOCIATION -- Lending Activities."

RISK OF YEAR 2000 DATA PROCESSING PROBLEMS

     Computer programs that use only two digits to identify a year could fail or create erroneous results by or at the year 2000. All of the material data processing of the Bank is performed by a third party service bureau. If the service bureau is unable to complete its Year 2000 adjustments in a timely fashion, or if it does not successfully make all the necessary Year 2000 adjustments, then resulting computer malfunctions could interrupt the operations of the Association and have a significant adverse impact on the Association's financial condition and results of operations. The Association has developed a Year 2000 Action Plan to analyze how the Year 2000 will impact its operations and to monitor the status of its vendors and commercial borrowers. This plan is administered by senior management who report monthly to the Association's Board of Directors. Currently, the total pre-tax costs associated with required modifications and conversions of the Association's hardware and software in order to achieve year 2000 compliance is not expected to exceed $75,000. Such estimate is based on assumptions regarding the continued availability of various resources, third-party modification plans and other factors. Accordingly, actual expenses may be different from estimates. To date, the Association has expended approximately $59,000 toward Year 2000 compliance issues. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Year 2000 Issues."

INTEREST RATE RISK

     Changes in interest rates can have significant effects on the Association's profitability. The Association's ability to make a profit, like that of most financial institutions, depends largely on its net interest income, which is the difference between the interest income received from its interest-earning assets (such as loans and investment securities) and the interest expense incurred in connection with its interest-bearing liabilities (such as deposits and borrowings). The Association's net interest income and the market value of its assets and liabilities could be significantly affected by changes in interest rates. In a rising interest rate environment, the Association anticipates that its net interest income could be adversely affected as liabilities could reprice to higher market rates more quickly than assets. In addition, rising interest rates may adversely affect the Association's earnings because they may cause a decrease in customer demand for loans. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management."

     Changes in interest rates also can affect the average life of loans and mortgage-backed securities. During periods of declining interest rates, loans and mortgage-backed securities prepay faster as loans are prepaid and refinanced at lower interest rates. During such periods, the Association generally will not be able to reinvest the proceeds of any such prepayments at comparable yields. Conversely, during periods of rising interest rates, the rate of prepayments generally slows. Moreover, volatility in interest rates also can result in disintermediation, or the flow of funds away from savings institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than savings institutions.

BELOW AVERAGE RETURN ON EQUITY AFTER CONVERSION

     Return on equity (net income divided by average equity) is a ratio used by many investors to compare the performance of a particular company with other companies. The Holding Company's post-conversion return on equity will be below the average return on equity for many publicly held savings associations and banks. In addition, the expenses associated with the ESOP and MRP, along with other post-conversion expenses, are expected to contribute to reduced earnings levels. Over time, the Holding Company intends to deploy the net proceeds from the conversion to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity competitive with other publicly traded savings associations. This goal could take a number of years to achieve, and the Holding Company cannot assure you that this goal can be attained. Consequently, you should not expect a competitive return on equity in the near future. See "SELECTED FINANCIAL INFORMATION," "CAPITALIZATION" AND "PRO FORMA DATA."

NEW EXPENSES ASSOCIATED WITH ESOP AND MRP

     If the ESOP and MRP are implemented, the Association will recognize additional material employee compensation and benefit expenses that stem from the shares purchased or granted to employees and executives under those plans. The Association cannot predict the actual amount of these new expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock when the expenses are recognized. Expenses for the ESOP would be recognized when shares are committed to be released to participants' accounts, and expenses for the MRP would be recognized over the vesting period of awards made to recipients. These expenses have been reflected in the pro forma financial information under "PRO FORMA DATA" assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, will be based on the fair market value of the common stock at the time of recognition, which may be higher or lower than $10.00. For further discussion of these plans, see "MANAGEMENT OF THE ASSOCIATION -- Benefits -- Employee Stock Ownership Plan" and "-- Benefits -- Management Recognition Plan."

POSSIBLE DILUTIVE EFFECT OF BENEFIT PROGRAMS

     If the conversion is completed and stockholders approve the MRP and Stock Option Plan, the Holding Company intends to issue shares to its officers and directors through these plans. If the shares for the MRP are issued from authorized but unissued stock, your ownership interest could be diluted by up to approximately 3.85%. If the shares for the Stock Option Plan are issued from authorized but unissued stock, your ownership interest could be diluted by up to approximately 9.1%. In either case, the issuance of additional shares would decrease net income per share and stockholders' equity per share. If the ESOP is not able to purchase 8% of the shares of common stock issued in the conversion, the ESOP may purchase newly issued shares from the Holding Company. If this occurs, your ownership interest would be diluted and net income per share and stockholders' equity per share may be decreased. See "PRO FORMA DATA."

POSSIBLE VOTING CONTROL BY MANAGEMENT AND EMPLOYEES

     The 40,325 shares of common stock expected to be purchased by the Association's directors and executive officers and their associates in the conversion, combined with the shares expected to be awarded or sold to plan participants under the ESOP, the MRP and the Stock Option Plan, could ultimately result in management and employees and their associates controlling up to approximately 24.3% of the outstanding shares of the common stock (assuming the sale of 862,500 shares in the conversion at the maximum of the Estimated Valuation Range and that the shares issued under the MRP and the Stock Option Plan are repurchased treasury shares) and could permit management to benefit from certain statutory and regulatory provisions, as well as certain provisions in the Holding Company's Articles of Incorporation and Bylaws, that may tend to promote the continuity of existing management. If these individuals were to act as a group or in concert with each other, they could have significant influence over the outcome of any stockholder vote requiring a majority vote and in the election of directors and could effectively exercise veto power in matters requiring the approval of stockholders, such as certain business combinations. Therefore, management might have the power to authorize actions that may be viewed as contrary to the best interests of non-affiliated holders of the common stock and might have veto power over actions that such holders may deem to be in their best interests. See "SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS," "MANAGEMENT OF THE ASSOCIATION --Executive Compensation" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

ANTI-TAKEOVER PROVISIONS AND STATUTORY PROVISIONS THAT COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL

     Provisions in the Holding Company's Articles of Incorporation and Bylaws, the corporation law of the state of Missouri, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that management opposes. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also make the removal of the current board of directors or management of the Holding Company, or the appointment of new directors, more difficult. These provisions include: limitations on voting rights of beneficial owners of more than 10% of the Holding Company's common stock; supermajority voting requirements for certain business combinations; the election of directors to staggered terms of three years; the elimination of cumulative voting for directors; and the removal of directors without cause only upon the vote of holders of 80% of the outstanding voting shares. The Articles of Incorporation of the Holding Company also contain provisions regarding the timing and content of stockholder proposals and nominations and limiting the calling of special meetings. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

POTENTIAL ANTI-TAKEOVER EFFECT OF EMPLOYMENT AGREEMENTS AND SEVERANCE PLAN

     The employment agreements of senior officers of the Holding Company and the Association provide for cash severance payments and/or the continuation of health, life and disability benefits in the event of their termination of employment following a change in control of the Holding Company or the Association. If a change in control had occurred at September 30, 1998, the aggregate value of the severance benefits available to these executive officers under the agreements would have been approximately $356,000. In addition, if a change in control had occurred at September 30, 1998 and all eligible employees had been terminated, the aggregate payment due under the Severance Plan would have been approximately $_______. These arrangements may have the effect of increasing the costs of acquiring the Holding Company, thereby discouraging future attempts to take over the Holding Company or the Association. For information about the proposed employment and severance agreements and Severance Plan, see "MANAGEMENT OF THE ASSOCIATION -- Executive Compensation."

POTENTIAL ADVERSE EFFECT OF COMPETITION ON ASSOCIATION'S PROFITABILITY

     The Association faces intense competition both in making loans and attracting deposits. Competition for loans principally comes from commercial banks, savings associations, credit unions, mortgage banking companies. Historically, commercial banks, savings associations and credit unions have been the Association's most direct competition for deposits. The Association also competes with short-term money market funds and with other financial institutions, such as brokerage firms and insurance companies, for deposits. In competing for loans, the Association may be forced to offer lower loan interest rates periodically. Conversely, in competing for deposits, the Association may be forced to offer higher deposit interest rates periodically. Either case or both cases could adversely affect net interest income. See "BUSINESS OF THE ASSOCIATION -- Competition."

ABSENCE OF PRIOR MARKET FOR THE COMMON STOCK

     Because the Holding Company has never issued capital stock, there is no existing market for the common stock. It is highly unlikely that an active and liquid market for the common stock will develop because of the small size of the offering. Prospective investors should consider the potentially illiquid and long-term nature of an investment in the common stock. Furthermore, the Holding Company cannot guarantee anyone who purchases shares in the conversion that they will be able to sell their shares at or above the $10.00 purchase price. See "MARKET FOR COMMON STOCK."

RISK OF DELAY IN COMPLETING THE CONVERSION

     The Holding Company and the Association expect to complete the conversion within the time periods indicated in this prospectus. Nevertheless, it is possible that there could be a significant delay in the completion of the conversion as a result of delays in receiving required regulatory approvals, volatile stock market conditions or otherwise. If the conversion is not completed by __________, 1999 (45 days after the last day of the fully extended Subscription Offering) and the OTS consents to an extension of time to complete the conversion, subscribers will be given the right to modify or rescind their subscriptions. In such event, unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, their funds will be returned promptly, together with interest at the Association's passbook rate, or their withdrawal authorizations will be terminated. See "THE CONVERSION."

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

     If the Internal Revenue Service were to determine that the subscription rights granted pursuant to the Plan of Conversion have an ascertainable value, receipt of such rights may be a taxable event (either as capital gain or ordinary income), to those persons who receive and/or exercise the subscription rights in an amount equal to such value. Additionally, the IRS could require the Association to recognize a gain for tax purposes on the distribution of subscription rights. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. RP Financial has advised the Association in writing that such rights have no value, but RP Financial's conclusion is not binding on the IRS. See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Association -- Tax Effects."

LEGISLATIVE AND REGULATORY UNCERTAINTY AFFECTING THE THRIFT INDUSTRY

     The Association is subject to extensive regulation, supervision and examination by the OTS and the FDIC. During the 105th Congress, which completed its term in October 1998, Congress considered, but did not pass, legislation intended to modernize the financial services industry. Pursuant to this proposed legislation, newly formed unitary savings and loan holding companies would not be permitted to exercise the expanded powers otherwise available to unitary savings and loan holding companies. Previous proposals would have eliminated the federal savings association charter by requiring that all federal savings associations convert to national banks or other banking charters, but a similar provision was not included in the legislation that was passed only by the U.S. House of Representatives. The Association is a federal savings association and the Holding Company, upon completion of the conversion, will be a unitary savings and loan holding company. No assurance can be given whether federal legislation will be enacted that affects the federal savings association charter or unitary savings and loan holding companies, or if such legislation is enacted, what form this legislation might take. Accordingly, management of the Association and the Holding Company cannot predict what effect, if any, such legislation would have on the activities and operations of the Association and the Holding Company.

                         SELECTED FINANCIAL INFORMATION

     The following tables set forth certain information concerning the financial position and results of operations of the Association at the dates and for the periods indicated. This information should be read in conjunction with the Financial Statements and Notes thereto presented elsewhere in this prospectus.

                                                   AT SEPTEMBER 30,
                                               -------------------------
                                                1998      1997     1996
                                               -------  -------  -------
                                                    (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Total assets...............................    $59,476  $58,433  $57,223
Cash and cash equivalents..................      2,268    2,146    1,732
Investment securities available for sale...      7,087    8,509    6,245
Investment securities held to maturity.....      5,589    5,093    7,198
Mortgage-backed securities held to
  maturity.................................      2,584    2,828    3,280
Loans receivable, net......................     40,513   38,394   37,259
Deposits...................................     52,724   51,412   51,391
FHLB advances..............................        500    1,000      200
Total equity, substantially restricted.....      6,048    5,715    5,302


                                                      YEAR ENDED
                                                      SEPTEMBER 30,
                                               ------------------------
                                                 1998     1997    1996
                                               --------  ------  ------
                                                     (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income............................     $4,164  $4,133  $3,982
Interest expense...........................      2,685   2,626   2,598
                                                ------  ------  ------
Net interest income........................      1,479   1,507   1,384
Provision (benefit) for loan losses........         25      21      87
                                                ------  ------  ------
Net interest income after provision
   for loan losses.........................      1,454   1,486   1,297
Noninterest income.........................         75      63      85
Noninterest expense (1)....................      1,104   1,035   1,368
                                                ------  ------  ------
Income before income taxes.................        425     514      14
Income tax expense (benefit)...............        149     182      (8)
                                                ------  ------  ------
Net income.................................     $  276  $  332  $   22
                                                ======  ======  ======

_____________________________
(1) Includes a one-time SAIF assessment of $305,000 in 1996.

                                                      AT SEPTEMBER 30,
                                                 ---------------------------
                                                   1998      1997     1996
                                                 --------  --------  -------
SELECTED OTHER DATA:

Number of:
 Mortgage loans outstanding....................    1,221     1,244    1,295
 Deposit accounts..............................    7,761     7,678    7,716
 Full-service offices..........................        3         3        3

                                                        AT OR FOR THE
                                                    YEAR ENDED SEPTEMBER 30,
                                                  ---------------------------
                                                   1998       1997      1996
                                                  ------     ------    ------
SELECTED FINANCIAL RATIOS:
Performance Ratios:
Return on average assets(1)....................     0.47%     0.57%    0.04%
Return on average equity(2)....................     4.64      6.49     0.41
Interest rate spread(3)........................     2.24      2.34     2.18
Net interest margin(4).........................     2.62      2.70     2.54
Noninterest expense as a
 percent of average total assets...............     1.88      1.79     2.43
Average interest-earning assets to
 average interest-bearing liabilities..........   107.87    107.66   107.62

Capital Ratios:
Tangible.......................................    10.13      9.82     9.43
Core...........................................    10.13      9.82     9.43
Risk-based.....................................    22.30     22.25    21.46
Average equity as a percent of average assets..    10.20      9.66     9.75

Asset Quality Ratios:
Nonperforming loans as a percent
 of loans receivable, net(5)...................     0.54      0.47     2.39
Nonperforming assets as a
 percent of total assets(6)....................     0.37      0.31     1.56
Allowance for loan losses as a percent
 of gross loans receivable.....................     0.68      0.54     0.62
Allowance for loan losses as a
 percent of nonperforming loans................   127.85    140.88    26.32
Net charge-offs as a percent of
 average outstanding loans.....................       --        --       --

---------------------------

(1)  Net income divided by average total assets.
(2)  Net income divided by average total equity.
(3) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(4)  Net interest income as a percentage of average interest-earning assets.
(5)  Nonperforming loans consist of loans accounted for on a nonaccrual basis.
(6)  Nonperforming assets consist of nonaccrual loans.  See "BUSINESS OF
     THE ASSOCIATION -- Lending Activities --Nonperforming Assets and Delinquencies."

                                USE OF PROCEEDS

     The net proceeds from the sale of the common stock offered hereby are estimated to range from $5.8 million to $8.1 million, or up to $9.4 million if the Estimated Valuation Range is increased by 15%. See "PRO FORMA DATA" for the assumptions used to arrive at such amounts. The Holding Company has received conditional OTS approval to purchase all of the capital stock of the Association to be issued in the conversion in exchange for 50% of the net proceeds of the conversion.

     The following table presents the estimated net proceeds of the offering based on the number of shares set forth below together with the amount to be retained by the Holding Company and the amount to be contributed to the Association.

                                637,500     750,000     862,500     991,875
                               SHARES AT   SHARES AT   SHARES AT   SHARES AT
                                 $10.00      $10.00      $10.00      $10.00
                               PER SHARE   PER SHARE   PER SHARE   PER SHARE
                              ----------   ---------   ---------   ---------
                                             (IN THOUSANDS)
Gross proceeds................  $  6,375    $  7,500    $  8,625    $  9,919
Less:  estimated expenses.....      (535)       (535)       (535)       (535)
                                --------    --------    --------    --------
Net proceeds..................  $  5,840    $  6,965    $  8,090    $  9,384
                                ========    ========    ========    ========

Amount to be retained by
   the Holding Company........  $  2,920    $  3,482    $  4,045    $  4,692

Amount to be contributed to
   the Association............  $  2,920    $  3,483    $  4,045    $  4,692


     Receipt of 50% of the net proceeds of the sale of the common stock will increase the Association's capital and will support the expansion of the Association's existing business activities. The Association will use the funds contributed to it for general corporate purposes, including, initially, lending and investment in short-term U.S. Government and agency obligations. Depending on local loan demand, the Association may consider using a portion of the conversion proceeds to purchase loan participation interests of the type it has purchased in the past and/or for investment in mortgage-backed securities.

     In connection with the conversion and the establishment of the ESOP, the Holding Company intends to loan the ESOP the amount necessary to purchase 8% of the shares of common stock sold in the conversion. The Holding Company's loan to fund the ESOP may range from $510,000 to $690,000 based on the sale of 51,000 shares to the ESOP (at the minimum of the Estimated Valuation Range) and 69,000 shares to the ESOP (at the maximum of the Estimated Valuation Range), respectively, at $10.00 per share. If 15% above the maximum of the Estimated Valuation Range, or 991,875 shares, are sold in the conversion, the Holding Company's loan to the ESOP would be approximately $793,500 (based on the sale of 79,350 shares to the ESOP). It is anticipated that the ESOP loan will have a 15-year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the conversion. The loan will be repaid principally from the Association's contributions to the ESOP and from any dividends paid on shares of common stock held by the ESOP.

     The remaining net proceeds retained by the Holding Company initially will be invested primarily in short-term U.S. Government and agency obligations.
Such proceeds will be available for additional contributions to the Association in the form of debt or equity, to support future diversification or acquisition activities, as a source of dividends to the stockholders of the Holding Company and for future repurchases of common stock to the extent permitted under Missouri law and federal regulations. The Holding Company will consider exploring opportunities to use such funds to expand operations through acquiring or establishing additional branch offices or acquiring other financial institutions. Currently, there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any expansion activities.

     Following consummation of the conversion, the Board of Directors will have the authority to adopt plans for repurchases of common stock, subject to statutory and regulatory requirements. Since the Holding Company has not yet issued stock, there currently is insufficient information upon which an intention to repurchase stock could be based. The facts and circumstances upon which the Board of Directors may determine to repurchase stock in the future would include but are not limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the ability to improve the Holding Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Holding Company and its stockholders. Any stock repurchases will be subject to a determination by the Board of Directors that both the Holding Company and the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that capital will be adequate, taking into account, among other things, the Association's level of nonperforming and classified assets, the Holding Company's and the Association's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. For a discussion of the regulatory limitations applicable to stock repurchases, see "THE CONVERSION -- Restrictions on Repurchase of Stock."


                                DIVIDEND POLICY

GENERAL

     The Holding Company's Board of Directors intends to adopt a policy of paying regular cash dividends after the consummation of the conversion, but has not decided the amount that may be paid or when the payments may begin. In addition, the Board of Directors may determine to pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. Declarations or payments of any dividends (regular and special) will be subject to determination by the Holding Company's Board of Directors, which will take into account the amount of the net proceeds retained by the Holding Company, the Holding Company's financial condition, results of operations, tax considerations, capital requirements, industry standards, economic conditions and other factors, including the regulatory restrictions that affect the payment of dividends by the Association to the Holding Company discussed below. Under Missouri law, the Holding Company is prohibited from paying a cash dividend when its net assets are less than its stated capital or when the payment of the dividend would reduce its net assets below its stated capital. In order to pay such cash dividends, however, the Holding Company must have available cash either from the net proceeds raised in the conversion and retained by the Holding Company, borrowings by the Holding Company, dividends received from the Association or earnings on Holding Company assets. No assurances can be given that any dividends, either regular or special, will be declared or, if declared, what the amount of dividends will be or whether such dividends, if commenced, will continue.

CURRENT RESTRICTIONS

     Dividends from the Holding Company may depend, in part, upon receipt of dividends from the Association because the Holding Company initially will have no source of income other than dividends from the Association and earnings from the investment of the net proceeds from the offering retained by the Holding Company. OTS regulations require the Association to give the OTS 30 days' advance notice of any proposed declaration of dividends to the Holding Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Holding Company. The OTS imposes certain limitations on the payment of dividends from the Association to the Holding Company which utilize a three-tiered approach that permits various levels of distributions based primarily upon a savings association's capital level. The Association currently meets the criteria to be designated a Tier 1 association, as hereinafter defined, and consequently could at its option (after prior notice to and no objection made by the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year. In addition, the Association may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account to be established pursuant to the Association's Plan of Conversion. See "REGULATION -- Federal Regulation of Savings Associations -- Limitations on Capital Distributions," "THE
CONVERSION-- Effects of Conversion to Stock Form on Depositors and Borrowers of the Association -- Liquidation Account" and Note N of the Notes to Consolidated Financial Statements included elsewhere herein.

     Additionally, in connection with the conversion, the Holding Company and the Association have committed to the OTS that during the one-year period following consummation of the conversion, the Holding Company will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

TAX CONSIDERATIONS

     In addition to the foregoing, retained earnings of the Association appropriated to bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Holding Company without the payment of federal income taxes by the Association at the then current income tax rate on the amount deemed distributed, which would include the amounts of any federal income taxes attributable to the distribution. See "TAXATION -- Federal Taxation" and Note I of the Notes to Consolidated Financial Statements included elsewhere herein. The Holding Company does not contemplate any distribution by the Association that would result in a recapture of the Association's bad debt reserve or create the above-mentioned federal tax liabilities.


                            MARKET FOR COMMON STOCK

     Because the Holding Company has never issued capital stock, there is no existing market for the common stock. The Holding Company intends to list the common stock over-the-counter through either the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. or the OTC Bulletin Board and to request Trident Securities to undertake to match buy and sell orders for the shares. Trident Securities has agreed to make a market in the common stock following the consummation of the conversion, although it has no obligation to do so. However, there can be no assurance that timely and accurate quotations will be regularly available. The development of a liquid public market depends on the existence of willing buyers and sellers and their existence is not within the control of the Holding Company, the Association or any market maker. Because of the small size of the offering, it is highly unlikely that an active and liquid market for the common stock will develop and the number of active buyers and sellers at any particular time is expected to be limited. Under such circumstances, investors in the common stock could have difficulty disposing of their shares on short notice and should not view the common stock as a short-term investment. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the $10.00 per share purchase price or that published quotations will be regularly available.

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Association at September 30, 1998, and the pro forma consolidated capitalization of the Holding Company after giving effect to the assumptions set forth under "PRO FORMA DATA," based on the sale of the number of shares of common stock at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range. The shares that would be issued at the maximum, as adjusted, of the Estimated Valuation Range would be subject to receipt of OTS approval of an updated appraisal confirming such valuation. A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION MAY MATERIALLY AFFECT PRO FORMA CONSOLIDATED CAPITALIZATION.

                                                                                HOLDING COMPANY
                                                                     PRO FORMA CONSOLIDATED CAPITALIZATION
                                                                             BASED UPON THE SALE OF
                                                             ---------------------------------------------------
                                                                637,500       750,000       862,500       991,875
                                            CAPITALIZATION     SHARES AT     SHARES AT     SHARES AT     SHARES AT
                                                 AS OF          $10.00        $10.00        $10.00        $10.00
                                         SEPTEMBER 30, 1998  PER SHARE(1)  PER SHARE(1)  PER SHARE(1)  PER SHARE(1)
                                         ------------------  ------------  ------------  ------------  ------------
                                                                                 (IN THOUSANDS)
Deposits(3).............................       52,724         $ 52,724      $ 52,724      $ 52,724      $ 52,724
FHLB-Des Moines advances................          500              500           500           500           500
                                              -------         --------      --------      --------      --------
Total deposits and borrowings...........      $53,224         $ 53,224      $ 53,224      $ 53,224      $ 53,224
                                              =======         ========      ========      ========      ========

   PREFERRED STOCK:
      1,000,000 shares, $.01 par value
      per share, authorized; none issued
      or outstanding....................      $    --         $     --       $    --      $     --      $     --
   COMMON STOCK:
      5,000,000 shares, $.01 par value
      per share, authorized; specified
      number of shares assumed to be
      issued and outstanding(4).........           --                6             8             9            10

Additional paid-in capital..............           --            5,834         6,958         8,081         9,374

Total equity(5).........................        6,048            6,048         6,048         6,048         6,048

Less:
   Common stock to be acquired
      by ESOP(6)........................           --             (510)         (600)         (690)         (794)
   Common stock to be acquired
      by MRP(7).........................           --             (255)         (300)         (345)         (397)
                                              -------         --------      --------      --------      --------
Total stockholders' equity..............      $ 6,048         $ 11,123      $ 12,113      $ 13,103      $ 14,242
                                              =======         ========      ========      ========      ========

                         (footnotes on following page)

------------------------
(1) Does not reflect the possible increase in the Estimated Valuation Range to reflect material changes in the financial condition or results of operations of the Association or changes in market conditions or general financial, economic and regulatory conditions, or the issuance of additional shares under the Stock Option Plan.
(2) This column represents the pro forma capitalization of the Holding Company in the event the aggregate number of shares of common stock issued in the conversion is 15% above the maximum of the Estimated Valuation Range. See "PRO FORMA DATA" and Footnote 1 thereto.
(3) Withdrawals from deposit accounts for the purchase of common stock are not reflected. Such withdrawals will reduce pro forma deposits by the amounts thereof.
(4) The Association's authorized capital will consist solely of 1,000 shares of common stock, par value $1.00 per share, 1,000 shares of which will be issued to the Holding Company, and 9,000 shares of preferred stock, no par value per share, none of which will be issued in connection with the conversion.
(5) Total equity is substantially restricted by applicable regulatory capital requirements. Additionally, the Association will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account, which will be established for the benefit of the Association's Eligible Account Holders and Supplemental Eligible Account Holders at the time of the conversion and adjusted downward thereafter as such account holders reduce their balances or cease to be depositors. See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Association -- Liquidation Account."
(6) Assumes that 8% of the common stock sold in the conversion will be acquired by the ESOP in the conversion with funds borrowed from the Holding Company. Under GAAP, the amount of common stock to be purchased by the ESOP represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to ESOP participants' accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from the Holding Company, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of the Holding Company. See "MANAGEMENT OF THE ASSOCIATION -- Benefits -- Employee Stock Ownership Plan."
(7) Assumes the purchase in the open market at $10.00 per share, pursuant to the proposed MRP, of a number of shares equal to 4% of the shares of common stock issued in the conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The issuance of an additional 4% of the shares of common stock for the MRP from authorized but unissued shares would dilute the ownership interest of stockholders by 3.85%. The shares are reflected as a reduction of stockholders' equity.
    See "RISK FACTORS -- Possible Dilutive Effect of Benefit Programs," "PRO FORMA DATA" and "MANAGEMENT OF THE ASSOCIATION -- Benefits -- Management Recognition Plan." The MRP is subject to stockholder approval, which is expected to be sought at a meeting to be held no earlier than six months following consummation of the conversion.

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

    The following table presents the Association's historical and pro forma capital position relative to its capital requirements at September 30, 1998.
The amount of capital infused into the Association for purposes of the following table is 50% of the net proceeds of the offering. For purpose of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the MRP is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "USE OF PROCEEDS," "CAPITALIZATION" and "PRO FORMA DATA." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Association, see "REGULATION -- Federal Regulation of Savings Associations -- Capital Requirements."


                                                                      PRO FORMA AT SEPTEMBER 30, 1998
                                             ---------------------------------------------------------------------------------
                                                                                                                  15% above
                                                    Minimum of         Midpoint of          Maximum of            Maximum of
                                                     Estimated          Estimated            Estimated            Estimated
                                                  Valuation Range     Valuation Range     Valuation Range      Valuation Range
                                             --------------------  -------------------  -------------------  -------------------
                                                637,500 Shares      750,000 Shares        862,500 Shares        991,875 Shares
                         September 30, 1998  at $10.00 Per Share   at $10.00 Per Share  at $10.00 Per Share  at $10.00 Per Share
                        -------------------  --------------------  -------------------  -------------------  -------------------
                                 Percent of          Percent of           Percent of            Percent of            Percent of
                                  Adjusted            Adjusted             Adjusted              Adjusted              Adjusted
                                   Total               Total                Total                 Total                 Total
                        Amount   Assets (1)  Amount   Assets (1)   Amount  Assets (1)   Amount  Assets (1)   Amount   Assets (1)
                        ------  -----------  ------  -----------   ------  ----------   ------  -----------  ------  -----------
                                                                   (Dollars in thousands)

GAAP capital........... $6,048     10.17%    $8,203     13.20%     $8,631    13.77%     $9,058    14.34%     $9,550     14.97%
                        ======     =====     ======     =====      ======    =====      ======    =====      ======     =====

Tangible capital....... $6,017     10.13%    $8,172     13.16%     $8,600    13.74%     $9,027    14.30%     $9,519     14.94%
Tangible capital
 requirement...........    891      1.50        931      1.50         939     1.50         947     1.50         956      1.50
                        ------     -----     ------     -----      ------    -----      ------    -----      ------     -----
Excess................. $5,126      8.63%    $7,241     11.66%     $7,661    12.24%     $8,080    12.80%     $8,563     13.44%
                        ======     =====     ======     =====      ======    =====      ======    =====      ======     =====

Core capital........... $6,017     10.13%    $8,172     13.16%     $8,608    13.74%     $9,027    14.30%     $9,519     14.94%
Core capital
 requirement(2)........  1,783      3.00      1,863      3.00       1,878     3.00       1,894     3.00       2,549      4.00
                        ------     -----     ------     -----      ------    -----      ------    -----      ------     -----
Excess................. $4,234      7.13%    $6,309     10.16%     $6,722    10.74%     $7,133    11.30%     $6,970     10.94%
                        ======     =====     ======     =====      ======    =====      ======    =====      ======     =====

Total capital(3)....... $6.297     22.30%    $8,452     29.38%     $8,880    30.75%     $9,307    32.12%     $9,799     33.68%
Risk-based
 capital requirement...  2,259      8.00      2,302      8.00       2,310     8.00       2,318     8.00       2,328      8.00
                        ------     -----     ------     -----      ------    -----      ------    -----      ------     -----
Excess................. $4,038     14.30%    $6,150     21.38%     $6,570    22.75%     $6,989    24.12%     $7,471     25.68%
                        ======     =====     ======     =====      ======    =====      ======    =====      ======     =====

-------------------------
(1) Based upon total adjusted assets of $59.4 million at September 30, 1998 and $62.1 million, $62.7 million, $63.2 million and $63.8 million at the minimum, midpoint, maximum and maximum, adjusted, of the Estimated Valuation Range, respectively, for purposes of the tangible and core capital requirements, and upon risk-weighted assets of $28.2 million at September 30, 1998 and $28.8 million, $28.9 million, $29.0 million and $29.1 million at the minimum, midpoint, maximum, and maximum, as adjusted, of the Estimated Valuation Range, respectively, for purposes of the risk-based capital requirement.
(2) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a core capital ratio of 4% to 5% for all other thrifts.
(3) Percentage represents total core and supplementary capital divided by total risk-weighted assets. Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

                                 PRO FORMA DATA

     Under the Plan of Conversion, the common stock must be sold at a price equal to the estimated pro forma market value of the Holding Company and the Association as converted, based upon an independent valuation. The Estimated Valuation Range as of December 11, 1998 is from a minimum of $6,375,000 to a maximum of $8,625,000 with a midpoint of $7,500,000. At a price per share of $10.00, this results in a minimum number of shares of 637,500, a maximum number of shares of 862,500 and a midpoint number of shares of 750,000. The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds set forth on the following table are based upon the following assumptions: (i) Trident Securities will receive a fixed management fee of $135,000 (see "THE CONVERSION -- Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings);
(ii) all of the common stock will be sold in the Subscription and Direct Community Offerings; and (iii) conversion expenses, excluding the fixed management fee paid to Trident Securities, will total approximately $400,000 at each of the minimum, midpoint, maximum and 15% above the Estimated Valuation Range. Actual expenses may vary from this estimate, and the fees paid will depend upon the percentages and total number of shares sold in the Subscription Offering, Direct Community Offering and Syndicated Community Offering and other factors.

     The following table summarizes the historical net income and retained income of the Association and the pro forma consolidated net income and stockholders' equity of the Holding Company at and for the year ended September 30, 1998, based on the minimum, midpoint and maximum of the Estimated Valuation Range and based on a 15% increase in the maximum of the Estimated Valuation Range. The pro forma consolidated net income of the Association for the year ended September 30, 1998 has been calculated as if the conversion had been consummated at the beginning of the period and the estimated net proceeds received by the Holding Company and the Association had been invested at 4.39% at the beginning of the period, which represents the one-year U.S. Treasury Bill yield as of September 30, 1998. While OTS regulations provide for the use of a yield representing the arithmetic average of the weighted average yield earned by the Association on its interest-earning assets and the rates paid on its deposits, the Holding Company believes that the U.S. Treasury Bill yield represents a more realistic yield on the investment of the conversion proceeds. As discussed under "USE OF PROCEEDS," the Holding Company expects to retain 50% of the net proceeds of the offering from which it will fund the ESOP loan. A pro forma after-tax return of 2.77% is used for both the Holding Company and the Association for the period, after giving effect to an incremental combined federal and state income tax rate of 37.0%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the footnotes to the table. Per share amounts have been computed as if the common stock had been outstanding at the beginning of the period or at September 30, 1998, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

     No effect has been given to: (i) the shares to be reserved for issuance under the Holding Company's Stock Option Plan, which is expected to be voted upon by stockholders at a meeting to be held no earlier than six months following consummation of the conversion; (ii) withdrawals from deposit accounts for the purpose of purchasing common stock in the conversion; (iii) the issuance of shares from authorized but unissued shares to the MRP, which is expected to be voted upon by stockholders at a meeting to be held no earlier than six months following consummation of the conversion; or (iv) the establishment of a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "MANAGEMENT OF THE ASSOCIATION -- Benefits -- Stock Option Plan" and "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."

     THE FOLLOWING PRO FORMA INFORMATION MAY NOT BE REPRESENTATIVE OF THE FINANCIAL EFFECTS OF THE CONVERSION AT THE DATE ON WHICH THE CONVERSION ACTUALLY OCCURS AND SHOULD NOT BE TAKEN AS INDICATIVE OF FUTURE RESULTS OF OPERATIONS. STOCKHOLDERS' EQUITY REPRESENTS THE DIFFERENCE BETWEEN THE STATED AMOUNTS OF CONSOLIDATED ASSETS AND LIABILITIES OF THE HOLDING COMPANY COMPUTED IN ACCORDANCE WITH GAAP. STOCKHOLDERS' EQUITY HAS NOT BEEN INCREASED OR DECREASED TO REFLECT THE DIFFERENCE BETWEEN THE CARRYING VALUE OF LOANS AND OTHER ASSETS AND MARKET VALUE. STOCKHOLDERS' EQUITY IS NOT INTENDED TO REPRESENT FAIR MARKET VALUE NOR DOES IT REPRESENT AMOUNTS THAT WOULD BE AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS IN THE EVENT OF LIQUIDATION.

                                                                       AT OR FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                                         ---------------------------------------------------------------------
                                                                                                                  991,875
                                                            637,500           750,000           862,500        SHARES SOLD AT
                                                             SHARES        SHARES SOLD AT    SHARES SOLD AT        $10.00
                                                         SOLD AT $10.00        $10.00           $10.00         PER SHARE (15%
                                                           PER SHARE          PER SHARE        PER SHARE           ABOVE
                                                           (MINIMUM          (MIDPOINT         (MAXIMUM           MAXIMUM
                                                          OF ESTIMATED      OF ESTIMATED      OF ESTIMATED      OF ESTIMATED
                                                           PRICE RANGE)     PRICE RANGE)      PRICE RANGE)    PRICE RANGE) (1)
                                                         --------------    --------------    --------------   ----------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Gross Proceeds.........................................     $  6,375         $  7,500         $  8,625          $  9,919
Less:  estimated expenses..............................         (535)            (535)            (535)             (535)
                                                            --------         --------         --------          --------
Estimated net proceeds.................................        5,840            6,965            8,090             9,384
Less:  Common Stock acquired by ESOP...................         (510)            (600)            (690)             (794)
    Common Stock to be acquired by MRP.................         (255)            (300)            (345)             (397)
                                                            --------         --------         --------          --------
 Net investable proceeds...............................     $  5,075         $  6,065         $  7,055          $  8,194
                                                            ========         ========         ========          ========
Consolidated net income:
 Historical............................................     $    276         $    276         $    276          $    276
 Pro forma income on net proceeds(2)...................          140              168              195               227
 Pro forma ESOP adjustments(3).........................          (32)             (38)             (43)              (50)
 Pro forma MRP adjustments(4)..........................          (32)             (38)             (43)              (50)
                                                            --------         --------         --------          --------
   Pro forma net income................................     $    352         $    368         $    385          $    403
                                                            ========         ========         ========          ========
Consolidated net income per share(5)(6):
 Historical............................................     $   0.47         $   0.40         $   0.35          $   0.30
 Pro forma income on net proceeds......................         0.24             0.24             0.24              0.25
 Pro forma ESOP adjustments(3).........................        (0.05)           (0.05)           (0.05)            (0.05)
 Pro forma MRP adjustments(4)..........................        (0.05)           (0.05)           (0.05)            (0.05)
                                                            --------         --------         --------          --------
   Pro forma net income per share......................     $   0.61         $   0.54         $   0.49          $   0.45
                                                            ========         ========         ========          ========
Consolidated stockholders' equity (book value):
 Historical............................................     $  6,048         $  6,048         $  6,048          $  6,048
 Estimated net proceeds................................        5,840            6,965            8,090             9,384
 Less:  Common stock acquired by ESOP..................         (510)            (600)            (690)             (794)
 Less:  Common stock to be acquired by MRP(4)..........         (255)            (300)            (345)             (397)
                                                            --------         --------         --------          --------
    Pro forma stockholders' equity(7)..................     $ 11,123         $ 12,113         $ 13,103          $ 14,242
                                                            ========         ========         ========          ========
Consolidated stockholders' equity per share(6)(8):
 Historical(6).........................................     $   9.49         $   8.06         $   7.01          $   6.10
 Estimated net proceeds................................         9.16             9.29             9.38              9.46
 Less:  Common stock acquired by ESOP..................        (0.80)           (0.80)           (0.80)            (0.80)
 Less:  Common stock to be acquired by MRP(4)..........        (0.40)           (0.40)           (0.40)            (0.40)
                                                            --------         --------         --------          --------
   Pro forma stockholders' equity per share(9).........     $  17.45         $  16.15         $  15.19          $  14.36
                                                            ========         ========         ========          ========
Purchase price as a percentage of pro forma............        57.31%           61.92%           65.83%            69.64%
  stockholders' equity per share.......................     ========         ========         ========          ========
Purchase price as a multiple of pro forma..............        16.39x           18.52x           20.41x            22.22x
   net income per share................................     ========         ========         ========          ========


                                                   (footnotes on following page)

---------------------------------
(1) Gives effect to the sale of an additional 129,375 shares in the conversion, which may be issued to cover an increase in the pro forma market value of the Holding Company and the Association as converted, without the resolicitation of subscribers or any right of cancellation. The issuance of such additional shares will be conditioned on a determination by RP Financial that such issuance is compatible with its determination of the estimated pro forma market value of the Holding Company and the Association as converted. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."
(2) No effect has been given to withdrawals from savings accounts for the purpose of purchasing common stock in the conversion. Since funds on deposit at the Association may be withdrawn to purchase shares of common stock (which will reduce deposits by the amount of such purchases), the net amount of funds available to the Association for investment following receipt of the net proceeds of the conversion will be reduced by the amount of such withdrawals.
(3) It is assumed that 8% of the shares of common stock offered in the conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP (at an interest rate equal to the prime rate as published in The Wall Street Journal on the closing date of the conversion, which rate is currently 8.00%) from the net proceeds from the conversion retained by the Holding Company. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. The Association intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders' equity will be increased. The Association's payment of the ESOP debt is based upon equal installments of principal over a 10-year period, assuming a combined federal and state income tax rate of 37.0%. Interest income earned by the Holding Company on the ESOP debt offsets the interest paid by the Association on the ESOP loan. No reinvestment is assumed on proceeds contributed to fund the ESOP. Applicable accounting practices require that compensation expense for the ESOP be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. See "MANAGEMENT OF THE ASSOCIATION -- Benefits --Employee Stock Ownership Plan."
(4) In calculating the pro forma effect of the MRP, it is assumed that the required stockholder approval has been received, that the shares were acquired by the MRP at the beginning of the period presented in open market purchases at the $10.00 per share purchase price, that 20% of the amount contributed was an amortized expense during such period, and that the combined federal and state income tax rate is 37.0%. The issuance of authorized but unissued shares of the common stock instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.85% and pro forma net income per share would be $0.58, $0.52, $0.48 and $0.43 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended September 30, 1998, respectively, and pro forma stockholders' equity per share would be $17.16, $15.91, $14.99 and $14.19 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at September 30, 1998, respectively. Shares issued under the MRP vest 20% per year and for purposes of this table compensation expense is recognized on a straight-line basis over each vesting period. In the event the fair market value per share is greater than $10.00 per share on the date shares are awarded under the MRP, total MRP expense would increase. The total estimated MRP expense was multiplied by 20% (the total percent of shares for which expense is recognized in the first year) resulting in pre-tax MRP expense of $51,000, $60,000, $69,000 and $79,350 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended September 30, 1998, respectively. No effect has been given to the shares reserved for issuance under the proposed Stock Option Plan.
(5) Per share amounts are based upon shares outstanding of 589,050, 693,000, 796,950 and 916,493 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended September 30, 1998, respectively, which includes the shares of common stock sold in the conversion less the number of shares assumed to be held by the ESOP not committed to be released within the first year following the conversion.
(6) Historical per share amounts have been computed as if the shares of common stock expected to be issued in the conversion had been outstanding at the beginning of the period or on the date shown, but without any adjustment of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the conversion, the additional ESOP expense or the proposed MRP expense, as described above.
(7) "Book value" represents the difference between the stated amounts of the Association's assets and liabilities. The amounts shown do not reflect the liquidation account which will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the conversion, or the federal income tax consequences of the restoration to income of the Association's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "TAXATION." The amounts shown for book value do not represent fair market values or amounts distributable to stockholders in the unlikely event of liquidation.
(8) Per share amounts are based upon shares outstanding of 637,500, 750,000, 862,500 and 991,875 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.
(9) Does not represent possible future price appreciation or depreciation of the common stock.

      SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

     The following table sets forth certain information as to the approximate purchases of common stock by each director and executive officer of the Association, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement with respect to such intended purchases, and, therefore, actual purchases could be more or less than indicated below. Directors and officers of the Association and their associates may not purchase in excess of 35% of the shares sold in the conversion. For purposes of the following table, it has been assumed that sufficient shares will be available to satisfy subscriptions in all categories. Directors, officers, their associates and employees will pay the same price as all other subscribers for the shares for which they subscribe.

                                                                                          Percent of        Percent of
                                                                                          Shares at         Shares at
                                                                                          Minimum of        Maximum of
       Name and                      Anticipated Number of       Anticipated Dollar       Estimated         Estimated
       Position                    Shares to be Purchased (1)  Amount to be Purchased  Valuation Range   Valuation Range
       --------                    --------------------------  ----------------------  ----------------  ----------------

L. Edward Schaeffer                            5,000                  $ 50,000              0.8%              0.5%
   Chairman of the Board
    and President

Eldon R. Mette                                 4,000                    40,000              0.6               0.4
   Executive Vice President,
    Secretary and Director

Glenn J. Maddox                                5,000                    50,000              0.8               0.5
   Vice President of the Board
    and Director

Ronald L. Nelson                               3,000                    30,000              0.5               0.3
   Vice President and Treasurer

Albert E. Davis                                8,625                   100,000              1.4               1.0
   Director

Robert M. Dearing                              2,700                    27,000              0.4               0.3
   Director

James D. Lovegreen                             4,000                    40,000              0.6               0.4
   Director

Donald L. Slavin                               8,000                    80,000              1.2               0.8
   Director                                   ------                  --------              ---               ---


     Total                                    40,325                  $403,250              6.3%              4.2%
                                              ======                  ========              ===               ===

----------------------------
(1) Does not include any shares to be awarded pursuant to the ESOP and MRP or options to acquire shares pursuant to the Stock Option Plan.

                 PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.
                       CONSOLIDATED STATEMENTS OF INCOME

     The following Consolidated Statements of Income of Palmyra Saving and Building Association, F.A. for the fiscal years ended September 30, 1998 and 1997 have been audited by Moore, Horton & Carlson, P.C., independent auditors, whose report thereon appears elsewhere in this prospectus. These statements should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere herein.

                                                           YEAR ENDED SEPTEMBER 30,
                                                           ------------------------
                                                               1998         1997
                                                           -----------  -----------
INTEREST INCOME:
    Mortgage loans........................................ $3,048,539   $2,927,976
    Consumer and other loans..............................     34,982       36,057
    Investment securities.................................    809,753      877,944
    Mortgage-backed securities............................    193,808      219,819
    Interest-bearing deposits.............................     76,791       70,977
                                                           ----------   ----------
        Total Interest Income.............................  4,163,873    4,132,773

INTEREST EXPENSE:
    Deposits -- Note G....................................  2,669,858    2,619,925
    Advances from FHLB....................................     15,337        5,853
                                                           ----------   ----------
       Total interest expense.............................  2,685,195    2,625,778
                                                           ----------   ----------
       Net interest income................................  1,478,678    1,506,995

Provision for Loan Losses -- Note D.......................     25,000       20,813
                                                           ----------   ----------
    Net interest income after provision for loan losses...  1,453,678    1,486,182

NONINTEREST INCOME (LOSS):
    Service charges and other fees........................     65,149       60,106
    Loss on sale of investments...........................     (2,056)     (14,015)
    Gain (loss) on disposal of premises and equipment.....      1,205         (731)
    Other.................................................     10,534       17,419
                                                           ----------   ----------
        Total Noninterest Income..........................     74,832       62,779

NONINTEREST EXPENSE:
    Employee salaries and benefits........................    560,020      524,262
    Occupancy costs.......................................    134,977      125,670
    Advertising...........................................     36,611       29,737
    Data processing.......................................    107,463       78,715
    Federal insurance premiums............................     32,249       47,956
    Other.................................................    232,636      228,727
                                                           ----------   ----------
        Total Noninterest Expense.........................  1,103,956    1,035,067
                                                           ----------   ----------

INCOME BEFORE INCOME TAXES................................    424,556      513,894
Income taxes -- Note I....................................    149,000      182,000
                                                           ----------   ----------
NET INCOME................................................ $  275,554   $  331,894
                                                           ==========   ==========

See accompanying Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Association. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto and the other sections contained in this prospectus.

OPERATING STRATEGY

     The Association's business consists principally of attracting retail deposits from the general public and using these funds to originate and purchase mortgage loans secured by one- to four-family residences generally located in Missouri. To a lesser extent, the Association also originates and purchases multi-family and originates commercial real estate loans, land loans, residential construction loans and loans secured by savings accounts. The Association funds its assets primarily with retail deposits, although it occasionally uses advances from the FHLB-Des Moines as a supplemental source of funds.

     The Association's business strategy is to operate as a traditional, community-oriented savings association dedicated to financing home ownership and providing quality customer service. Historically, the Association has emphasized the origination and purchase of loans secured by real estate and has retained for its portfolio all of the loans that it originates. To supplement loan demand in its primary market area, the Association purchases participation interests in one- to- four family mortgage loans (primarily non-owner-occupied duplex properties, multi-family loans and commercial real estate loans generally secured by properties located in Missouri. Historically, virtually all of the mortgage loans originated by the Association have been three- and five-year balloon loans based on an interest rate established by the Association and that is fixed during the balloon term. The Association funds its loan originations primarily with deposits, although advances form the FHLB-Des Moines are used as a supplemental source of funds. The Association does not intend to change its business materially after the conversion. However, in order to offer more product variety to its customers, the Association intends to explore offering traditional ARM loans with an interest rate tied to a nationally recognized index such as the U.S. Treasury Bill rate, fixed-rate residential mortgage loans, and, to a limited extent, direct mobile home loans without the security of the underlying property. Implementation of these planned new loan programs will be gradual so that personnel can be trained adequately and the necessary delivery systems can be implemented.

     The conversion will increase the consolidated capital of the Holding Company by the amount of the net proceeds. Funds withdrawn from deposit accounts will decrease interest-bearing liabilities, and new funds used to purchase shares will increase interest-earning assets. While the Holding Company expects these changes to increase its net interest income, the Holding Company also expects that the adoption of the MRP and the additional costs of operating as a public company will increase its non-interest expenses. For additional information regarding the effects of this offering, see "RISK FACTORS -- Expenses Associated with ESOP and MRP" and "PRO FORMA DATA."

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND 1997

     At September 30, 1998, total assets were $59.5 million compared to $58.4 million at September 30, 1997. This increase is primarily the result of a $2.1 million increase in loans, which was offset by declines in investment securities and mortgage-backed securities. The increase in loans primarily reflected residential mortgage loan refinancing in the current low interest rate environment, rather than new loan originations. The current low interest rate environment also contributed to the decline in investment securities and mortgage-backed securities as a result of prepayments.

     Premises and equipment increased from $491,000 at September 30, 1997 to $562,000 at September 30, 1998 as a result of a decrease in building and improvements from $581,000 to $569,000, offset by an increase in furniture and
equipment from $354,000 to $380,000.   Building and improvements decreased from
$581,000 to $569,000 due to the write-off of a remodeling study of the Kahoka branch office calling for the Association to occupy the entire building. Rather than occupying the entire building, the Association plans to sell and leaseback its office until a new branch building is constructed. See "BUSINESS OF THE ASSOCIATION -- Properties" for further information. Furniture and equipment increased due to the purchase of new computer systems for each office.

     At September 30, 1998, deposits were $52.7 million compared to $51.4 million at September 30, 1997. Management attributes the increase, which occurred primarily in certificates of deposit, to normal growth.

     Total equity increased from $5.7 million at September 30, 1997 to $6.0 million at September 30, 1998 as a result of retained earnings and a prior period adjustment of $87,000 for deferred income taxes relating to the allowance for loan losses. See Note O to the Notes to Consolidated Financial Statements for further discussion of this prior period adjustment.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

     NET INCOME. Net income was $276,000 in 1998 compared to $332,000 in 1997. Lower net interest income after provision for loan losses and higher noninterest expense in 1998 compared to 1997 were the primary reasons for the decline in net income.

     NET INTEREST INCOME. Net interest income was unchanged at $1.5 million for both years. Total interest income increased from $4.1 million in 1997 to $4.2 million in 1998 primarily as a result of a higher average balance of loans, which offset lower average balances of investments and mortgage-backed securities caused by repayments and maturities. Total interest expense increased from $2.6 million in 1997 to $2.7 million in 1998 primarily as a result of higher average deposit balances. Interest expense on FHLB-Des Moines advances was $15,000 in 1998 compared to $6,000 in 1997 primarily as a result of higher average rates paid on advances.

     PROVISION FOR LOAN LOSSES.    Provisions for loan losses are charged to
operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for estimated losses based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specified impaired loans, and economic conditions. The provision for loan losses was $25,000 in 1998 compared to $21,000 in 1997. The allowance for loan losses was $280,000 at September 30, 1998 and $255,000 at September 30, 1997. Management deemed such allowance as adequate at both dates. Although management uses the best information available, future adjustments to the allowance may be necessary due to changes in economic, operating, regulatory and other conditions that may be beyond the Association's control. While the Association maintains its allowance for loan losses at a level which it considers to be adequate to provide for estimated losses, there can be no assurance that further additions will not be made to the allowance for loan losses and that actual losses will not exceed the estimated amounts. See "BUSINESS OF THE ASSOCIATION -- Lending Activities -- Allowance for Loan Losses" for further information.

     NONINTEREST INCOME. Noninterest income increased from $63,000 in 1997 to $75,000 in 1998. Service charges and other fees increased primarily as a result of higher numbers of loans outstanding and deposit accounts. Other noninterest income consists primarily of miscellaneous operating income and commissions on credit life insurance policies that the Association's service corporation sells to the Association's borrowers. Other noninterest income decreased primarily as a result of the absence of dividend income in 1998. The Association's data processing provider, a business cooperaive of which the Association was a member, was sold to another company in 1997.

     NONINTEREST EXPENSE. Noninterest expense increased from $1.0 million in 1997 to $1.1 million in 1998. Employee salaries and benefits increased as a result of a part-time employee converting to full-time status and the hiring of an additional employee at the Palmyra main office. Occupancy costs increased primarily as a result of higher depreciation expense associated with new computer equipment. Advertising expense increased due to increased advertising to promote savings growth. Data processing expenses increased as a result of the purchase of teller station software that is charged based on the number of teller stations rather than as a flat fee. Federal deposit insurance premiums decreased due to the lower premium rates implemented after the SAIF recapitalization in 1996. Other noninterest expenses consists primarily of fees paid to directors, OTS assessment fees, professional fees, telephone and postage and other miscellaneous items. The increase in other noninterest expenses between 1998 and 1997 is primarily the result of normal inflationary increases.

     INCOME TAXES. Income taxes decreased between 1997 and 1998 as a result of lower income before income taxes in 1998.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS/COST

     The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances were derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances causes any material differences in the information presented.

                                                                YEAR ENDED SEPTEMBER 30,
                                               ----------------------------------------------------------
                                                           1998                         1997
                                               ---------------------------   ----------------------------
                                                         INTEREST                      INTEREST
                                               AVERAGE      AND     YIELD/   AVERAGE      AND     YIELD/
                                               BALANCE   DIVIDENDS   COST    BALANCE   DIVIDENDS   COST
                                               --------  ---------  -------  --------  ---------  -------
                                                                 (DOLLARS IN THOUSANDS)

INTEREST-EARNING ASSETS:
 Loans receivable, net(1)....................  $39,233      $3,084    7.86%  $37,525      $2,964    7.90%
 Investment securities.......................   12,544         780    6.22    13,277         844    6.36
 Mortgage-backed securities..................    2,804         194    6.91     3,053         220    7.20
 FHLB stock..................................      431          29    6.82       480          34    7.00
 Interest-bearing deposits...................    1,495          77    5.14     1,461          71    4.86
                                               -------      ------           -------      ------
       Total interest-earning assets.........   56,507       4,164    7.37    55,796       4,133    7.41

 Noninterest earning assets..................    2,185                         1,973
                                               -------                       -------

       Total average assets..................  $58,692                       $57,769
                                               =======                       =======

INTEREST-BEARING LIABILITIES:
 Savings accounts(3).........................  $11,271         329    2.92   $11,694         342    2.93
 Certificates of deposit.....................   40,844       2,341    5.73    40,007       2,278    5.69
                                               -------      ------           -------      ------
   Total average deposits....................   52,115       2,670    5.12    51,701       2,620    5.07
 FHLB advances...............................      269          15    5.70       123           6    4.76
                                               -------      ------           -------      ------
   Total interest-bearing liabilities........   52,384       2,685    5.13    51,824       2,626    5.07
                                                            ------                        ------

Noninterest-bearing liabilities..............      366                           366
                                               -------                       -------

   Total average liabilities.................   52,750                        52,190

Average total equity.........................    5,942                         5,579
                                               -------                       -------
 Total liabilities and retained earnings.....  $58,692                       $57,769
                                               =======                       =======
Net interest income..........................               $1,479                        $1,507
                                                            ======                        ======
Interest rate spread.........................                         2.24%                         2.34%
                                                                     =====                         =====
Net interest margin..........................                         2.62%                         2.70%
                                                                     =====                         =====
Ratio of average interest earning assets
    to average interest-bearing liabilities..   107.87%                       107.66%
                                               =======                       =======

------------------------------------
(1) Average loans receivable includes nonperforming loans. Interest income does not include interest on loans 90 days or more past due.

YIELDS EARNED AND RATES PAID

     The following table sets forth at the date and for the periods indicated the weighted average yields earned on the Association's assets and the weighted average interest rates paid on the Association's liabilities, together with the Association's interest rate spread and net interest margin.

                                                    YEARS ENDED SEPTEMBER 30,       AT SEPTEMBER 30,
                                                   ---------------------------     -----------------
                                                         1998          1997              1998
                                                   --------------  -----------     -----------------
Weighted average yield earned on:
 Loans receivable, net..........................         7.86%         7.90%             7.85%
 Investment securities..........................         6.22          6.36              6.18
 Mortgage-backed securities.....................         6.91          7.20              6.98
 FHLB stock.....................................         6.82          7.00              6.81
 Interest-earning deposits......................         5.14          4.86              5.18
   Total interest-earning assets................         7.37          7.41              7.39

Weighted average rate paid on:
 Savings accounts...............................         2.92          2.93              3.05
 Certificates of deposit........................         5.73          5.69              5.56
   Total average deposits.......................         5.12          5.07              5.02
 FHLB advances..................................         5.70          4.76              5.74
   Total interest-bearing liabilities...........         5.13          5.07              5.02

Interest rate spread (spread between
   weighted average rate on all interest-
   earning assets and all interest-
   bearing liabilities).........................         2.24          2.34              2.37

Net interest margin (net interest income
   (expense) as a percentage of average
   interest-earning assets).....................         2.62          2.70              N/A

RATE/VOLUME ANALYSIS

     The following table sets forth the effects of changing rates and volumes on the interest income and interest expense of the Association. Information is provided with respect to: (i) effects attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects attributable to changes in rate (changes in rate multiplied by prior volume; and (iii) effects attributable to changes in rate and volume (changes in rate multiplied by changes in volume).

                                            YEAR ENDED SEPTEMBER 30, 1998
                                                     COMPARED TO
                                            YEAR ENDED SEPTEMBER 30, 1997
                                                 INCREASE (DECREASE)
                                                       DUE TO
                                         -----------------------------------
                                                            RATE/
                                           RATE   VOLUME   VOLUME    TOTAL
                                         ------- -------- -------- ---------
                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable, net...............      $(14)    $135      $(1)   $120
 Investment securities...............       (18)     (47)       1     (64)
 Mortgage-backed securities..........        (9)     (18)       1     (26)
 FHLB stock..........................        (2)      (3)      --      (5)
 Interest-earning deposits...........         4        2       --       6
                                           ----     ----      ---    ----
  Total net change in income
     On interest-earning assets......       (39)      69        1      31

Interest-bearing liabilities:
 Savings accounts....................        (1)     (12)      --     (13)
 Certificates of deposits............        15       48       --      63
                                           ----     ----      ---    ----
  Total average deposits.............        14       36       --      50
 FHLB advances.......................         1        7        1       9
                                           ----     ----      ---    ----

Total net change in expense
   on interest-bearing liabilities...        15       43        1      59
                                           ----     ----      ---    ----

Net change in net interest income....      $(54)    $ 26   $ --      $(28)
                                           ====     ====   ======    ====


MARKET RISK ANALYSIS

     GENERAL. The Association's profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and borrowings. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The Association's profitability is also affected by the level of income and expenses. Non-interest income includes service charges and fees and gain on sale of investments. Non-interest expenses primarily include compensation and benefits, occupancy and equipment expenses, deposit insurance premiums and data processing expenses. The Association's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and regulation and monetary and fiscal policies.

     QUANTITATIVE ASPECTS OF MARKET RISK. The Association does not maintain a trading account for any class of financial instrument nor does it engage in hedging activities or purchase high-risk derivative instruments. Furthermore, the Association is not subject to foreign currency exchange rate risk or commodity price risk. For information regarding the sensitivity to interest rate risk of the Association's interest-earning assets and interest-bearing liabilities, see the tables under "BUSINESS OF THE ASSOCIATION-- Lending Activities -- Maturity of Loan Portfolio," "-- Investment Activities" and "-- Deposit Activities and Other Sources of Funds -- Deposit Accounts -- Time Deposits by Maturities."

     QUALITATIVE ASPECTS OF MARKET RISK. The Association has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Association's interest-earning assets by originating for its portfolio loans with interest rates subject to periodic adjustment to market conditions. The Association relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds.

     In order to encourage institutions to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk component into the risk-based capital rules. Using data compiled by the OTS, the Association receives a report which measures interest rate risk by modeling the change in NPV (net portfolio value) over a variety of interest rate scenarios. This procedure for measuring interest rate risk was developed by the OTS to replace the "gap" analysis (the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a specific time period). NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The calculation is intended to illustrate the change in NPV that will occur in the event of an immediate change in interest rates of at least 200 basis points with no effect given to any steps that management might take to counter the effect of that interest rate movement. Under OTS regulations, an institution with a greater than "normal" level of interest rate risk is subject to a deduction from total capital for purposes of calculating its risk-based capital. The OTS, however, has delayed the implementation of this regulation. An institution with a "normal" level of interest rate risk is defined as one whose "measured interest rate risk" is less than 2.0%. Institutions with assets of less than $300 million and a risk-based capital ratio of more than 12.0% are exempt. The Association is exempt because of its asset size. Based on the Association's regulatory capital levels at September 30, 1998, the Association believes that, if the proposed regulation was implemented at that date, the Association's level of interest rate risk would have caused it to be treated as an institution with greater than "normal" interest rate risk.

     The following table is provided by the OTS and sets forth the change in the Association's NPV at September 30, 1998, based on OTS assumptions, that would occur in the event of an immediate change in interest rates, with no effect given to any steps that management might take to counteract that change.

                                                               NET PORTFOLIO AS % OF
                               NET PORTFOLIO VALUE           PORTFOLIO VALUE OF ASSETS
                      ----------------------------------   ------------------------------
BASIS POINT ("BP")
 CHANGE IN RATES        $ AMOUNT  $ CHANGE (1)  % CHANGE   NPV RATIO (2)  CHANGE (BP) (3)
------------------    ----------------------------------   ------------------------------

         400              $6,958     $559          9%         11.57%            112
         300               6,856      457          7          11.34              90
         200               6,719      320          5          11.07              62
         100               6,527      128          2          10.71              26
           0               6,399       --         --          10.45              --
       (100)               6,412       13         --          10.39              (5)
       (200)               6,475       76          1          10.41              (4)
       (300)               6,536      137          2          10.42              (2)
       (400)               6,559      160          3          10.38              (7)

-------------------------
(1) Represents the increase of the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.
(2) Calculated as the estimated NPV divided by the portfolio value of total assets ("PV").
(3) Calculated as the increase (decrease) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio, assuming no change in interest rates.

     The following table is provided by the OTS and is based on the calculations in the above table. It sets forth the IRR capital component that will be deducted from risk-based capital in determining the level of risk-based capital. At September 30, 1998, the change in NPV as a percentage of portfolio value of total assets is positive 1.0%, which is less than 2.0%, indicating that the Association has a "normal" level of interest rate risk.

                                                            AT            AT               AT
                                                      SEPTEMBER 30,    JUNE 30,      SEPTEMBER 30,
                                                           1998          1998             1997
                                                      -------------    --------      -------------
RISK MEASURES:  200 BP RATE SHOCK:

Pre-Shock NPV Ratio:  NPV as % of PV of Assets......      10.45%         11.62%          12.40%
Exposure Measure:  Post-Shock NPV Ratio.............      10.41          11.49           11.79
Sensitivity Measure:  Change in NPV Ratio...........          4bp           13bp            61bp

     Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were utilized in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

LIQUIDITY AND CAPITAL RESOURCES

     The Association's primary sources of funds are maturities and prepayments of investment securities, customer deposits, proceeds from principal and interest payments on loans and FHLB-Des Moines advances. While investment securities maturities and scheduled amortization of loans are a predictable source of funds, deposit flows, investment securities prepayments and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     The Association must maintain an adequate level of liquidity to ensure the availability of sufficient funds to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. The Association generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At September 30, 1998, cash and interest-bearing deposits totaled $2.3 million, or 4.0% of total assets, and investment securities classified as available-for-sale totaled $7.1 million. At September 30, 1998, the Association had outstanding advances of $500,000 under an available credit line of $16.7 million with the FHLB-Des Moines.

     OTS regulations require savings institutions to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 4.0% of the average daily balance of its net withdrawals deposits and short-term borrowings. The Association's actual liquidity ratio at September 30, 1998 was 13.4%. See "-- Comparison of Financial Condition at September 30, 1998 and 1997" and "BUSINESS OF THE ASSOCIATION -- Investment Activities."

     The Association's primary investing activity is the origination and purchase of one- to- four family mortgage loans. During the years ended September 30, 1998 and 1997, the Association originated $8.7 million and $9.4 million of such loans, respectively, and purchased $2.7 million and $1.0 million, respectively. At September 30, 1998, the

Association had loan commitments (including undisbursed portions of mortgage loans) totaling $1.3 million. The Association anticipates that it will have sufficient funds available to meet current loan commitments. Certificates of deposit that are scheduled to mature in less than one year from September 30, 1998 totaled $22.3 million. Historically, the Association has been able to retain a significant amount of its deposits as they mature. In addition, management of the Association believes that it can adjust the offering rates of certificates of deposit to retain deposits in changing interest rate environments. In the event that a significant portion of these deposits are not retained by the Association, the Association would be able to utilize FHLB-
Des Moines advances to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such advances exceeds the average rate paid on deposits of similar duration.

     OTS regulations require the Association to maintain specific amounts of regulatory capital. As of September 30, 1998, the Association complied with all regulatory capital requirements as of that date with tangible, core and risk-based capital ratios of 10.1%, 10.1% and 22.3%, respectively. For a detailed discussion of regulatory capital requirements, see "REGULATION -- Federal Regulation of Savings Associations -- Capital Requirements." See also "HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE."

YEAR 2000 ISSUES

     The Association is a user of computers, computer software and equipment utilizing embedded microprocessors that will be effected by the year 2000 issue. The year 2000 issue exists because many computer systems and applications use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing.

     The Association's year 2000 committee consists of the entire Board of Directors and Ronald L. Nelson, the Association's Vice President and Treasurer, who is chairman of the committee. Mr. Nelson makes a monthly progress report to the Board of Directors. The committee has developed and is implementing a comprehensive plan to make all information and non-information technology assets year 2000 compliant. The plan is comprised of the following phases:

     1. Awareness - Educational initiatives on year 2000 issues and concerns. This phase is ongoing, especially as it relates to informing customers of the Association's year 2000 preparedness.

     2. Assessment - Inventory of all technology assets and identification of third-party vendors and service providers. This phase was completed as of December 31, 1998.

     3. Renovation - Review of vendor and service providers responses to the Association's year 2000 inquiries and development of a follow-up plan and timeline. This phase was completed as of December 31, 1998.

     4. Validation - Testing all systems and third-party vendors for year 2000 compliance. The Association is currently in this phase of its plan. The Association has replaced all in-house equipment (teller station equipment, etc.) with year 2000 compliant equipment. A third-party service bureau processes all customer transactions and has completed upgrades to its systems to be year 2000 compliant. The Association is relying on the results of proxy testing by its third-party service bureau. The proxy testing, which involved five financial institutions (not including the Association), tested the results of transactions at various different test dates before and after the year 2000 date change and cover all of the applications used by the Association. This proxy testing was completed in November 1998. With the completion of the proxy testing, the Association will conduct connectivity testing during February 1999. Connectivity testing, which is scheduled to last approximately two to three days, involves the Association and its third-party service bureau each rolling forward their computer systems to the year 2000 so that the Association may process its own data files under simulated year 2000 conditions using all applications. In the event that connectivity testing reveals that the third-party systems are not year 2000 compliant, the Association's service bureau intends to either transfer the Association to other systems that are year 2000 compliant or provide additional remedial resources. Other parties whose year 2000 compliance may effect the Association include the FHLB-Des Moines, brokerage firms, the operator of the Association's ATM network and the Association's pension plan administrator. These third parties have indicated their compliance or intended compliance. Where it is possible to do so, the Association has scheduled testing with these third parties. Where testing is not possible, the Association will rely on certifications from vendors and service providers.

     5. Implementation - Replacement or repair of non-compliant technology. As the Association progresses through the validation phase, the Association expects to determine necessary remedial actions and provide for their implementation. The Association has already implemented a new year 2000 compliant computerized teller system and has verified the year 2000 compliance of its computer hardware and other equipment containing embedded microprocessors. The Association's plan provides for year 2000 readiness to be completed by June 30, 1999.

     The Association estimates its total cost to replace computer equipment, software programs or other equipment containing embedded microprocessors that were not year 2000 compliant to be $75,000, of which $59,000 has been incurred as of September 30, 1998. System maintenance or modification costs are charged to expense as incurred, while the cost of new hardware, software or other equipment is capitalized and amortized over their estimated useful lives. The Association does not separately track the internal costs and time that its own employees spend on year 2000 issues, which are principally payroll costs.

     Because the Association depends substantially on its computer systems and those of third parties, the failure of these systems to be year 2000 compliant could cause substantial disruption of the Association's business and could have a material adverse financial impact on the Association. Failure to resolve year 2000 issues presents the following risks to the Association: (1) the Association could lose customers to other financial institutions, resulting in a loss of revenue, if the Association's third party service bureau is unable to properly process customer transactions; (2) governmental agencies, such as the FHLB-Des Moines, and correspondent institutions could fail to provide funds to the Association, which could materially impair the Association's liquidity and affect the Association's ability to fund loans and deposit withdrawals;
(3) concern on the part of depositors that year 2000 issues could impair access to their deposit account balances could result in the Association experiencing deposit outflows prior to December 31, 1999; and (4) the Association could incur increased personnel costs if additional staff is required to perform functions that inoperative systems would have otherwise performed. Management believes that it is not possible to estimate the potential lost revenue due to the year 2000 issue, as the extent and longevity of any potential problem cannot be predicted. Because substantially all of the Association's loan portfolio consists of loans to individuals rather than commercial enterprises, management believes that year 2000 issues will not impair the ability of the Association's borrowers to repay their debt.

     There can be no assurances that the Association's year 2000 plan will effectively address the year 2000 issue, that the Association's estimates of the timing and costs of completing the plan will ultimately be accurate or that the impact of any failure of the Association or its third-party vendors and service providers to be year 2000 compliant will not have a material adverse effect on the Association's business, financial condition or results of operations.

IMPACT OF ACCOUNTING PRONOUNCEMENTS AND REGULATORY POLICIES

     ACCOUNTING FOR STOCK-BASED COMPENSATION. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting method are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. Management expects to use the financial statement footnote disclosure option upon consummation of the conversion and the adoption of stock based benefit plans.

     ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted.

     SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The standards are based on consistent application of a financial-components approach that focuses on a control period. Under the approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of this statement on January 1, 1997 did not have a material impact on the Association's financial position or results of operations.

     EARNINGS PER SHARE. SFAS No. 128, "Earnings Per Share," issued in February 1997, establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly-held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and requires the dual presentation of basic and diluted EPS on the face of the income statement. This statement is effective for financial statements issued for periods after December 15, 1997 including interim periods; earlier applications are not permitted. This statement requires restatement of all prior period EPS data presented.

     DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. SFAS No. 129, "Disclosure of Information About Capital Structure," establishes standards for disclosing information about an entity's capital structure and applies to all entities. SFAS No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in Accounting Principles Board ("APB") Opinions No. 10, "Omnibus Opinion - 1966," and No. 15, "Earnings Per Share," and SFAS No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to those standards. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 contains no change in disclosure requirements for entities that were previously subject to the requirements of APB Opinion Nos. 10 and 15 and SFAS No. 47.

     COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income," issued in July 1997, establishes standards for reporting and presenting of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comprehensive purposes is required.

     DISCLOSURE ABOUT SEGMENTS. SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," issued in June 1997, establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 becomes effective for the Association's fiscal year ending September 30, 1999, and requires that comparative information from earlier years be restated to conform to its requirements.

     EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," issued in February 1998, standardizes disclosure requirements for pensions and other postretirement benefits and requires additional disclosure on changes in benefit obligations and fair values of plan assets in order to facilitate financial analysis. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997, with earlier application encouraged. The adoption of SFAS No. 132 will have no impact on the Association's results of operations and financial condition as this statement relates to disclosure requirements. The Association adopted SFAS No. 132 on October 1, 1998, and its adoption did not significantly affect the Association's financial reporting.

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," issued in June 1998, standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains and losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reasons for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows or foreign currencies. See Note A of the Notes to Consolidated Financial Statements for further information. SFAS No. 133 is effective for financial statements issued for periods beginning after June 15, 1999. Currently, the Association is evaluating the effects of SFAS No. 133.

     ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE. SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," issued in October 1998, amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," for years beginning after December 15, 1998. Currently, neither the Holding Company nor the Association conduct any mortgage banking activities.

EFFECT OF INFLATION AND CHANGING PRICES

     The financial statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Association's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                        BUSINESS OF THE HOLDING COMPANY

GENERAL

     The Holding Company was organized as a Missouri business corporation at the direction of the Association in November 1998 for the purpose of becoming the holding company for the Association upon completion of the conversion. As a result of the conversion, the Association will be a wholly-owned subsidiary of the Holding Company and all of the issued and outstanding capital stock of the Association will be owned by the Holding Company.

BUSINESS

     Before the completion of the conversion, the Holding Company will not engage in any significant activities other than of an organizational nature. Upon completion of the conversion, the Holding Company's sole business activity will be the ownership of the outstanding capital stock of the Association. In the future, the Holding Company may acquire or organize other operating subsidiaries, although there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

     Initially, the Holding Company will neither own nor lease any property but will instead use the premises, equipment and furniture of the Association with the payment of appropriate rental fees, as required by applicable law and regulations.

     Since the Holding Company will only hold the outstanding capital stock of the Association upon consummation of the conversion, the competitive conditions applicable to the Holding Company will be the same as those confronting the Association. See "BUSINESS OF THE ASSOCIATION -- Competition."

                          BUSINESS OF THE ASSOCIATION

GENERAL

     The Association was founded in 1887 as a state-chartered mutual savings association and converted to a federal mutual savings association charter
effective June 1, 1995.    The Association is regulated by the OTS and the
Federal Deposit Insurance Corporation ("FDIC"). The Association's deposits have been federally-insured since 1938 and are currently insured by the FDIC under the Savings Association Insurance Fund ("SAIF"). The Association has been a member of the Federal Home Loan Bank-System since 1937.

     The Association operates as a traditional savings association, specializing in single-family residential mortgage lending and savings deposits. The Association's business consists primarily of attracting retail deposits from the general public and using those funds to originate and purchase real estate loans. The Association holds its loans for long-term investment purposes. See "-- Lending Activities."

MARKET AREA

     The Association conducts business from its main office in Palmyra (Marion County) and two branch offices located in Canton (Lewis County) and Kahoka (Clark County). Substantially all of the Association's depositors live in Lewis, Clark and Marion Counties and most of the Association's loans are secured by properties located in these counties. Lewis, Clark and Marion Counties are rural counties that historically have had higher unemployment and lower income than the rest of Missouri and the U.S. Service industries represent the largest group of employers in Lewis and Marion Counties, while farm-related businesses were the largest employers in Clark County. Manufacturing employment is most significant in Marion County. Industries located in the region include chemicals, automobile parts, electric utilities, and state and local government.

     The Association faces intense competition for deposits and loan originations from the other financial institutions conducting business within its market area. See "-- Competition" and "RISK FACTORS -- Competition."

LENDING ACTIVITIES

     GENERAL. At September 30, 1998, the Association's net loans receivable totaled $40.5 million, or 68.1% of total assets. The Association has concentrated its lending activities on one- to four-family mortgage loans, with such loans amounting to 88.9% of loans at September 30, 1998. The Association also originates multi-family, commercial real estate, land and residential construction loans, as well as loans secured by savings accounts. In addition, the Association purchases participation interests in residential mortgage loans (primarily non-owner secured by non-owner-occupied duplex properties), multi-family and commercial real estate loans. Such purchased loan interests amounted to $8.6 million, or 21.2% of net loans, at September 30, 1998. A substantial portion of the Association's mortgage loan portfolio is secured by real estate located in Missouri.

     LOAN PORTFOLIO ANALYSIS. The following table sets forth the composition of the Association's loan portfolio at the dates indicated. The Association had no concentration of loans exceeding 10% of total loans receivable other than as disclosed below.


                                        AT SEPTEMBER 30,
                             -------------------------------------
                                    1998              1997
                             ------------------ ------------------
                              AMOUNT   PERCENT   AMOUNT   PERCENT
                             -------- --------- -------- ---------
                                    (DOLLARS IN THOUSANDS)
Mortgage loans:
 One- to four-family.......   $36,801    88.91%  $34,580    87.42%
 Multi-family..............       806     1.95       958     2.42
 Commercial................     2,073     5.01     1,834     4.64
 Construction..............       876     2.12     1,452     3.67
 Land......................       420     1.01       290     0.74
                              -------   ------   -------   ------
   Total mortgage loans....    40,976    99.00    39,114    98.89

Consumer  loans:
 Education loans...........        98     0.24       124     0.31
 Savings account loans.....       305     0.74       304     0.77
 Other.....................        10     0.02        13     0.03
                              -------   ------   -------   ------
   Total consumer loans....       413     1.00       441     1.11
                              -------   ------   -------   ------
   Total loans, gross......    41,389   100.00%   39,555   100.00%
                                        ======             ======

Less:
 Undisbursed loan funds....       592                899
 Allowance for loan losses.       280                255
 Deferred loan fees........         4                  7
                              -------            -------
   Loan receivable, net....   $40,513            $38,394
                              =======            =======

     ONE- TO FOUR-FAMILY REAL ESTATE LOANS. The Association's primary lending activity is the origination of loans secured by one- to four-family residences located in its market area. The Association also purchases participation interests in one- to four-family mortgage loans (primarily secured by non-owner-occupied duplex properties) secured primarily by properties located in other areas of Missouri. At September 30, 1998, $36.8 million, or 88.9%, of the Association's total loans consisted of one- to four-family loans, of which $6.9 million were purchased loans. All one-to four-family mortgage loans are held in the Association's portfolio for long-term investment.

     The Association's residential mortgage loans are structured as either three- or five-year balloon loans with terms up to 30 years (20 years for non-owner occupied properties). The interest rate, fixed for the balloon term, is established by the Association after an assessment of rates offered by competitors. The borrower is notified in writing 30 days before the end of the balloon term of the new interest rate that will be effective at the maturity of the balloon term. If the borrower accepts the new rate, a modification agreement is executed for another balloon term with an amortization schedule
equal to the original amortization term less the prior balloon term(s).   The
Association's residential mortgage loans do not have any annual interest rate adjustment limits, but are subject to a lifetime interest rate adjustment limit of 6%. The Association charges a prepayment penalty of 2% of the outstanding principal balance if a loan that has been outstanding five years or less is paid off before maturity. Missouri law prohibits the Association from charging a prepayment penalty on a loan that has been outstanding for more the five years. The Association's residential mortgage loans are generally underwritten, but not documented, according to secondary market guidelines.

     To a limited extent, the Association originates mortgage loans secured by owner occupied residential properties. These loans are generally secured by second residences located on or near a recreational lake located in southern Clark County, Missouri, which is located approximately 12 miles northwest of Canton. Such loans are made on the same general terms as loans secured by owner occupied properties, except that loan-to-value ratios are limited to up to 65% and the terms are limited to up to 20 years.

     The retention of balloon loans in the Association's loan portfolio, which through the use of modification agreements function like ARM loans, helps reduce the Association's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the borrower. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased payments required by the borrower. In addition, although ARM loans allow the Association to increase the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations the Association has no assurance that yields on ARM loans will be sufficient to offset increases in the Association's cost of funds. The Association believes these risks, which have not had a material adverse effect on the Association to date, generally are less than the risks associated with holding fixed-rate loans in portfolio during a rising interest rate environment.

     The Association generally requires an acceptable attorney's opinion on the status of its lien on all loans where real estate is the primary source of security. The Association also requires that fire and casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance.

     The Association's one- to four-family residential mortgage loans typically do not exceed 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Association's Board of Directors, the Association can lend up to 95% of the appraised value of the property securing a one- to- four family residential loan. Generally, the Association self insures the portion of the principal amount between 80% and 90% of the appraised value of the security property and requires private mortgage insurance on the portion of the principal amount that exceeds 90% of the appraised value of the security property. An independent certified appraiser appraises all non-owner occupied properties and properties located outside of the Association's primary market area. Otherwise appraisals are performed by either Eldon R. Mette, the Association's Executive Vice President, or L. Edward Schaeffer, the Association's Chairman of the Board and President. Only Mr. Schaeffer is a certified appraiser. If Mr. Mette or Mr. Schaeffer performs the property appraisal, he will abstain from voting on the loan application.

     Currently, the Association does not offer fixed-rate residential mortgage loans. The Association originates only ARM loans and most of the residential mortgage loans that it purchases are also ARM loans. After the conversion, the Association plans to implement a program for offering longer term fixed-rate mortgage loans as well as traditional ARM loans with interest rates tied to a nationally recognized index such as the U.S. Treasury Bill rate. The Association intends to hold fixed-rate mortgage loans for long-term investment.

     MULTI-FAMILY AND COMMERCIAL REAL ESTATE LOANS. The Association occasionally originates and purchases mortgage loans for the acquisition and refinancing of multi-family and commercial real estate properties. At September 30, 1998, $806,000, or 2.0%, of the Association's total loans consisted of loans secured by multi-family residential property (all of which are purchased participation interests secured by properties located in Missouri), and $2.1 million, or 5.0%, of the Association's total loans consisted of loans secured by commercial real estate ($863,000 of which are purchased participation interests). All purchased participation interests are underwritten according to the same standards that the Association would use if it were originating the underlying loans. The Association has no written or oral commitments with any institution to purchase a predetermined number or type of participation interests.

     At September 30, 1998, the Association's commercial real estate loans are secured by churches, storefrontsand a restaurant, all located in Missouri, and a strip shopping center located in Florida. At September 30, 1998, the Association's largest multi-family or commercial real estate loan that the Association originated was $119,000 and is secured by a restaurant. The largest purchased multi-family or commercial real estate participation interest had an outstanding balance of $414,000 at September 30, 1998 and is secured by a strip shopping center located in Port Richey, Florida. At September 30, 1998, this loan was designated "special mention." See "-- Asset Classification" for further information.

     All multi-family loans and commercial real estate loans originated by the Association are three- or five-year adjustable rate balloon loans with terms of up to 20 years. Multi-family loans and commercial real estate loans purchased by the Association are also adjustable rate loan generally indexed to the prime rate and with terms of up to 25 years. The Association requires appraisals of all properties securing multi-family loans and commercial real estate loans. If the property is located outside of the Association's primary market area, appraisals are performed by an independent appraiser designated by the Association, all of which are reviewed by management. Otherwise, appraisals are prepared by either Mr. Mette or Mr. Schaeffer as described above.

     Multi-family and commercial real estate lending affords the Association an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by such properties usually are greater in amount and are more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by income producing properties are often dependent on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. The Association seeks to minimize these risks by limiting the maximum loan-to-value ratio to up to 80% for multi-family loans (75% for commercial real estate loans) and strictly scrutinizing the financial condition of the borrower, the cash flow of the project, the quality of the collateral and the management of the property securing the loan. The Association also obtains loan guarantees from financially capable parties based on a review of personal financial statements.

     RESIDENTIAL CONSTRUCTION LOANS. The Association originates residential construction loans to local home builders and to individuals for the construction and acquisition of their personal residence. At September 30, 1998, residential construction loans amounted to $876,000, or 2.1% of the Association's total loans.

     The Association's construction loans to builders generally have fixed interest rates and are for a term of six months. Such loans to builders are typically made with a maximum loan to value ratio of 80%. These loans are
usually made on a speculative (unsold) basis.   The Association lends to
approximately eight builders with whom it has long standing relationships and limits each builder to no more than three homes under construction at a time.
At September 30, 1998, the largest amount of construction loans outstanding to one builder was $102,000, all of which was for speculative construction. Construction loans to individuals are made on the same terms as the Association's one- to four-family mortgage loans, but provide for the payment of interest only during the construction phase, which is usually six months. At the end of the construction phase, the loan converts to a permanent mortgage loan.

     Prior to making a commitment to fund a construction loan, the Association requires an appraisal of the property by a staff appraiser. The Association also reviews and inspects each project prior to disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection of the project based on percentage of completion.

     Construction lending affords the Association the opportunity to earn higher interest rates with shorter terms to maturity relative to single-family permanent mortgage lending. Construction lending, however, is generally considered to involve a higher degree of risk than single-family permanent mortgage lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of construction cost proves to be inaccurate, the Association may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, the Association may be confronted with a project whose value is insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the payoff for the loan is dependent on the builder's ability to sell the property prior to the time that the construction loan is due.

     The Association has attempted to minimize the foregoing risks by, among other things, limiting its construction lending to residential properties. It is also the Association's general policy to obtain regular financial statements from builders so that it can monitor their financial strength.

     LAND LOANS. The Association occasionally originates loans secured by unimproved land, including small residential subdivisions in the Association's primary market area. These loans have terms of three to 20 years and generally have adjustable interest rates. At September 30, 1998, land loans totaled $420,000, or 1.0% of total loans. The largest land loan at that date was $101,000.

     CONSUMER LOANS. Historically, the Association's consumer lending activities have been limited to guaranteed education loans and savings account loans. At September 30, 1998, consumer loans amounted to $413,000, or 1.0% of total loans. The Association does not expect to become an active consumer lender, but intends to begin engaging, to a limited extent, in direct mobile home lending without the security of the underlying real estate. Currently, the Association engages in a limited amount of direct mobile home lending but only with the security of the underlying real estate.

     The Association originates insured education loans to out-of-state residents attending school in Missouri or to Missouri residents attending school outside of Missouri under federally sponsored programs. The Association receives quarterly interest payments from the U.S. government on the outstanding loan while the borrower is attending school. When the borrower is required to repay the loan after graduation, the Association sells the loan at par to the Missouri Higher Education Loan Authority.

     The Association also offers loans secured by savings deposits at the Association. Generally, these loans are made at an interest rate that is 3% above the account rate for up to 90% of the account balance and for a term of up to five years. If the loan is secured by a certificate of deposit, the loan term is generally matched with remaining term on the certificate.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

     LOANS TO ONE BORROWER. The maximum amount that the Association may lend to one borrower is limited by federal regulations. At September 30, 1998, the Association's regulatory limit on loans to one borrower was $944,000. At such date, the Association's largest amount of loans to one borrower (including the borrower's related interests) was $582,000 and consisted of residential mortgage loans.

     MATURITY OF LOAN PORTFOLIO. The following table sets forth certain information at September 30, 1998, regarding the dollar amount of loans maturing in the Association's portfolio based on their contractual terms to maturity, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loans losses. For purposes of the table, the contractual maturities of the Association's three- and five-year balloon mortgage loans are reported over their respective amortization periods(up to 30 years) rather than as maturing at the end of the 3-year or 5-year balloon term. Given the Association's experience with its borrowers, the Association believes this presentation is appropriate.

                                       AFTER      AFTER    AFTER
                                      ONE YEAR   3 YEARS  5 YEARS
                           WITHIN     THROUGH    THROUGH  THROUGH    BEYOND
                          ONE YEAR    3 YEARS    5 YEARS  10 YEARS  10 YEARS   TOTAL
                          --------  -----------  -------  --------  --------  -------
                                                 (DOLLARS IN THOUSANDS)
Mortgage loans:
 One- to four-family....    $1,768     $3,189     $3,195    $8,095   $20,554  $36,801
 Multi-family...........        25         58         68       225       430      806
 Commercial.............       237        460        208       492       676    2,073
 Construction...........       876         --         --        --        --      876
 Land...................       256         22         20       115        77      420
Consumer loans:
 Education..............        65         33         --        --        --       98
 Savings account loans..       144         49         38        31        43      305
 Other..................         3          6          1        --        --       10
                            ------     ------     ------    ------   -------  -------
  Total.................    $3,374     $3,817     $3,530    $8,888   $21,780  $41,389
                            ======     ======     ======    ======   =======  =======

     The following table sets forth the dollar amount of all loans due after September 30, 1999, which have fixed interest rates and have floating or adjustable interest rates.

                                                  FLOATING- OR
                                      FIXED-       ADJUSTABLE-
                                       RATE           RATES
                                      ------      ------------
                                       (DOLLARS IN THOUSANDS)
Mortgage loans:
 One- to four-family................    $382         $34,651
 Multi-family.......................      --             780
 Commercial.........................     274           1,563
 Land...............................       2             162
Consumer loans:
 Education..........................      33              --
 Savings account loans..............     161              --
 Other..............................       7              --
                                        ----         -------
  Total.............................    $859         $37,156
                                        ====         =======

     Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual term because of prepayments. In addition, due-on-sale clauses on loans generally give the Association the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of a mortgage loan tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, tends to decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

     LOAN SOLICITATION AND PROCESSING. The Association's lending activities are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the Association's Board of Directors and management. Loan originations come from a number of sources. The customary sources of loan originations are realtors, referrals and existing customers.
The Association does not utilize mortgage brokers or other third-party originators. All loans are approved by the Association's Board of Directors except for savings account loans which may be approved by a branch manager.

     LOAN ORIGINATIONS, PURCHASES AND SALES. The Association primarily originates three- and five-year balloon mortgage loans with amortization terms of up to 30 years. Occasionally, the Association originates fully amortizing fixed rate loans with terms of less than five years.

     The Association generally retains for its portfolio all of the loans that it originates and purchases. Occasionally, the Association purchases participation interests in one- to- four family mortgage loans (primarily secured by non-owner-occupied duplex properties), multi-family loans and commercial real estate loans. Generally, the Association limits its participation interest in a loan to up to 80%. In the case of participations in one- to- four family mortgage loans, the Association participates 80% and the lead lender retains the servicing rights. The Association pays no fee on the loans it purchases.

     The Association holds all loans for long-term investment purposes, except for government guaranteed student loans which are sold to the Missouri Higher Education Loan Authority at par when the borrower is required to begin repaying the loan.

     The following table sets forth total loans originated, purchased, sold and repaid during the periods indicated.

                                                            YEARS ENDED SEPTEMBER 30,
                                                           --------------------------
                                                             1998              1997
                                                           --------          --------
                                                                (IN THOUSANDS)
Total loans receivable, net, at beginning of period......  $ 38,394          $ 37,259

Loans originated:
Mortgage loans:
 One- to four family.....................................  $  8,742          $  9,367
 Commercial..............................................       408               206
 Construction............................................     1,010             1,778
 Land....................................................       192                48
                                                           --------          --------
  Total mortgage loans...................................    10,352            11,399

Consumer loans:
 Education...............................................        89                73
 Savings account loans...................................       181               171
 Other...................................................        13                20
                                                           --------          --------
  Total consumer loans...................................       283               264
                                                           --------          --------
   Total loans originated................................    10,635            11,663

Loans purchased:
 One- to four-family.....................................     2,654               925
 Multi-family............................................        83                --
 Construction............................................        51               179
                                                           --------          --------
  Total loans purchased..................................     2,788             1,104

Loans sold:
    Education loans......................................      (114)             (124)

Principal repayments.....................................   (11,475)          (11,001)
Increase (decrease) in other items, net..................       285              (507)
                                                           --------          --------
Net increase (decrease) in loans receivable, net.........     2,199             1,135
                                                           --------          --------

Total loans receivable, net, at end of period............  $ 40,513          $ 38,394
                                                           ========          ========

     LOAN COMMITMENTS. The Association issues commitments for mortgage loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and are honored for up to 30 days from approval. At September 30, 1998, the Association had loan commitments totaling $630,000 (not including undisbursed portions of mortgage loans and consumer loans of $620,000). See Note L of the Notes to Consolidated Financial Statements.

     LOAN FEES. In addition to interest earned on loans, the Association receives income from fees in connection with loan originations, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period depending upon the volume and type of loans made and competitive conditions.

     The Association charges loan origination fees for fixed-rate loans which are calculated as a percentage of the amount borrowed. In accordance with applicable accounting procedures, loan origination fees and discount points in excess of loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are accreted and amortized in the same manner. At September 30, 1998, the Association had $4,000 of deferred loan fees. The Association recognized $3,000 and $3,600 of deferred loan fees during the years ended September 30, 1998 and 1997, respectively, in connection with loan refinancings, payoffs, sales and ongoing amortization of outstanding loans.

     NONPERFORMING ASSETS AND DELINQUENCIES. All loan payments are due on the first day of each month. When a borrowers fails to make a required loan payment, the Association attempts to cure the deficiency by contacting the borrower and seeking the payment. A late notice is mailed on the fifth day of the month and a second late notice is mailed on the 15/th/ day of the month. In most cases, deficiencies are cured promptly. If a delinquency continues beyond the 25/th/ day of the month, additional contact is made either through additional notices or other means and the Association will attempt to work out a payment schedule. While the Association generally prefers to work with borrowers to resolve such problems, the Association will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

     The Association's Board of Directors is informed monthly of the amounts of loans delinquent more than 60 days, all loans in foreclosure and all foreclosed and repossessed property owned by the Association.

     The Association ceases accruing interest on mortgage loans when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. The Association does not accrue interest on mortgage loans past due 90 days or more when the estimated value of collateral and collection efforts are deemed insufficient to ensure full recovery. In the case of consumer loans, the Association continues to accrue interest even if the loan is past due 90 days or more as the risk of loss to the Association is minimal because the Association's consumer loan portfolio consists primarily of government guaranteed education loans and savings account loans.

     The following table sets forth information with respect to the Association's nonperforming assets at the dates indicated. The Association had no restructured loans within the meaning of SFAS No. 15 at the dates indicated.

                                                           AT SEPTEMBER 30,
                                                        ---------------------
                                                          1998         1997
                                                        --------     --------
                                                            (IN THOUSANDS)
Loans accounted for on a nonaccrual basis:
Mortgage loans:
 One- to four-family...................................  $ 196          $ 181
 Commercial............................................     23             --
  Total mortgage loans.................................    219            181
Consumer loans.........................................     --             --
                                                         -----          -----
 Total.................................................    219            181
Accruing loans contractually past due 90 days or more..     --             --
                                                         -----          -----
Total of nonaccrual and 90 days past due loans.........    219            181
Real estate owned......................................     --             --
                                                         -----          -----
   Total nonperforming assets..........................  $ 219          $ 181
                                                         =====          =====

Nonaccrual and 90 days or more past due loans..........   0.54%          0.47%
   as a percentage of loans receivable, net
Nonaccrual and 90 days or more past due loans..........   0.37%          0.31%
   as a percentage of total assets
Nonperforming assets as a percentage of total assets...   0.37%          0.31%

     Interest income that would have been recorded for 1998 had nonaccruing loans been current in accordance with their original terms amounted to $22,000. The amount of interest included in interest income in 1998 on such loans amounted to $7,000.

     REAL ESTATE OWNED. Real estate acquired by the Association as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at fair market value at the date of foreclosure. Subsequent to foreclosure, real estate owned is carried at the lower of the foreclosed amount or fair value, less estimated selling costs. At September 30, 1998, the Association had no real estate owned.

     ASSET CLASSIFICATION. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets:
substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful can be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" and are monitored by the Association.

     The aggregate amounts of the Association's classified and special mention assets at the dates indicated were as follows:

                                At September 30,
                                -----------------
                                 1998       1997
                                ------     ------
                                  (In thousands)
Classified assets:
 Loss.......................    $  --      $  --
 Doubtful...................       --         --
 Substandard................      219        181
 Special mention............      432        459
                                -----      -----
                                $ 651      $ 640
                                =====      =====

     At September 30, 1998, assets designated substandard consisted of eight one- to- four family mortgage loans ($196,000) and one commercial real estate loan ($23,000) and assets designated as special mention consisted of a one-to-four family mortgage loan ($17,000) and a purchased commercial real estate loan participation interest ($415,000).

     ALLOWANCE FOR LOAN LOSSES. In originating loans, the Association recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's evaluation of of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specified impaired loans, and economic conditions.

     At September 30, 1998, the Association had an allowance for loan losses of $280,000. Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Association believes it has established its existing allowance for loan losses in accordance with GAAP, there can be no assurance that regulators, in reviewing the Association's loan portfolio, will not request the Association to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Association's financial condition and results of operations.

     The following table sets forth an analysis of the Association's allowance for loan losses.

                                                  Years Ended September 30,
                                                 ---------------------------
                                                     1998           1997
                                                 -------------  ------------
                                                   (Dollars in thousands)
Allowance at beginning of period...............       $   255       $   234
Provision for loan losses......................            25            21
Recoveries.....................................            --            --
Charge-offs....................................            --            --
                                                      -------       -------
   Allowance at end of period..................       $   280       $   255
                                                      =======       =======

Allowance for loan losses as a percentage
 of total loans outstanding at the end of the
 period........................................          0.68%         0.64%

Net charge-offs (recoveries) as a percentage
 of average loans outstanding during the
 period........................................            --            --

Allowance for loan losses as a percentage
 of nonperforming loans at end of period.......        127.85%       140.88%

     For additional discussion regarding the provisions for loan losses in recent periods, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Comparison of Operating Results for the Years Ended September 30, 1998 and 1997 -- Provision for Loan Losses."

  The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                      At September 30,
                                          ------------------------------------------
                                                  1998                 1997
                                          --------------------  --------------------
                                                    Percent               Percent
                                                    of Loans              of Loans
                                                  in Category           in Category
                                                    to Total              to Total
                                          Amount     Loans      Amount     Loans
                                          ------  ------------  ------  ------------
                                                    (Dollars in thousands)
Mortgage loans:
   One- to four-family..................   $ 145      88.91%     $ 134      87.42%
   Multi-family.........................       8       1.95         10       2.42
   Commercial...........................      38       5.01         35       4.64
   Construction.........................       2       2.12          3       3.67
   Land.................................       2       1.01          2       0.74
Consumer................................      --       1.00         --       1.11
Unallocated.............................      85         --         71         --
                                           -----     ------      -----     ------
       Total allowance for loan losses..   $ 280     100.00%     $ 255     100.00%
                                           =====     ======      =====     ======

INVESTMENT ACTIVITIES

     The Association is permitted under federal law to invest in various types of liquid assets, including U.S. Government obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Des Moines, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, the Association may also invest a portion of its assets in commercial paper and corporate debt securities. Savings institutions like the Association are also required to maintain an investment in FHLB stock. The Association is required under federal regulations to maintain a minimum amount of liquid assets. See "REGULATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

     SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading securities." Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. The Association does not currently use or maintain a trading account. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported (net of deferred taxes) as a separate component of equity.

     All of the Association's investment securities are subject to market risk insofar as increases in market rates of interest may cause a decrease in their market value. They are also subject to prepayment risk insofar as they may be called prior to maturity in times of low market interest rates, so that the Association may have to invest the funds at a lower interest rate. The Association's investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the Association's liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on the Association's credit and interest rate risk and risk-based capital is also considered. The Association purchases investment securities to provide necessary liquidity for day-to-day operations. The Association also purchases investment securities when investable funds exceed loan demand.

     The following table sets forth the amortized cost and fair value of the Association's securities, by accounting classification and by type of security, at the dates indicated.

                                                    AT SEPTEMBER 30,
                                          ------------------------------------
                                                 1998              1997
                                          -----------------  -----------------
                                          CARRYING   FAIR    CARRYING   FAIR
                                           VALUE     VALUE    VALUE     VALUE
                                                 (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:
 U.S. Government agency securities.......  $ 7,087  $ 7,087   $ 8,509  $ 8,509
                                           -------  -------   -------  -------
   Total available for sale..............    7,087    7,087     8,509    8,509
                                           -------  -------   -------  -------

HELD TO MATURITY:
 U.S. Government agency securities.......    4,959    4,995     4,403    4,405
 Municipal...............................      630      645       690      702
 Mortgage-backed securities..............    2,584    2,624     2,828    2,871
                                           -------  -------   -------  -------
   Total held to maturity................    8,173    8,264     7,921    7,978
                                           -------  -------   -------  -------
   Total.................................  $15,260  $15,351   $16,430  $16,487
                                           =======  =======   =======  =======

     The Association purchases mortgage-backed securities when investable funds exceed loan demand. All of the Association's mortgage-backed securities are issued or guaranteed by agencies of the U.S. Government. Accordingly, they carry lower credit risk than mortgage-backed securities of a private issuer. However, mortgage-backed securities are subject to market risk (the risk that increases in market interest rates may cause a decrease in market value) and prepayment risk (the risk that the securities will be repaid prior to maturity and that the Association will have to reinvest the funds at a lower interest rate).

     Occasionally, the Association invests in municipal obligations of local entities, such as the water authority, school districts, firehouses and jail. Generally, these obligations are not rated by a nationally recognized credit rating service.

     At September 30, 1998, the Association did not own any securities (other than U.S. Government and agency securities) which had an aggregate book value in excess of 10% of the Association's retained earnings at that date.

     The following table sets forth certain information regarding the carrying value, weighted average yields and maturities or periods to repricing of the Association's debt securities at September 30, 1998, all of which are available for sale. Certain U.S. Government agency obligations and municipal obligations are exempt from state taxation, but their yields have not been computed on a tax equivalent basis for purposes of the table.

                                  Less Than             One to             After Five             After
                                  One Year            Five Years          to Ten Years          Ten Years             Totals
                             -------------------  -------------------  ------------------  -------------------  -------------------
                                       Weighted             Weighted            Weighted             Weighted             Weighted
                             Carrying   Average   Carrying   Average   Carrying  Average   Carrying   Average   Carrying   Average
                              Value      Yield     Value      Yield     Value     Yield     Value      Yield     Value      Yield
                             --------  ---------  --------  ---------  --------  --------  --------  ---------  --------  ---------
                                                                     (Dollars in thousands)
  U.S. Government agency
    securities.............      $635      5.60%    $4,317      6.01%    $7,094     6.42%      $ --        --%   $12,046      6.23%
  Municipal................        60      4.60        365      5.06        205     5.55         --        --        630      5.18
  Mortgage-backed
   securities..............        --        --        337      6.65         23     8.90      2,224      7.02      2,584      6.98
                                 ----               ------               ------            --------              -------
         Total.............      $695      5.52%    $5,019      5.98%    $7,322     6.41%    $2,224      7.02%   $15,260      6.31%
                                 ====               ======               ======            ========              =======

DEPOSIT ACTIVITIES AND OTHER SOURCES OF FUNDS

     GENERAL. Deposits are the major external source of funds for the Association's lending and other investment activities. In addition, the Association also generates funds internally from loan principal repayments and prepayments and maturing investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. The Association may use borrowings from the FHLB-Des Moines to compensate for reductions in the availability of funds from other sources. Presently, the Association has no other borrowing arrangements.

     DEPOSIT ACCOUNTS. Nearly all of the Association's depositors reside in Missouri. The Association's deposit products include money market accounts, passbook accounts, and term certificate accounts. Deposit account terms vary with the principal difference being the minimum balance deposit, early withdrawal penalties and the interest rate. The Association reviews its deposit mix and pricing weekly. The Association does not utilize brokered deposits, nor has it aggressively sought jumbo certificates of deposit.

     The Association believes it is competitive in the interest rates it offers on its deposit products. The Association determines the rates paid based on a number of factors, including rates paid by competitors, the Association's need for funds and cost of funds, borrowing costs and movements of market interest rates.

     In the unlikely event the Association is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to the Holding Company as the sole stockholder of the Association.

     The following table sets forth information concerning the Association's time deposits and other interest-bearing deposits at September 30, 1998.

 WEIGHTED
 AVERAGE                                                                PERCENTAGE
 INTEREST                                             MINIMUM            OF TOTAL
   RATE       TERM               CATEGORY             AMOUNT   BALANCE   DEPOSITS
----------  ---------  -----------------------------  -------  -------  ----------
                                                            (IN THOUSANDS)
3.03%         None     Passbook accounts               $   10  $ 8,422     15.97%
2.53          None     NOW accounts                       300    1,792      3.40
3.91          None     Money market deposit accounts    1,000    1,275      2.42

                          Certificates of Deposit
                       -----------------------------

4.48         90 days   Fixed-term, fixed-rate             500      551      1.04
4.96        182 days   Fixed-term, fixed-rate           1,000    5,040      9.56
5.30        365 days   Fixed-term, fixed-rate           1,000      113      0.21
5.35        12 months  Fixed-term, fixed-rate           1,000   12,834     24.34
5.25        18 months  Fixed-term, fixed-rate           1,000        3      0.01
5.56        30 months  Fixed-term, fixed-rate           1,000    7,053     13.38
6.15        60 months  Fixed-term, fixed-rate           1,000   15,641     29.67
                                                               -------    ------
                                                               $52,724    100.00%
                                                               =======    ======

     The following table indicates the amount of the Association's jumbo certificate accounts by time remaining until maturity as of September 30, 1998. Jumbo certificate accounts have principal balances of $100,000 or more.

                                              CERTIFICATES
MATURITY PERIOD                               OF DEPOSITS
---------------                              -------------
                                             (IN THOUSANDS)
Three months or less.......................       $  442
Over three through six months..............          213
Over six through twelve months.............          113
Over twelve months.........................        1,398
                                                  ------
   Total...................................       $2,166
                                                  ======

     DEPOSIT FLOW. The following table sets forth the balances (inclusive of interest credited) and changes in dollar amounts of deposits in the various types of accounts offered by the Association between the dates indicated.

                                                        AT SEPTEMBER 30,
                                        ------------------------------------------------
                                                    1998                     1997
                                        -----------------------------  -----------------
                                                 PERCENT                        PERCENT
                                                    OF      INCREASE               OF
                                        AMOUNT    TOTAL    (DECREASE)  AMOUNT    TOTAL
                                        -------  --------  ----------  -------  --------
                                                    (DOLLARS IN THOUSANDS)
Passbook accounts...................... $ 8,422    15.97%    $   220   $ 8,202    15.95%
NOW accounts...........................   1,792     3.40         (90)    1,882     3.66
Money market deposits..................   1,275     2.42         246     1,029     2.00
Fixed-rate certificates maturing:
   Within 1 year.......................  22,269    42.24      (1,917)   24,186    47.05
   After 1 year, but within 2 years....   5,930    11.25       2,157     3,773     7.34
   After 2 years, but within 5 years...  13,036    24.72         696    12,340    24.00
                                        -------   ------     -------   -------   ------
       Total........................... $52,724   100.00%    $ 1,312   $51,412   100.00%
                                        =======   ======     =======   =======   ======

     TIME DEPOSITS BY MATURITIES. The following table sets forth the amount of time deposits in the Association categorized by maturities at September 30, 1998.

                                               AMOUNT DUE
                         ------------------------------------------------------
                         LESS THAN  1 - 2    2 - 3    3 - 4    AFTER
                         ONE YEAR   YEARS    YEARS    YEARS   4 YEARS    TOTAL
                         ---------  ------   ------   ------  -------   -------
                                       (DOLLARS IN THOUSANDS)
 CERTIFICATE ACCOUNTS:
     4.00 - 4.99%.......  $ 3,148   $   --   $   --   $   --   $   --   $ 3,148
     5.00 - 5.99%.......   19,109    3,685    5,725    1,039    1,251    30,809
     6.00 - 6.99%.......       12    2,245    2,028    1,364    1,629     7,278
                          -------   ------   ------   ------   ------   -------

         Total..........  $22,269   $5,930   $7,753   $2,403   $2,880   $41,235
                          =======   ======   ======   ======   ======   =======

TIME DEPOSITS BY RATES

     The following table sets forth the time deposits in the Association classified by rates as of the dates indicated.

                             AT SEPTEMBER 30,
                           --------------------
                             1998        1997
                           --------    --------
                              (IN THOUSANDS)

4.00 - 4.99%.............   $ 3,148    $   444
5.00 - 5.99%.............    30,809     24,478
6.00 - 6.99%.............     7,278     15,377
                            -------    -------
   Total.................   $41,235    $40,299
                            =======    =======

     DEPOSIT ACTIVITY. The following table sets forth the deposit activity of the Association for the periods indicated.

                                YEAR ENDED SEPTEMBER 30,
                               -------------------------
                                  1998           1997
                               ----------     ----------
                                    (IN THOUSANDS)
Beginning balance............    $51,412        $51,391
Net withdrawals
  before interest credited...       (613)        (1,974)
Interest credited............      1,925          1,995
                                 -------        -------
Net increase in deposits.....      1,312             21
                                 -------        -------
Ending balance...............    $52,724        $51,412
                                 =======        =======

     BORROWINGS. The Association has the ability to use advances from the FHLB-Des Moines to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB-Des Moines functions as a central reserve bank providing credit for savings associations and certain other member financial institutions. As a member of the FHLB-Des Moines, the Association is required to own capital stock in the FHLB-Des Moines and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the U.S. Government or agencies thereof) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. At September 30, 1998, the Association had an available credit line of $16.7 million from the FHLB-Des Moines under which the Association had outstanding advances of $500,000.

     The following tables sets forth certain information regarding the Association's use of FHLB advances during the periods and at the dates indicated.

                                               YEAR ENDED SEPTEMBER 30,
                                               -----------------------
                                                  1998         1997
                                               ----------   ----------
                                                (DOLLARS IN THOUSANDS)
Maximum amount of borrowings
   outstanding at any month end:
FHLB advances.................................    $1,000       $1,000
Approximate average short-term
   borrowings outstanding with respect to:
FHLB advances.................................       269          123
Approximate weighted average rate
   paid on:
FHLB advances.................................      6.08%        3.93%


                                                   AT SEPTEMBER 30,
                                               -----------------------
                                                  1998         1997
                                               ----------   ----------
                                                (DOLLARS IN THOUSANDS)
Balance outstanding at end of period:
FHLB advances.................................    $  500       $1,000
Weighted average rate paid on:
FHLB advances.................................      5.74%        6.10%

COMPETITION

     The Association faces intense competition in its primary market area for the attraction of deposits (its primary source of lendable funds) and in the origination of loans. Its most direct competition for deposits has historically come from the several commercial banks operating in the Association's primary market area and, to a lesser extent, from other financial institutions, such as brokerage firms and insurance companies. Particularly in times of high interest rates, the Association has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The Association's competition for loans comes primarily from the commercial banks operating in its primary market area. Such competition for deposits and the origination of loans may limit the Association's growth in the future. See "RISK FACTORS -- Competition."

SUBSIDIARY ACTIVITIES

     Under OTS regulations, the Association generally may invest up to 3% of its assets in service corporations, provided that at least one-half of investment in excess of 1% is used primarily for community, inner-city and community development projects. In 1981 the Association formed PSA Service Corporation as a wholly-owned subsidiary to sell mortgage life insurance to the Association's borrowers. The corporation also offers safe deposit box services in the Association's Canton branch office.

PROPERTIES

     The following table sets forth information relating to the Association's offices as of September 30, 1998.

                                         NET BOOK   OWNED/      APPROXIMATE
LOCATION                   YEAR OPENED   VALUE(1)   LEASED    SQUARE FOOTAGE
--------                   -----------   --------   ------    --------------
Main Office                    1975      $208,500   Owned          2,816
-------------------------
123 W. Lafayette Street
Palmyra, Missouri

Branch Offices                 1992       243,700   Owned          2,904
-------------------------
600 Washington Street(2)
Canton, Missouri

103 E. Commercial Street       1976       108,500   Owned(3)       4,096(3)
Kahoka, Missouri

_______________________________
(1) Represents the net book value of land, buildings, furniture, fixtures and equipment owned by the Bank.
(2)  Location of an automated teller machine.
(3) The Kahoka branch office occupies approximately 1,696 square feet of the building located at 103 E. Commercial Street. The remaining space is vacant. The Association has contracted to sell the building and leaseback the branch for three years at $500 per month. The lease provides for one-year renewal options. The lease term is expected to begin on January 1, 1999. The Association plans to lease the existing facility until a new branch office is constructed on real estate that the Association owns located at the corner of Johnson and Exchange Streets in Kahoka. Currently, the Association does not have any definitive plans or timetable for beginning construction.

PERSONNEL

     As of September 30, 1998, the Association had 18 full-time employees and four part-time employees, none of whom is represented by a collective bargaining unit. The Association believes its relationship with its employees is good.

LEGAL PROCEEDINGS

     Periodically, there have been various claims and lawsuits involving the Association, such as claims to enforce liens, condemnation proceedings on properties in which the Association holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Association's business. The Association is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Association.


                       MANAGEMENT OF THE HOLDING COMPANY

     Directors shall be elected by the stockholders of the Holding Company for staggered three-year terms, or until their successors are elected and qualified. The Holding Company's Board of Directors consists of seven persons divided into three classes, each of which containing approximately one third of the Board. One class, consisting of James D. Lovegreen, Eldon R. Mette and Donald L. Slavin, has a term of office expiring at the first annual meeting of stockholders after their initial election by stockholders; a second class, consisting of L. Edward Schaeffer and Robert M. Dearing, has a term of office expiring at the second annual meeting of stockholders after their initial election by stockholders; and a third class, consisting of Glenn J. Maddox and Albert E. Davis, has a term of office expiring at the third annual meeting of stockholders after their initial election by stockholders. The Holding Company anticipates that its first annual meeting of stockholders will be held in January 2000.

     The executive officers of the Holding Company are elected annually and serve at the Board's discretion. The executive officers of the Holding Company are:

          NAME                                  POSITION
          ----                        -----------------------------
          L. Edward Schaeffer.......  Chairman of the Board

          Eldon R. Mette............  President

          Ronald L. Nelson..........  Vice President, Treasurer and
                                      Secretary

                         MANAGEMENT OF THE ASSOCIATION

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Association is presently composed of seven members who are elected for terms of three years, approximately one third of whom are elected annually in accordance with the Bylaws of the Association. The executive officers of the Association are elected annually by the Board of Directors and serve at the Board's discretion. The following table sets forth information with respect to the directors and executive officers of the Association.

                                             DIRECTORS

                                                                                        DIRECTOR   TERM
NAME                         AGE(1)        POSITION HELD WITH THE ASSOCIATION            SINCE    EXPIRES
------                       ------  ------------------------------------------------   --------  -------
L. Edward Schaeffer........    68    Chairman of the Board and President                  1964     2001
Eldon R. Mette.............    62    Executive Vice President, Secretary and Director     1988     2000
Glenn J. Maddox............    72    Vice President of the Board                          1978     1999
Albert E. Davis............    62    Director                                             1990     1999
Robert M. Dearing..........    49    Director                                             1977     2001
James D. Lovegreen.........    65    Director                                             1971     2000
Donald L. Slavin...........    72    Director                                             1962     2000

                                 EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


NAME                         AGE(1)        POSITION HELD WITH THE ASSOCIATION
------                       ------  ------------------------------------------------
Ronald L. Nelson...........    45    Vice President and Treasurer

--------------------------------
(1)  As of September 30, 1998.

BIOGRAPHICAL INFORMATION

     Set forth below is certain information regarding the Directors and executive officers of the Association. Unless otherwise stated, each director and executive officer has held his current occupation for the last five years. There are no family relationships among or between the directors or executive officers.

     L. Edward Schaeffer is a blacksmith.

     Eldon R. Mette has been employed with the Association since 1969. He became Executive Vice President in September 1969.

     Glenn J. Maddox is a retired supermarket proprietor.

     Albert E. Davis is a retired manufacturing firm executive.

     Robert M. Dearing is a farmer and stockman.

     James D. Lovegreen owns an automobile dealership.

     Donald L. Slavin is a retired Chief Engineer of an electric utility.

     Ronald L. Nelson has been employed with the Association since 1973. He has served as Vice President and Treasurer since 1978.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The business of the Association is conducted through meetings and activities of the Board of Directors and its committees. During the fiscal year ended September 30, 1998, the Board of Directors held 24 regular meetings and one special meeting. No director attended fewer than 75% of the total meetings of the Board of Directors and of committees on which such director served.

     The full Board of Directors acts as an Audit Committee to receive and review all reports prepared by the Association's external auditor. The Board of Directors met once in its capacity as Audit Committee during 1998.

     The full Board of Directors acts as a Budget Review Committee to review the Association's annual operating budget. The Board of Directors met once in its capacity as Budget Review Committee in 1998.

     The full Board of Directors acts as a Nominating Committee for the annual selection of management's nominees for election as directors. The Board of Directors met once in its capacity as Nominating Committee during 1998.

DIRECTORS' COMPENSATION

     Each director of the Association, other than the Chairman of the Board of the Association, receives a monthly fee of $250 plus $195 per meeting attended. The President receives a monthly fee of $250 and $200 per meeting attended. Following consummation of the conversion, directors' fees will continue to be paid by the Association and, initially, no separate fees are expected to be paid for service on the Holding Company's Board of Directors.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following information is furnished for Mr. Mette for the year ended September 30, 1998. No executive officer of the Association received salary and bonus of $100,000 or more during the year ended September 30, 1998.

                            Annual Compensation(1)
                  -------------------------------------------
Name and                                        Other Annual     All Other
Position            Year     Salary    Bonus    Compensation    Compensation
----------------  --------  ---------  ------  --------------  --------------
Eldon R. Mette      1998     $78,022   $3,572    $13,129(2)       $6,087(3)
Executive Vice
President

---------------------------------
(1) Compensation information for the years ended September 30, 1997 and 1996 has been omitted as the Association was not a public company nor a subsidiary thereof at such time.
(2) Consists of directors' fees of $7,785 and appraisal fees of $5,344. Does not include the aggregate amount of perquisites and other personal benefits, which was less than 10% of the total annual salary and bonus reported.
(3) Consists of employer 401(k) contribution of $1,489, employer paid medical insurance premiums of $4,064, employer paid disability insurance premiums of $519 and employer paid term life insurance premiums of $15.

     EMPLOYMENT AGREEMENTS. In connection with the conversion, the Holding Company and the Association (collectively, the "Employers") plan to enter into three-year employment agreements ("Employment Agreements") with Eldon R. Mette and Ronald L. Nelson. Under the Employment Agreements, the initial salary levels for Messrs. Mette and Nelson will be $77,250 and $51,500, respectively, which amounts will be paid by the Association and may be increased at the discretion of the Board of Directors or an authorized committee of the Board. On each anniversary of the commencement date of the Employment Agreements, the term of the agreements may be extended for an additional year at the discretion of the Board. The agreements are terminable by the Employers at any time, by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations. In the event that the executive's employment is terminated without cause or upon the executive's voluntary termination following the occurrence of an event described in the preceding sentence, the Association would be required to honor the terms of the agreement through the expiration of the current term, including payment of current cash compensation and continuation of employee benefits.

     The Employment Agreements also provide for a severance payment and other benefits in the event of involuntary termination of employment in connection with any change in control of the Employers. A severance payment also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, the executive is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control. The term "change in control" is defined in the agreement as having occurred when, among other things, (a) a person other than the Holding Company purchases shares of the Holding Company's common stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company's then outstanding securities, (c) the membership of the Board of Directors changes as the result of a contested election, or (d) shareholders of the Holding Company approve a merger, consolidation, sale or disposition of all or substantially all of the Holding Company's assets, or a plan of partial or complete liquidation.

     The maximum value of the severance benefits under the Employment Agreement is 2.99 times the executive's average annual compensation during the five-year period preceding the effective date of the change in control (the "base amount"). The Employment Agreements provide that the value of the maximum benefit may be distributed, at the executive's election, (i) in the form of a lump sum cash payment equal to 2.99 times the executive's base amount or (ii) a combination of a cash payment and continued coverage under the Employers' health, life and disability programs for a 36-month period following the change in control, the total value of which does not exceed 2.99 times the executive's base amount. Assuming that a change in control had occurred at September 30, 1998 and that Messrs. Mette and Nelson each elected to receive a lump sum cash payment, Mr. Mette would have been entitled to payments of approximately $214,000 and Mr. Nelson would have been entitled to approximately $142,000.
Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be

"excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of such excess payments, and the Employers would not be entitled to deduct the amount of such excess payments.

     The Employment Agreements restrict the executive's right to compete against the Employers for a period of one year from the date of termination of the agreement if he voluntarily terminates employment, except in the event of a change in control.

     EMPLOYEE SEVERANCE COMPENSATION PLAN. In connection with the conversion, the Association's Board of Directors intends to adopt the Palmyra Savings Employee Severance Compensation Plan to provide benefits to eligible employees in the event of a change in control of the Holding Company or the Association. Eligible employees are those with a minimum of ____ years of service with the Association. Generally, all such eligible employees (other than officers who will enter into separate employment agreements with the Holding Company and the Association) will be eligible to participate in the severance plan. Under the severance plan, in the event of a change in control of the Holding Company or the Association, eligible employees who are terminated or who terminate employment (but only upon the occurrence of events specified in the severance plan) within 12 months of the effective date of a change in control will be entitled to a payment based on years of service with the Association with a maximum payment equal to ____ weeks of compensation, which would be earned after ___ years of service. In addition, officers of the Association (____ persons) and branch managers (_____ persons) would be eligible to receive a minimum severance payment equal to 12 and six months, respectively, of their current compensation. Assuming that a change in control had occurred at September 30, 1998, and the termination of all eligible employees, the maximum aggregate payment due under the severance plan would be approximately $________.

BENEFITS

     GENERAL. The Association currently pays 75% of the premiums for medical, dental, life and disability insurance benefits for full-time employees, subject to certain deductibles.

     401(k) PLAN. The Association maintains the 401(k) Salary Reduction Plan and Trust ("401(k) Plan") for the benefit of eligible employees of the Association. The 401(k) Plan is intended to be a tax-qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Employees of the Association who have completed one year of service and who have attained age 21 are eligible to participate in the 401(k) Plan on the January 1 next following the date such requirements are satisfied. Participants may contribute up to the applicable Internal Revenue Service limits ($10,000 in 1999) to the 401(k) Plan through a salary reduction election. The Association matches participant contributions at the rate of 50% of the first 4% of the participant's annual contributions.

     In addition to employer matching contributions, the Association may contribute a discretionary amount to the 401(k) Plan in any plan year which is allocated to individual participants in the proportion that their annual compensation bears to the total compensation of all participants during the plan year. Participants are at all times 100% vested in all salary reduction contributions. Employer matching and profit-sharing contributions vest at the rate of 100% per year beginning with the completion of three years of service. For the year ended September 30, 1998, the Association incurred total contribution-related expenses of $9,000 in connection with the 401(k) Plan.

     Generally, the investment of 401(k) Plan assets is directed by plan participants. In connection with the conversion, the investment options available to participants will be expanded to include the opportunity to direct the investment of up to 100% of their 401(k) Plan account balance to purchase shares of the Holding Company's common stock. A participant in the 401(k) Plan who elects to purchase common stock in the conversion through the 401(k) Plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See "THE CONVERSION -- Limitations on Purchases of Shares."

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

     EMPLOYEE STOCK OWNERSHIP PLAN. The Association's Board of Directors has authorized the adoption of an ESOP for employees of the Association to become effective upon the completion of the conversion. The ESOP is intended to satisfy the requirements for an employee stock ownership plan under the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Full-time employees of the Holding Company and the Association who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 will be eligible to participate in the ESOP.

     In order to fund the purchase of up to 8% of the common stock to be sold in the conversion, it is anticipated that the ESOP will borrow funds from the Holding Company. Such loan will equal 100% of the aggregate purchase price of the common stock. The loan to the ESOP will be repaid principally from the Association's contributions to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 10-year term of the loan. The interest rate for the ESOP loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the conversion. See "PRO FORMA DATA." To the extent that the ESOP is unable to acquire 8% of the common stock sold in the offering, it is anticipated that such additional shares may be acquired following the conversion through open market purchases.

     In any plan year, the Association may make additional discretionary contributions to the ESOP for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by the Holding Company. The timing, amount, and manner of such discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

     Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Forfeitures will be reallocated among the remaining plan participants.

     Participants will vest in their accrued benefits under the ESOP at the rate of 20% per year, beginning upon the completion of two years of service. A participant is fully vested at retirement, in the event of disability or upon termination of the ESOP. Benefits are distributable upon a participant's retirement, early retirement, death, disability, or termination of employment. The Association's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     It is anticipated that members of the Association's Board of Directors will serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of plan participants and unallocated shares and allocated shares for which no instructions are received must be voted in the same ratio on any matter as those shares for which instructions are given.

     Pursuant to applicable accounting requirements, compensation expense for a leveraged ESOP is recorded at the fair market value of the ESOP shares when committed to be released to participants' accounts. See "PRO FORMA DATA."

     The ESOP will be subject to the requirements of ERISA and the regulations of the IRS and the Department of Labor issued thereunder. The Association intends to request a determination letter from the IRS regarding the tax-qualified status of the ESOP. Although no assurance can be given that a favorable determination letter will be issued, the Association expects that a favorable determination letter will be received by the ESOP.

     STOCK OPTION PLAN. The Board of Directors of the Holding Company intends to adopt the Stock Option Plan and to submit the Stock Option Plan to the stockholders for approval at a meeting held no earlier than six months following consummation of the conversion. Under current OTS regulations, the approval of a majority vote of the

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

Holding Company's outstanding shares is required for implementation of the Stock Option Plan within one year of the consummation of the conversion. The Stock Option Plan will comply with all applicable regulatory requirements. However, the Stock Option Plan will not be approved or endorsed by the OTS.

     The Stock Option Plan will be designed to attract and retain qualified management personnel and nonemployee directors, to provide such officers, key employees and nonemployee directors with a proprietary interest in the Holding Company as an incentive to contribute to the success of the Holding Company and the Association, and to reward officers and key employees for outstanding performance. The Stock Option Plan will provide for the grant of incentive stock options ("ISOs") intended to comply with the requirements of Section 422 of the Code and for nonqualified stock options ("NQOs"). Upon receipt of stockholder approval of the Stock Option Plan, stock options may be granted to key employees of the Holding Company and its subsidiaries, including the Association. Unless sooner terminated, the Stock Option Plan will continue in effect for a period of ten years from the date the Stock Option Plan is approved by stockholders.

     A number of authorized shares of common stock equal to 10% of the number of shares of common stock issued in connection with the conversion will be reserved for future issuance under the Stock Option Plan (86,250 shares based on the issuance of 862,500 shares at the maximum of the Estimated Valuation Range). Shares acquired upon exercise of options will be authorized but unissued shares or treasury shares. In the event of a stock split, reverse stock split, stock dividend, or similar event, the number of shares of common stock under the Stock Option Plan, the number of shares to which any award relates and the exercise price per share under any option may be adjusted by the Committee (as defined below) to reflect the increase or decrease in the total number of shares of common stock outstanding.

     The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee"). Subject to applicable OTS regulations, the Committee will determine which nonemployee directors, officers and key employees will be granted options, whether, in the case of officers and employees, such options will be ISOs or NQOs, the number of shares subject to each option, and the exercisability of such options. All options granted to nonemployee directors will be NQOs. The per share exercise price of all options will equal at least 100% of the fair market value of a share of common stock on the date the option is granted.

     Under current OTS regulations, if the Stock Option Plan is implemented within one year of the consummation of the conversion, (i) no officer or employees could receive an award of options covering in excess of 25%, (ii) no nonemployee director could receive in excess of 5% and (iii) nonemployee directors, as a group, could not receive in excess of 30% of the number of shares reserved for issuance under the Stock Option Plan.

     It is anticipated that all options granted under the Stock Option Plan will be granted subject to a vesting schedule whereby the options become exercisable over a specified period following the date of grant. Under OTS regulations, if the Stock Option Plan is implemented within the first year following consummation of the conversion the minimum vesting period will be five years. All unvested options will be immediately exercisable in the event of the recipient's death or disability. Unvested options also will be exercisable following a change in control (as defined in the Stock Option Plan) of the Holding Company or the Association to the extent authorized or not prohibited by applicable law or regulations. OTS regulations currently provide that if the Stock Option Plan is implemented prior to the first anniversary of the conversion, vesting may not be accelerated upon a change in control of the Holding Company or the Association.

     Each stock option that is awarded to an officer or key employee will remain exercisable at any time on or after the date it vests through the earlier to occur of the tenth anniversary of the date of grant or three months after the date on which the optionee terminates employment (one year in the event of the optionee's termination by reason of death or disability), unless such period is extended by the Committee. Each stock option that is awarded to a nonemployee director will remain exercisable through the earlier to occur of the tenth anniversary of the date of grant or one year (two years in the event of a nonemployee director's death or disability) following the termination of a nonemployee director's service on the Board. All stock options are nontransferable except by will or the laws of descent or distribution.

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

     Under current provisions of the Code, the federal tax treatment of ISOs and NQOs is different. With respect to ISOs, an optionee who satisfies certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised. If the holding period requirements are satisfied, the optionee will generally recognize capital gain or loss upon a subsequent disposition of the shares of common stock received upon the exercise of a stock option. If the holding period requirements are not satisfied, the difference between the fair market value of the common stock on the date of grant and the option exercise price, if any, will be taxable to the optionee at ordinary income tax rates. A federal income tax deduction generally will not be available to the Holding Company as a result of the grant or exercise of an ISO, unless the optionee fails to satisfy the holding period requirements. With respect to NQOs, the grant of an NQO generally is not a taxable event for the optionee and no tax deduction will be available to the Holding Company. However, upon the exercise of an NQO, the difference between the fair market value of the common stock on the date of exercise and the option exercise price generally will be treated as compensation to the optionee upon exercise, and the Holding Company will be entitled to a compensation expense deduction in the amount of income realized by the optionee.

     Although no specific award determinations have been made at this time, the Holding Company and the Association anticipate that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent and under terms and conditions permitted by applicable regulations. The size of individual awards will be determined prior to submitting the Stock Option Plan for stockholder approval, and disclosure of anticipated awards will be included in the proxy materials for such meeting.

     MANAGEMENT RECOGNITION PLAN. Following the conversion, the Board of Directors of the Holding Company intends to adopt an MRP for officers, employees, and nonemployee directors of the Holding Company and the Association, and to submit the MRP to the stockholders for approval at a meeting held no earlier than six months following consummation of the conversion. The MRP will enable the Holding Company and the Association to provide participants with a proprietary interest in the Holding Company as an incentive to contribute to the success of the Holding Company and the Association. The MRP will comply with all applicable regulatory requirements. However, the MRP will not be approved or endorsed by the OTS. Under current OTS regulations, the approval of a majority vote of the Holding Company's outstanding shares is required for implementation of the MRP within one year of the consummation of the conversion.

     The MRP expects to acquire a number of shares of the Holding Company's common stock equal to 4% of the common stock issued in connection with the conversion (34,500 shares based on the issuance of 862,500 shares in the conversion at the maximum of the Estimated Valuation Range). Such shares will be acquired on the open market, if available, with funds contributed by the Holding Company or the Association to a trust which the Holding Company may establish in conjunction with the MRP ("MRP Trust") or from authorized but unissued shares or treasury shares of the Holding Company.

     A committee of the Board of Directors of the Holding Company will administer the MRP, the members of which will also serve as trustees of the MRP Trust, if formed. The trustees will be responsible for the investment of all funds contributed by the Holding Company or the Association to the MRP Trust. The Board of Directors of the Holding Company may terminate the MRP at any time and, upon termination, all unallocated shares of common stock will revert to the Holding Company.

     Shares of common stock granted pursuant to the MRP will be in the form of restricted stock payable ratably over a specified vesting period following the date of grant. During the period of restriction, all shares will be held in escrow by the Holding Company or by the MRP Trust. Under OTS regulations, if the MRP is implemented within the first year following consummation of the conversion, the minimum vesting period will be five years. All unvested MRP awards will vest in the event of the recipient's death or disability. Unvested MRP awards will also vest following a change in control (as defined in the MRDP) of the Holding Company or the Association to the extent authorized or not prohibited by applicable law or regulations. OTS regulations currently provide that, if the MRP is implemented prior

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

to the first anniversary of the conversion, vesting may not be accelerated upon a change in control of the Holding Company or the Association.

     A recipient of an MRP award in the form of restricted stock generally will not recognize income upon an award of shares of common stock, and the Holding Company will not be entitled to a federal income tax deduction, until the termination of the restrictions. Upon such termination, the recipient will recognize ordinary income in an amount equal to the fair market value of the common stock at the time and the Holding Company will be entitled to a deduction in the same amount after satisfying federal income tax withholding requirements. However, the recipient may elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In that event, the Holding Company will be entitled to a deduction in such year and in the same amount. Any gain or loss recognized by the recipient upon subsequent disposition of the stock will be either a capital gain or capital loss.

     Although no specific award determinations have been made at this time, the Holding Company and the Association anticipate that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent and under terms and conditions permitted by applicable regulations.
Under current OTS regulations, if the MRP is implemented within one year of the consummation of the conversion, (i) no officer or employees could receive an award covering in excess of 25%, (ii) no nonemployee director could receive in excess of 5% and (iii) nonemployee directors, as a group, could not receive in excess of 30% of the number of shares reserved for issuance under the MRP. The size of individual awards will be determined prior to submitting the MRP for stockholder approval, and disclosure of anticipated awards will be included in the proxy materials for such meeting.

TRANSACTIONS WITH THE ASSOCIATION

     Federal regulations require that all loans or extensions of credit to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features. The Association's policy is not to make any new loans or extensions of credit to the Association's executive officers and directors at different rates or terms than those offered to the general public. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his related interests, are in excess of the greater of $25,000 or 5% of the Association's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. See "REGULATION -- Federal Regulation of Savings Associations -- Transactions with Affiliates." The aggregate amount of loans by the Association to its executive officers and directors was $59,000 at September 30, 1998, or approximately 0.5% of pro forma stockholders' equity (based on the issuance of shares at the maximum of the Estimated Valuation Range).


                                   REGULATION

GENERAL

     The Association is subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended ("HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDIA") and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, the Association's relationship with its depositors and borrowers is also regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of the Association's mortgage documents. The Association

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

must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review the Association's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on the Association and its operations.

FEDERAL REGULATION OF SAVINGS ASSOCIATIONS

     OFFICE OF THRIFT SUPERVISION. The OTS is an office in the Department of the Treasury subject to the general oversight of the Secretary of the Treasury. The OTS generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.

     FEDERAL HOME LOAN BANK SYSTEM. The FHLB System, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to supervise the FHLBs, to ensure that the FHLBs carry out their housing finance mission, to ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital markets, and to ensure that the FHLBs operate in a safe and sound manner. The Association, as a member of the FHLB-Des Moines, is required to acquire and hold shares of capital stock in the FHLB-Des Moines in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or
(ii) 1/20 of its advances (i.e., borrowings) from the FHLB-Des Moines. The Association is in compliance with this requirement with an investment in FHLB-Des Moines stock of $373,500 at September 30, 1998. Among other benefits, the FHLB-Des Moines provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB-Des Moines.

     FEDERAL DEPOSIT INSURANCE CORPORATION. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of depository institutions. The FDIC currently maintains two separate insurance funds: the Bank Insurance Fund ("BIF") and the SAIF. As insurer of the Association's deposits, the FDIC has examination, supervisory and enforcement authority over the Association.

     The Association's accounts are insured by the SAIF to the maximum extent permitted by law. The Association pays deposit insurance premiums based on a risk-based assessment system established by the FDIC. Under applicable regulations, institutions are assigned to one of three capital groups that are based solely on the level of an institution's capital -- "well capitalized," "adequately capitalized," and "undercapitalized" -- which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates that until September 30, 1996 ranged from 0.23% for well capitalized, financially sound institutions with only a few minor weaknesses to 0.31% for undercapitalized institutions that pose a substantial risk of loss to the SAIF unless effective corrective action is taken.

     Pursuant to the Deposit Insurance Funds Act ("DIF Act"), which was enacted on September 30, 1996, the FDIC imposed a special assessment on each depository institution with SAIF-assessable deposits which resulted in the SAIF achieving its designated reserve ratio. In connection therewith, the FDIC reduced the assessment schedule for SAIF members, effective January 1, 1997, to a range of 0% to 0.27%, with most institutions, including the Association, paying 0%. This assessment schedule is the same as that for the BIF, which reached its designated reserve ratio in 1995. In addition, since January 1, 1997, SAIF members are charged an assessment of .065% of SAIF-assessable deposits for

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the purpose of paying interest on the obligations issued by the Financing
Corporation ("FICO") in the 1980s to help fund the thrift industry cleanup. BIF-assessable deposits will be charged an assessment to help pay interest on the FICO bonds at a rate of approximately .013% until the earlier of December 31, 1999 or the date upon which the last savings association ceases to exist, after which time the assessment will be the same for all insured deposits.

     The DIF Act provides for the merger of the BIF and the SAIF into the Deposit Insurance Fund on January 1, 1999, but only if no insured depository institution is a savings association on that date. The DIF Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the operation of the Association.

     The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the deposit insurance of the Association.

     LIQUIDITY REQUIREMENTS. Under OTS regulations, each savings institution is required to maintain an average daily balance of liquid assets (cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments) equal to a monthly average of not less than a specified percentage (currently 4.0%) of its net withdrawable accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet liquidity requirements. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

     PROMPT CORRECTIVE ACTION. Under the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a leverage ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, has a Tier I risk-based capital ratio of 4.0% or more, has a leverage ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, has a Tier I risk-based capital ratio that is less than 4.0% or has a leverage ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, has a Tier I risk-based capital ratio that is less than 3.0% or has a leverage ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     A federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or has received in its most recent examination, and has not corrected, a less than satisfactory rating for asset quality, management, earnings or liquidity. (The OTS may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

     An institution generally must file a written capital restoration plan that meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized,

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

significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to various mandatory and discretionary restrictions on its operations.

     At September 30, 1998, the Association was categorized as "well capitalized" under the prompt corrective action regulations of the OTS.

     STANDARDS FOR SAFETY AND SOUNDNESS. The federal banking regulatory agencies have prescribed, by regulation, standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; (vi) asset quality; (vii) earnings; and (viii) compensation, fees and benefits ("Guidelines"). The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that the Association fails to meet any standard prescribed by the Guidelines, the agency may require the Association to submit to the agency an acceptable plan to achieve compliance with the standard. OTS regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     QUALIFIED THRIFT LENDER TEST. All savings associations are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. A savings institution that fails to become or remain a QTL shall either convert to a national bank charter or be subject to the following restrictions on its operations: (i) the association may not make any new investment or engage in activities that would not be permissible for national banks; (ii) the association may not establish any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office; (iii) the association shall be ineligible to obtain new advances from any FHLB; and (iv) the payment of dividends by the association shall be subject to the rules regarding the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings institution ceases to be a QTL, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. In addition, within one year of the date on which a savings association controlled by a company ceases to be a QTL, the company must register as a bank holding company and become subject to the rules applicable to such companies. A savings institution may requalify as a QTL if it thereafter complies with the QTL test.

     Currently, the QTL test requires that either an institution qualify as a domestic building and loan association under the Internal Revenue Code or that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); FHLB stock; direct or indirect obligations of the FDIC; and loans for educational purposes, loans to small businesses and loans made through credit cards. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans; and stock issued by Freddie Mac or Fannie Mae. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets. At September 30, 1998, the Association was in compliance with the QTL test.

     CAPITAL REQUIREMENTS. Under OTS regulations a savings association must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements.

     OTS capital regulations establish a 3% core capital or leverage ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less

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

(i) any intangible assets, except for certain qualifying intangible assets;
(ii) certain mortgage servicing rights; and (iii) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to account appropriately for the investments in and assets of both includable and non-includable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS's prompt corrective action regulation provides that a savings institution that has a leverage ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "-- Federal Regulation of Savings Associations -- Prompt Corrective Action."

     Savings associations also must maintain "tangible capital" not less than 1.5% of the Association's adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets" other than purchased mortgage servicing rights.

     Each savings institution must maintain total risk-based capital equal to at least 8% of risk-weighted assets. Total risk-based capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes (i) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt and mandatory convertible subordinated debt, (ii) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory convertible subordinated debt, subject to an amortization schedule, and (iii) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

     The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans (including multi-family mortgage loans) are assigned a 50% risk weight. Consumer, commercial, home equity and residential construction loans are assigned a 100% risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans that do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the weighing factor (from 0% to 100%) assigned to that category. These products are then totaled to arrive at total risk-weighted assets. Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and
                               ----
outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate risk component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines

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

otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. Under certain circumstances, a savings association may request an adjustment to its interest rate risk component if it believes that the OTS-calculated interest rate risk component overstates its interest rate risk exposure. In addition, certain "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to calculate their interest rate risk component in lieu of the OTS-calculated amount. The OTS has postponed the date that the component will first be deducted from an institution's total capital.

     See "HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE" for a table that sets forth in terms of dollars and percentages the OTS tangible, core and risk-based capital requirements, the Association's historical amounts and percentages at September 30, 1998 and pro forma amounts and percentages based upon the assumptions stated therein.

     LIMITATIONS ON CAPITAL DISTRIBUTIONS. OTS regulations impose uniform limitations on the ability of all savings associations to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. In addition, OTS regulations require the Association to give the OTS 30 days' advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings association's capital level.

     A Tier 1 savings association has capital in excess of its fully phased-in capital requirement (both before and after the proposed capital distribution).
A Tier 1 savings association may make (without application but upon prior notice to, and no objection made by, the OTS) capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one-half its surplus capital ratio (i.e., the amount of capital in excess of its fully
                           ----
phased-in requirement) at the beginning of the calendar year or the amount authorized for a Tier 2 association. Capital distributions in excess of such amount require advance notice to the OTS. A Tier 2 savings association has capital equal to or in excess of its minimum capital requirement but below its fully phased-in capital requirement (both before and after the proposed capital distribution). Such an association may make (without application) capital distributions up to an amount equal to 75% of its net income during the previous four quarters depending on how close the association is to meeting its fully phased-in capital requirement. Capital distributions exceeding this amount require prior OTS approval. Tier 3 associations are savings associations with capital below the minimum capital requirement (either before or after the proposed capital distribution). Tier 3 associations may not make any capital distributions without prior approval from the OTS.

     The Association currently meets the criteria to be designated a Tier 1 association and, consequently, could at its option (after prior notice to, and no objection made by, the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year.

     LOANS TO ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of the Association's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements, including capital requirements, to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. See "BUSINESS OF THE ASSOCIATION -- Lending Activities -- Loans to One Borrower" for further information.

     ACTIVITIES OF ASSOCIATIONS AND THEIR SUBSIDIARIES. A savings association may establish operating subsidiaries to engage in any activity that the savings association may conduct directly and may establish service corporation subsidiaries to engage in certain preapproved activities or, with approval of the OTS, other activities reasonably related to the activities of financial institutions. When a savings association establishes or acquires a subsidiary or elects to

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

conduct any new activity through a subsidiary that the association controls, the savings association must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

     The OTS may determine that the continuation by a savings association of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the association or is inconsistent with sound banking practices or with the purposes of the FDIA. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the SAIF. If so, it may require that no SAIF member engage in that activity directly.

     TRANSACTIONS WITH AFFILIATES. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act relative to transactions with affiliates in the same manner and to the same extent as if the savings
association were a Federal Reserve member bank.   A savings and loan holding
company, its subsidiaries and any other company under common control are considered affiliates of the subsidiary savings association under the HOLA. Generally, Sections 23A and 23B: (i) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, the issuance of a guarantee and similar types of transactions. Any loan or extension of credit by the Association to an affiliate must be secured by collateral in accordance with Section 23A.

     Three additional rules apply to savings associations: (i) a savings association may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies; (ii) a savings association may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary); and (iii) the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations but may not exempt transactions from or otherwise abridge Section 23A or 23B. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve, as is currently the case with respect to all FDIC-insured banks.

     The Association's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O thereunder. Among other things, these regulations require that such loans be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans the Association may make to such persons based, in part, on the Association's capital position, and requires certain board approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

     COMMUNITY REINVESTMENT ACT. Savings associations are also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a savings association, to assess the savings association's record in meeting the credit needs of the community serviced by the savings associations, including low and moderate income neighborhoods. The regulatory agency's assessment of the savings association's record is made available to the public. Further, such assessment is required of any savings associations which has applied, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. The Association received a "satisfactory" rating as a result of its most recent OTS examination.

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

SAVINGS AND LOAN HOLDING COMPANY REGULATIONS

     HOLDING COMPANY ACQUISITIONS. The HOLA and OTS regulations issued thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

     HOLDING COMPANY ACTIVITIES. As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions under the HOLA. If the Holding Company acquires control of another savings association as a separate subsidiary other than in a supervisory acquisition, it would become a multiple savings and loan holding company. There generally are more restrictions on the activities of a multiple savings and loan holding company than on those of a unitary savings and loan holding company. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not an insured association shall commence or continue for more than two years after becoming a multiple savings and loan association holding company or subsidiary thereof, any business activity other than: (i) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary insured institution, (iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the OTS by regulation, prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above also must be approved by the OTS prior to being engaged in by a multiple savings and loan holding company.

     QUALIFIED THRIFT LENDER TEST. The HOLA provides that any savings and loan holding company that controls a savings association that fails the QTL test, as explained under "-- Federal Regulation of Savings Associations --Qualified Thrift Lender Test," must, within one year after the date on which the association ceases to be a QTL, register as and be deemed a bank holding company subject to all applicable laws and regulations.


                                    TAXATION

FEDERAL TAXATION

     GENERAL. The Holding Company and the Association will report their income using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Association's reserve for bad debts discussed below. The Holding Company's and the Association's tax year will end on September 30 of each year. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Association or the Holding Company.

     BAD DEBT RESERVE. Historically, savings institutions such as the Association which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrift") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Association's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on the Association's actual loss experience, or a percentage equal to 8% of the Association's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Due to the Association's loss experience, the Association generally recognized a bad debt deduction equal to 8% of taxable income.

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

     The thrift bad debt rules were revised by Congress in 1996. The new rules eliminated the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also required that all institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Association has no post-1987 reserves subject to recapture. For taxable years beginning after December 31, 1995, the Association's bad debt deduction will be determined under the experience method using a formula based on actual bad debt experience over a period of years. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provisions of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

     DISTRIBUTIONS. To the extent that the Association makes "nondividend distributions" to the Holding Company, such distributions will be considered to result in distributions from the balance of its bad debt reserve as of December 31, 1987 (or a lesser amount if the Association's loan portfolio decreased since December 31, 1987) and then from the supplemental reserve for losses on loans ("Excess Distributions"), and an amount based on the Excess Distributions will be included in the Association's taxable income. Nondividend distributions include distributions in excess of the Association's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the Association's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Association's bad debt reserve. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the conversion, the Association makes a "nondividend distribution," then approximately one and one-half times the Excess Distribution would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "REGULATION" and "DIVIDEND POLICY" for limits on the payment of dividends by the Association. The Association does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

     CORPORATE ALTERNATIVE MINIMUM TAX. The Internal Revenue Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. In addition, only 90% of AMTI can be offset by net operating loss carry-overs. AMTI is increased by an amount equal to 75% of the amount by which the Association's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). For taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modification) over $2.0 million is imposed on corporations, including the Association, whether or not an Alternative Minimum Tax is paid.

     DIVIDENDS-RECEIVED DEDUCTION. The Holding Company may exclude from its income 100% of dividends received from the Association as a member of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Holding Company and the Association will not file a consolidated tax return, except that if the Holding Company or the Association owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted.

     AUDITS. The IRS has not audited the Association's federal income tax returns for the past five years.

MISSOURI TAXATION

     Missouri-based thrift institutions, like the Association, are subject to a special financial institutions tax at the rate of 7% of net income, without regard to net operating loss carryforwards. This tax is in lieu of certain other state taxes on thrift institutions, on their property, capital or income, except taxes on tangible personal property owned by the Association and held for lease or rental to others and on real estate, contributions paid to the Unemployment

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

Compensation Law of Missouri, social security taxes, sales taxes and use taxes. In addition, the Association is entitled to a credit against this tax for all taxes paid to the State of Missouri or any political subdivision, except taxes on tangible personal property owned by the Association and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales and use taxes, and taxes imposed by the Missouri Financial Institutions Tax Law. Missouri thrift institutions are not subject to the regular corporate income tax. The Association's state income tax returns have not been audited for the past five years.


                                 THE CONVERSION

     THE OTS HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO ITS APPROVAL BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE THEREON AND TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION.

GENERAL

     On September 24, 1998, the Board of Directors of the Association unanimously adopted the Plan of Conversion, pursuant to which the Association will be converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank to be held as a wholly-owned subsidiary of the Holding Company, a newly formed Missouri corporation. THE FOLLOWING DISCUSSION OF THE PLAN OF CONVERSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF CONVERSION, WHICH IS ATTACHED AS EXHIBIT A TO THE ASSOCIATION'S PROXY STATEMENT AND IS AVAILABLE TO MEMBERS OF THE ASSOCIATION UPON REQUEST. The Plan of Conversion is also filed as an exhibit to the Registration Statement. See "ADDITIONAL INFORMATION." The OTS has approved the Plan of Conversion subject to its approval by the members of the Association entitled to vote on the matter at a Special Meeting called for that purpose to be held on ________, 1999 and subject to the satisfaction of certain other conditions imposed by the OTS in its approval.

     The conversion will be accomplished through adoption of a Federal Stock Charter and Bylaws to authorize the issuance of capital stock by the Association. As part of the conversion, the Association will issue all of its newly issued capital stock (1,000 shares of common stock) to the Holding Company in exchange for 50% of the net proceeds from the sale of common stock by the Holding Company.

     The Plan of Conversion provides generally that: (i) the Association will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings bank; (ii) the common stock will be offered by the Holding Company in the Subscription Offering to persons having subscription rights; (iii) if necessary, shares of common stock not subscribed for in the Subscription Offering will be offered in a Direct Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in the Local Community, and then to certain members of the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers pursuant to selected dealers agreements; and (iv) the Holding Company will purchase all of the capital stock of the Association to be issued in connection with the conversion. The conversion will be effected only upon completion of the sale of at least $6,375,000 of common stock to be issued pursuant to the Plan of Conversion.

     As part of the conversion, the Holding Company is making a Subscription Offering of its common stock to holders of subscription rights in the following order of priority: (i) Eligible Account Holders (depositors with $50.00 or more on deposit as of June 30, 1997); (ii) the Association's ESOP; (iii) Supplemental Eligible Account Holders (depositors with $50.00 or more on deposit as of December 31, 1998); and (iv) Other Members (depositors of the Association as of __________, 1999 and borrowers of the Association with loans outstanding as of June 1, 1995 which continue to be outstanding as of __________, 1999).

     Shares of common stock not subscribed for in the Subscription Offering may be offered for sale in the Direct Community Offering. The Direct Community Offering, if one is held, is expected to begin immediately after the expiration of the Subscription Offering, but may begin at any time during the Subscription Offering. Shares of common stock not sold in the Subscription and Direct Community Offerings may be offered in the Syndicated Community Offering. Regulations require that the Direct Community and Syndicated Community Offerings be completed within 45 days after completion of the fully extended Subscription Offering unless extended by the Association or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible, the Board of Directors of the Association will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of common stock. The Plan of Conversion provides that the conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the Association.

     No sales of common stock may be completed, either in the Subscription Offering, Direct Community Offering or Syndicated Community Offering unless the Plan of Conversion is approved by the members of the Association.

     The completion of the offering, however, is subject to market conditions and other factors beyond the Association's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Direct Community or Syndicated Community Offerings or other sale of the common stock. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company and the Association as converted, together with corresponding changes in the net proceeds realized by the Holding Company from the sale of the common stock. In the event the conversion is terminated, the Association would be required to charge all conversion expenses against current income.

     Orders for shares of common stock will not be filled until at least 637,500 shares of common stock have been subscribed for or sold and the OTS approves the final valuation and the conversion closes. If the conversion is not completed within 45 days after the last day of the fully extended Subscription Offering and the OTS consents to an extension of time to complete the conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at the Association's passbook rate from the date payment is received until the funds are returned to the subscriber. If such period is not extended, or, in any event, if the conversion is not completed, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at the Association's passbook rate from the date payment is received until the conversion is terminated.

REASONS FOR THE CONVERSION

     The Board of Directors and management believe that the conversion is in the best interests of the Association, its members and the communities it serves. The Association's Board of Directors has formed the Holding Company to serve as a holding company, with the Association as its subsidiary, upon the consummation of the conversion. By converting to the stock form of organization, the Holding Company and the Association will be structured in the form used by holding companies of commercial banks, most business entities and by a growing number of savings institutions. Management of the Association believes that the conversion offers a number of advantages which will be important to the future growth and performance of the Association. The capital raised in the conversion is intended to support the Association's current lending and investment activities and may also support possible future expansion and diversification of operations, although there are no current specific plans, arrangements or understandings, written or oral, regarding any such expansion or diversification. The conversion is also expected to afford the Association's management, members and others the opportunity to become stockholders of the Holding Company and participate more directly in, and contribute to, any future growth of the Holding Company and the Association. The conversion will also enable the Holding Company and the Association to raise additional capital in the public equity or debt markets should the need arise, although there are no current specific plans, arrangements or understandings, written or oral, regarding

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

any such financing activities. The Association, as a mutual savings and loan association, does not have the authority to issue capital stock or debt instruments, other than by accepting deposits.

EFFECTS OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF THE
ASSOCIATION

     VOTING RIGHTS. Savings members and borrowers will have no voting rights in the converted Association or the Holding Company and therefore will not be able to elect directors of the Association or the Holding Company or to control their affairs. Currently, these rights are accorded to savings members of the Association. Subsequent to the conversion, voting rights will be vested exclusively in the Holding Company with respect to the Association and the holders of the common stock as to matters pertaining to the Holding Company. Each holder of common stock shall be entitled to vote on any matter to be considered by the stockholders of the Holding Company. A stockholder will be entitled to one vote for each share of common stock owned.

     SAVINGS ACCOUNTS AND LOANS. The Association's savings accounts, account balances and existing FDIC insurance coverage of savings accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with the Association.

     TAX EFFECTS. The Association has received an opinion from Muldoon, Murphy & Faucette, Washington, D.C., that the conversion will constitute a nontaxable reorganization under Section 368(a)(1)(F) of the Code. Among other things, the opinion states that:

     (i) no gain or loss will be recognized to the Association in its mutual or stock form by reason of the conversion;

     (ii) no gain or loss will be recognized to its account holders upon the issuance to them of accounts in the Association immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Association in its mutual form plus interest in the liquidation account;

     (iii) the tax basis of account holders' accounts in the Association immediately after the conversion will be the same as the tax basis of their accounts immediately prior to conversion;

     (iv) the tax basis of each account holder's interest in the liquidation account will be equal to the value, if any, of that interest;

     (v) the tax basis of the common stock purchased in the conversion will be the amount paid and the holding period for such stock will commence at the date of purchase; and

     (vi) no gain or loss will be recognized to account holders upon the receipt or exercise of subscription rights in the conversion, except to the extent subscription rights are deemed to have value as discussed below.

     Unlike a private letter ruling issued by the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the IRS.

     Based upon past rulings issued by the IRS, the opinion provides that the receipt of subscription rights by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members under the Plan of Conversion will be taxable to the extent, if any, that the subscription rights are deemed to have a fair market value. RP Financial, a financial consulting firm retained by the Association, whose findings are not binding on the IRS, has issued a letter indicating that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares of the common stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the Direct Community Offering for unsubscribed shares of common stock. If the subscription rights are deemed to have a fair market value, the receipt of such rights may only be taxable to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. The Association could also recognize a gain on the distribution of such subscription rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event the subscription rights are deemed to have a fair market value.

     The Association has also received an opinion from Moore, Horton & Carlson, P.C., Mexico, Missouri, that, assuming the conversion does not result in any federal income tax liability to the Association, its account holders, or the Holding Company, implementation of the Plan of Conversion will not result in any Missouri income tax liability to such entities or persons.

     The opinions of Muldoon, Murphy & Faucette and Moore, Horton & Carlson, P.C. and the letter from RP Financial are filed as exhibits to the Registration Statement. See "ADDITIONAL INFORMATION."

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONVERSION PARTICULAR TO THEM.

     LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor in the Association would receive a pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors up to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in the Association at the time of liquidation.

     After the conversion, holders of withdrawals deposit(s) in the Association, including certificates of deposit ("Savings Account(s)"), shall not be entitled to share in any residual assets in the event of liquidation of the Association. However, pursuant to OTS regulations, the Association shall, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained herein.

     The liquidation account shall be maintained by the Association subsequent to the conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their Savings Accounts in the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Savings Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount").

     The initial subaccount balance for a Savings Account held by an Eligible Account Holder or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of such holder's "qualifying deposit" in the Savings Account and the denominator is the total amount of the "qualifying deposits" of all such holders. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

     If the deposit balance in any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing day of the Association subsequent to June 30, 1997, or December 31, 1998 is less than the lesser of (i) the deposit balance in such Savings Account at the close of business on any other annual closing date subsequent to June 30, 1997 or December 31, 1998 or (ii) the amount of the "qualifying deposit" in such Savings Account on June 30, 1997 or December 31, 1998, then the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, such subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Savings Account. If any such Savings Account is closed, the related subaccount balance shall be reduced to zero.

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

     In the event of a complete liquidation of the Association (and only in such event) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for Savings Account(s) then held by such holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Savings Accounts and other liabilities or similar transactions with another federally insured institution in which the Association is not the surviving institution shall be considered to be a complete liquidation. In any such transaction the liquidation account shall be assumed by the surviving institution.

     In the unlikely event the Association is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to the Holding Company as the sole stockholder of the Association.

THE SUBSCRIPTION, DIRECT COMMUNITY AND SYNDICATED COMMUNITY OFFERINGS

     SUBSCRIPTION OFFERING. In accordance with the Plan of Conversion, nontransferable subscription rights to purchase the common stock have been issued to persons and entities entitled to purchase the common stock in the Subscription Offering. The amount of the common stock which these parties may purchase will be subject to the availability of the common stock for purchase under the categories set forth in the Plan of Conversion. Subscription priorities have been established for the allocation of stock to the extent that the common stock is available. These priorities are as follows:

     Category 1: Eligible Account Holders. Each depositor with $50.00 or more on deposit at the Association as of June 30, 1997 will receive nontransferable subscription rights to subscribe for up to the greater of $40,000 of common stock (4,000 shares), one-tenth of one percent of the total offering of common stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Eligible Account Holders so as to permit each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make such person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Eligible Account Holders. Subscription rights received by officers and directors in this category based on their increased deposits in the Association in the one year period preceding June 30, 1997 are subordinated to the subscription rights of other Eligible Account Holders.

     Category 2: ESOP. The Plan of Conversion provides that the ESOP shall receive nontransferable subscription rights to purchase up to 8% of the shares of common stock issued in the conversion. The ESOP intends to purchase 8% of the shares of common stock issued in the conversion. In the event the number of shares offered in the conversion is increased above the maximum of the Estimated Valuation Range, the ESOP shall have a priority right to purchase any such shares exceeding the maximum of the Estimated Valuation Range up to an aggregate of 8% of the common stock. If the ESOP's subscription is not filled in its entirety, the ESOP may purchase shares in the open market or may purchase shares directly from the Holding Company.

     Category 3: Supplemental Eligible Account Holders. Each depositor with $50.00 or more on deposit as of December 31, 1998 will receive nontransferable subscription rights to subscribe for up to the greater of $40,000 of common stock (4,000 shares), one-tenth of one percent of the total offering of common stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of qualifying deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be

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

allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Supplemental Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Supplemental Eligible Account Holders.

     Category 4: Other Members. Each depositor of the Association as of the Voting Record Date (__________, 1999) and each borrower with a loan outstanding on June 1, 1995 which continues to be outstanding as of the Voting Record Date will receive nontransferable subscription rights to purchase up to $40,000 of common stock (4,000 shares) in the conversion to the extent shares are available following subscriptions by Eligible Account Holders, the Association's ESOP and Supplemental Eligible Account Holders. In the event of an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the respective subscriptions.

     SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE. PERSONS SELLING OR OTHERWISE TRANSFERRING THEIR RIGHTS TO SUBSCRIBE FOR COMMON STOCK IN THE SUBSCRIPTION OFFERING OR SUBSCRIBING FOR COMMON STOCK ON BEHALF OF ANOTHER PERSON WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OTS OR ANOTHER AGENCY OF THE U.S. GOVERNMENT. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HE OR SHE IS PURCHASING SUCH SHARES SOLELY FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF SUCH SHARES. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED WITHOUT THE CONSENT OF THE ASSOCIATION AND THE HOLDING COMPANY.

     The Holding Company and the Association will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights. However, the Subscription Offering and all subscription rights under the Plan of Conversion will expire at 12:00 Noon, Central Time, on the __________, 1999, whether or not the Association has been able to locate each person entitled to such subscription rights. ORDERS FOR COMMON STOCK IN THE SUBSCRIPTION OFFERING RECEIVED IN HAND BY THE ASSOCIATION AFTER THAT TIME WILL NOT BE ACCEPTED. The Subscription Offering may be extended by the Holding Company and the Association up to ________, 1999 without the OTS's approval.
OTS regulations require that the Holding Company complete the sale of common stock within 45 days after the close of the Subscription Offering. If the Direct Community Offering and the Syndicated Community Offerings are not completed within such period all funds received will be promptly returned with interest at the Association's passbook rate and all withdrawal authorizations will be canceled. If regulatory approval of an extension of the time period has been granted, all subscribers will be notified of such extension and of the duration of any extension that has been granted, and will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled). No single extension can exceed 90 days.

     DIRECT COMMUNITY OFFERING. Any shares of common stock which remain unsubscribed for in the Subscription Offering will be offered by the Holding Company to certain members of the general public in a Direct Community Offering, with preference given to natural persons and trusts of natural persons residing in Marion, Lewis and Clark Counties, Missouri. Purchasers in the Direct Community Offering are eligible to purchase up to $40,000 of common stock (4,000 shares). In the event an insufficient number of shares are available to fill orders in the Direct Community Offering, the available shares will be allocated on a pro rata basis determined by the amount of the respective orders. The Direct Community Offering, if held, may be concurrent with, during or promptly after the Subscription Offering. The Direct Community Offering may terminate on or at any time subsequent to the Expiration Date, but no later than 45 days after the close of the Subscription Offering, unless extended by the Holding Company and the Association, with approval of the OTS. If regulatory approval of an extension of the time period has been granted, all subscribers will be notified of such extension and of the duration of any extension that has been granted, and will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest. THE RIGHT OF ANY PERSON TO PURCHASE SHARES IN THE DIRECT COMMUNITY OFFERING IS SUBJECT TO THE ABSOLUTE RIGHT OF THE HOLDING COMPANY AND THE ASSOCIATION TO ACCEPT OR REJECT SUCH PURCHASES IN WHOLE OR IN PART. IF AN ORDER IS REJECTED IN PART, THE PURCHASER DOES NOT HAVE THE RIGHT TO CANCEL THE REMAINDER OF THE ORDER. THE HOLDING COMPANY PRESENTLY INTENDS TO TERMINATE THE DIRECT COMMUNITY OFFERING AS SOON AS IT HAS RECEIVED ORDERS FOR ALL SHARES AVAILABLE FOR PURCHASE IN THE CONVERSION.

     If all of the common stock offered in the Subscription Offering is subscribed for, no common stock will be available for purchase in the Direct Community Offering.

     SYNDICATED COMMUNITY OFFERING. The Plan of Conversion provides that, if necessary, all shares of common stock not purchased in the Subscription Offering and Direct Community Offering, if any, may be offered for sale to certain members of the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Trident Securities acting as agent of the Holding Company. THE HOLDING COMPANY AND THE ASSOCIATION HAVE THE RIGHT TO REJECT ORDERS, IN WHOLE OR PART, IN THEIR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     Stock sold in the Syndicated Community Offering also will be sold at the $10.00 purchase price. See "-- Stock Pricing and Number of Shares to be Issued." No person will be permitted to subscribe in the Syndicated Community Offering for shares of common stock with an aggregate purchase price of more than $40,000 (4,000 shares) of common stock. See "-- Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings" for a description of the commission to be paid to the selected dealers and to Trident Securities.

     Trident Securities may enter into agreements with selected dealers to assist in the sale of shares in the Syndicated Community Offering. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date ("Order Date") for the purchase of shares of Conversion Stock.
When and if Trident Securities and the Holding Company believe that enough indications of interest and orders have been received in the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering to consummate the conversion, Trident Securities will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations to such customers on the next business day after the Order Date. Selected dealers may debit the accounts of their customers on a date which will be three business days from the Order Date ("Settlement Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account that the Holding Company established for each selected dealer. Each customer's funds so forwarded to the Holding Company, along with all other accounts held in the same title, will be insured by the FDIC up to the applicable $100,000 legal limit. After payment has been received by the Holding Company from selected dealers, funds will earn interest at the Association's passbook rate until the completion of the offering. At the completion of the conversion, the funds received will be used to purchase the shares of common stock ordered. The shares issued in the conversion cannot and will not be insured by the FDIC or any other government agency. In the event the conversion is not consummated as described above, funds with interest will be returned promptly to the selected dealers, who, in turn, will promptly credit their customers' brokerage accounts.

     The Syndicated Community Offering may terminate no more than 45 days after the expiration of the Subscription Offering, unless extended by the Holding Company and the Association, with approval of the OTS.

     In the event the Association is unable to find purchasers from the general public for all unsubscribed shares, other purchase arrangements will be made by the Board of Directors of the Association, if feasible. Such other arrangements will be subject to the approval of the OTS. The OTS may grant one or more extensions of the offering period, provided that (i) no single extension exceeds 90 days, (ii) subscribers are given the right to increase, decrease or rescind their subscriptions during the extension period, and (iii) the extensions do not go more than two years beyond the date on which the members approved the Plan of Conversion. If the conversion is not completed within 45 days after the close of the Subscription Offering, either all funds received will be returned with interest (and withdrawal authorizations canceled) or, if the OTS has granted an extension of time, all subscribers will be given the right to increase, decrease or rescind their subscriptions at any time prior to 20 days before the end of the extension period. If an extension of time is obtained, all subscribers will be notified of such extension and of their rights to modify their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled).

     PERSONS IN NON-QUALIFIED STATES. The Holding Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan of Conversion reside. However, the Holding Company and the Association are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of common stock reside in such state or (ii) the Holding Company or the Association determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request or requirement that the Holding Company and the Association or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request or requirement to register or otherwise qualify the subscription rights or common stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Holding Company and the Association will base their decision as to whether or not to offer the common stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of reviewing the registration and qualification requirements of the state (and of actually registering or qualifying the shares) or the need to register the Holding Company, its officers, directors or employees as brokers, dealers or salesmen.

PLAN OF DISTRIBUTION FOR THE SUBSCRIPTION, DIRECT COMMUNITY AND SYNDICATED COMMUNITY OFFERINGS

     The Association and the Holding Company have retained Trident Securities to consult with and advise the Association and to assist the Association and the Holding Company, on a best efforts basis, in the distribution of shares in the offering. Trident Securities is a broker-dealer registered with the Securities and Exchange Commission ("SEC") and a member of the NASD. Trident Securities will assist the Association in the conversion as follows: (i) it will act as marketing advisor with respect to the Subscription Offering and will represent the Association as placement agent on a best efforts basis in the sale of the common stock in the Direct Community Offering if one is held; (ii) it will conduct training sessions with directors, officers and employees of the Association regarding the conversion process; and (iii) it will assist in the establishment and supervision of the Association's stock information center and, with management's input, will train the Association's staff to record properly and tabulate orders for the purchase of common stock and to respond appropriately to customer inquiries.

     Based upon negotiations between Trident Securities on the one hand and the Holding Company and the Association on the other hand concerning fee structure, Trident Securities will receive a fixed management fee of $135,000. Trident Securities and selected dealers participating in the Syndicated Community Offering may receive a commission in the Syndicated Community Offering in a maximum amount to be agreed upon by the Holding Company and the Association to reflect market requirements at the time of the allocation of shares in the Syndicated Community Offering. Fees and commissions paid to Trident Securities and to any selected dealers may be deemed to be underwriting fees, and Trident Securities and such selected dealers may be deemed to be underwriters. Trident Securities will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $12,500 and its legal fees not to exceed $30,000. Trident Securities has received an advance of $10,000 towards its reimbursable expenses. For additional information, see "-- Stock Pricing and Number of Shares to be Issued" and "USE OF PROCEEDS."

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

     Subject to certain limitations, the Holding Company and the Association have also agreed to indemnify Trident Securities against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock or with regard to allocations of shares (in the event of oversubscription) or determinations of eligibility to purchase shares.

DESCRIPTION OF SALES ACTIVITIES

     The common stock will be offered in the Subscription Offering and Direct Community Offering principally by the distribution of this prospectus and through activities conducted at the Association's stock information center at its main office facility. The stock information center is expected to operate during normal business hours throughout the Subscription Offering and Direct Community Offering. It is expected that at any particular time one or more Trident Securities employees will be working at the stock information center. Such employees of Trident Securities will be responsible for mailing materials relating to the offering, responding to questions regarding the conversion and the offering and processing stock orders.

     Sales of common stock will be made by registered representatives affiliated with Trident Securities or by the selected dealers managed by Trident Securities. The management and employees of the Association may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Management of the Association may answer questions regarding the business of the Association when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives.
The management and employees of the Holding Company and the Association have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

     No officer, director or employee of the Association or the Holding Company will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the conversion.

     None of the Association's personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. The Association's personnel will assist in the above-described sales activities pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Exchange Act. Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that such person not be associated with a broker or dealer and that such person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND DIRECT COMMUNITY
OFFERINGS

     To purchase shares in the Subscription Offering, an executed order form with the required full payment for each share subscribed for, or with appropriate authorization for withdrawal of full payment from the subscriber's deposit account with the Association (which may be given by completing the appropriate blanks in the order form), must be received by the Association by 12:00 Noon, Central Time, on the Expiration Date. Order forms that are not received by such time or are executed defectively or are received without full payment (or without appropriate withdrawal instructions) are not required to be accepted. The Holding Company and the Association have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that they will do so. Pursuant to the Plan of Conversion, the interpretation by the Holding Company and the Association of the terms and conditions of the Plan of Conversion and of the order form will be final. In order to purchase shares in the Direct

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Community Offering, the order form, accompanied by the required payment for each share subscribed for, must be received by the Association prior to the time the Direct Community Offering terminates, which may be on or at any time subsequent to the Expiration Date. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Association unless the conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (June 30, 1997) and/or the Supplemental Eligibility Record Date (December 31, 1998) and/or the Voting Record Date (__________, 1999) must list all accounts on the order form giving all names in each account, the account number and the approximate account balance as of such date. Failure to list an account could result in fewer shares allocated in the event of an oversubscription than if all accounts had been disclosed.

     Full payment for subscriptions may be made (i) in cash if delivered in person at the Association's stock information center, (ii) by check, bank draft, or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Appropriate means by which such withdrawals may be authorized are provided on the order form. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Association's passbook rate from the date payment is received at the stock information center until the completion or termination of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion (unless the certificate matures after the date of receipt of the order form but prior to closing, in which case funds will earn interest at the passbook rate from the date of maturity until consummation of the conversion), but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion. At the completion of the conversion, the funds received in the offering will be used to purchase the shares of common stock ordered. THE SHARES OF COMMON STOCK ISSUED IN THE CONVERSION CANNOT AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. In the event that the conversion is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

     If a subscriber authorizes the Association to withdraw the amount of the aggregate purchase price from his or her deposit account, the Association will do so as of the effective date of conversion, though the account must contain the full amount necessary for payment at the time the subscription order is received. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Association's passbook rate.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of common stock subscribed for at the $10.00 purchase price upon consummation of the conversion, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Holding Company to lend to the ESOP, at such time, the aggregate purchase price of the shares for which it subscribed.

     IRAs maintained in the Association do not permit investment in the common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since the Association does not offer such accounts, it will allow such a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Holding Company's common stock in the offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as the Association now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an Association IRA to purchase common stock should contact the stock information center as soon

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

as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date. In addition, the provisions of ERISA and IRS regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of common stock in the Subscription Offering, make such purchases for the exclusive benefit of IRAs.

     Certificates representing shares of common stock purchased, and any refund due, will be mailed to purchasers at such address as may be specified in properly completed order forms or to the last address of such persons appearing on the records of the Association as soon as practicable following consummation of the sale of all shares of common stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law. PURCHASERS MAY NOT BE ABLE TO SELL THE SHARES OF COMMON STOCK WHICH THEY PURCHASED UNTIL CERTIFICATES FOR THE COMMON STOCK ARE AVAILABLE AND DELIVERED TO THEM, EVEN THOUGH TRADING OF THE COMMON STOCK MAY HAVE COMMENCED.

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. The Association will accept for processing only orders submitted on original order forms. The Association is not obligated to accept orders submitted on photocopied or telecopied order forms. ORDERS CANNOT AND WILL NOT BE ACCEPTED WITHOUT THE EXECUTION OF THE CERTIFICATION APPEARING ON THE REVERSE SIDE OF THE ORDER FORM.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     Federal regulations require that the aggregate purchase price of the securities sold in connection with the conversion be based upon an estimated pro forma value of the Holding Company and the Association as converted (i.e.,
                                                                     ----
taking into account the expected receipt of proceeds from the sale of securities in the conversion), as determined by an independent appraisal. The Association and the Holding Company have retained RP Financial to prepare an appraisal of the pro forma market value of the Holding Company and the Association as converted, as well as a business plan. RP Financial will receive a fee expected to total approximately $25,000 for its appraisal services and assistance in the preparation of a business plan, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. The Association has agreed to indemnify RP Financial under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the conversion.

     RP Financial has prepared an appraisal of the estimated pro forma market value of the Holding Company and the Association as converted taking into account the formation of the Holding Company as the holding company for the Association. For its analysis, RP Financial undertook substantial investigations to learn about the Association's business and operations. Management supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed the Association's Form AC Application for Approval of Conversion and the Holding Company's Form SB-2 Registration Statement. Furthermore, RP Financial visited the Association's facilities and had discussions with the Association's management and its special conversion legal counsel, Muldoon, Murphy & Faucette. No detailed individual analysis of the separate components of the Holding Company's or the Association's assets and liabilities was performed in connection with the evaluation.

     In estimating the pro forma market value of the Holding Company and the Association as converted, as required by applicable regulatory guidelines, RP Financial's analysis utilized three selected valuation procedures, the Price/Book ("P/B") method, the Price/Earnings ("P/E") method, and Price/Assets ("P/A") method, all of which are described in its report. RP Financial placed the greatest emphasis on the P/E and P/B methods in estimating pro forma market value. In applying these procedures, RP Financial reviewed, among other factors, the economic make-up of the Association's primary market area, the Association's financial performance and condition in relation to publicly-traded institutions that RP Financial deemed comparable to the Association, the specific terms of the offering of the Holding Company's common stock, the pro forma impact of the additional capital raised in the conversion, conditions of

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

securities markets in general, and the market for thrift institution common stock in particular. RP Financial's analysis provides an approximation of the pro forma market value of the Holding Company and the Association as converted based on the valuation methods applied and the assumptions outlined in its report. Included in its report were certain assumptions as to the pro forma earnings of the Holding Company after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses and an assumed after-tax rate of return on the net conversion proceeds as described under "PRO FORMA DATA," purchases by the ESOP of 8% of the common stock sold in the conversion and purchases in the open market by the MRP of a number of shares equal to 4% of the common stock sold in the conversion at the $10.00 purchase price. See "PRO FORMA DATA" for additional information concerning these assumptions. The use of different assumptions may yield different results.

     On the basis of the foregoing, RP Financial has advised the Holding Company and the Association that, in its opinion, as of December 11, 1998, the aggregate estimated pro forma market value of the Holding Company and the Association as converted and, therefore, the common stock was within the valuation range of $6,375,000 to $8,625,000 with a midpoint of $7,500,000. After reviewing the methodology and the assumptions used by RP Financial in the preparation of the appraisal, the Board of Directors established the Estimated Valuation Range which is equal to the valuation range of $6,375,000 to $8,625,000 with a midpoint of $7,500,000. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 637,500 and 862,500 with a midpoint of 750,000. The purchase price of $10.00 was determined by discussion among the Boards of Directors of the Association and the Holding Company and Trident Securities, taking into account, among other factors (i) the requirement under OTS regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and (ii) desired liquidity in the common stock subsequent to the conversion. Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by the Holding Company at this time. The Estimated Valuation Range may be amended, with the approval of the OTS, if necessitated by developments following the date of such appraisal in, among other things, market conditions, the financial condition or operating results of the Association, regulatory guidelines or national or local economic conditions.

     RP Financial's appraisal report is filed as an exhibit to the Registration Statement. See "ADDITIONAL INFORMATION."

     If, upon completion of the Subscription Offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of the Holding Company and the Association as converted, as of the close of the Subscription Offering.

     No sale of the shares will take place unless prior thereto RP Financial confirms to the OTS that, to the best of RP Financial's knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price on an aggregate basis was incompatible with its estimate of the total pro forma market value of the Holding Company and the Association as converted at the time of the sale. If, however, the facts do not justify such a statement, the offering or other sale may be canceled, a new Estimated Valuation Range and price per share set and new Subscription, Direct Community and Syndicated Community Offerings held. Under such circumstances, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced.

     Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares discussed herein. In the event the total amount of shares issued is less than 637,500 or more than 991,875 (15% above the maximum of the Estimated Valuation Range), for aggregate gross proceeds of less than $6,375,000 or more than $9,918,750, subscription funds will be returned promptly with interest to each subscriber unless he indicates otherwise. If RP Financial establishes a new valuation range, it will be subject to approval by the OTS.

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

     If purchasers cannot be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of the Association and the Holding Company, if possible. Such other purchase arrangements will be subject to the approval of the OTS and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the Plan of Conversion and in excess of the proposed director purchases set forth herein, although no such purchases are currently intended. If such other purchase arrangements cannot be made, the Plan of Conversion will terminate.

     In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents the Association furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of such information and did not independently verify the financial statements and other data provided by the Association and the Holding Company or independently value the assets or liabilities of the Holding Company and the Association. THE APPRAISAL BY RP FINANCIAL IS NOT INTENDED TO BE, AND MUST NOT BE INTERPRETED AS, A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE PLAN OF CONVERSION OR OF PURCHASING SHARES OF COMMON STOCK. MOREOVER, BECAUSE THE APPRAISAL IS NECESSARILY BASED ON MANY FACTORS WHICH CHANGE FROM TIME TO TIME, THERE IS NO ASSURANCE THAT PERSONS WHO PURCHASE SUCH SHARES IN THE CONVERSION WILL LATER BE ABLE TO SELL SHARES THEREAFTER AT PRICES AT OR ABOVE THE PURCHASE PRICE.

LIMITATIONS ON PURCHASES OF SHARES

     The Plan of Conversion provides for certain limitations to be placed upon the purchase of common stock by eligible subscribers and others in the conversion. Each subscriber must subscribe for a minimum of 25 shares. With the exception of the ESOP, which is expected to subscribe for 8% of the shares of common stock issued in the conversion, the Plan of Conversion provides for the following purchase limitations: (i) No Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, including, in each case, all persons on a joint account, may purchase shares of common stock with an aggregate purchase price of more than $40,000 (4,000 shares), (ii) no person may purchase in the Direct Community Offering, if any, or in the Syndicated Community Offering, if any, shares of common stock with an aggregate purchase price of more than $40,000 (4,000 shares), and (iii) no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than the overall maximum purchase limitation of 1% ($86,250, or 8,625 shares, based on the maximum of the Estimated Valuation Range) of the total number of shares of common stock issued in the conversion (exclusive of any shares issued pursuant to an increase in the Estimated Valuation Range of up to 15%). For purposes of the Plan of Conversion, the directors are not deemed to be acting in concert solely by reason of their Board membership. Pro rata reductions within each subscription rights category will be made in allocating shares to the extent that the maximum purchase limitations are exceeded.

     The Association's and the Holding Company's Boards of Directors may, in their sole discretion, increase the maximum purchase limitation set forth above up to 9.99% of the shares of common stock sold in the conversion, provided that orders for shares which exceed 5% of the shares of common stock sold in the conversion may not exceed, in the aggregate, 10% of the shares sold in the conversion. The Association and the Holding Company do not intend to increase the maximum purchase limitation unless market conditions are such that an increase in the maximum purchase limitation is necessary to sell a number of shares in excess of the minimum of the Estimated Valuation Range. If the Boards of Directors decide to increase the purchase limitation above, persons who subscribed for the maximum number of shares of common stock will be, and other large subscribers in the discretion of the Holding Company and the Association may be, given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.

     The term "acting in concert" is defined in the Plan of Conversion to mean
(i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party shall also be deemed to be acting in concert with any person who is also acting in concert with that other party. THE HOLDING COMPANY AND THE ASSOCIATION MAY PRESUME THAT CERTAIN PERSONS ARE ACTING IN CONCERT BASED UPON, AMONG OTHER THINGS, JOINT ACCOUNT RELATIONSHIPS AND THE FACT THAT SUCH PERSONS MAY HAVE FILED JOINT SCHEDULES 13D WITH THE SEC WITH RESPECT TO OTHER COMPANIES.

     The term "associate" of a person is defined in the Plan of Conversion to mean (i) any corporation or organization (other than the Association or a majority-owned subsidiary of the Association) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Association or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person and, therefore, all shares purchased by such corporation would be included with the number of shares which such person could purchase individually under the above limitations.

     The term "officer" is defined in the Plan of Conversion to mean an executive officer of the Association, including its Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer.

     Common stock purchased pursuant to the conversion will be freely transferable, except for shares purchased by directors and officers of the Association and the Holding Company and by NASD members. See "-- Restrictions on Transferability by Directors and Officers and NASD Members."

RESTRICTIONS ON REPURCHASE OF STOCK

     Pursuant to OTS regulations, OTS-regulated savings associations (and their holding companies) may not for a period of three years from the date of an institution's mutual-to-stock conversion repurchase any of its common stock from any person, except in the event of (i) an offer made to all of its stockholders to repurchase the common stock on a pro rata basis, approved by the OTS; or (ii) the repurchase of qualifying shares of a director. Furthermore, repurchases of any common stock are prohibited if the effect thereof would cause the association's regulatory capital to be reduced below (a) the amount required for the liquidation account or (b) the regulatory capital requirements imposed by the OTS. Repurchases are generally prohibited during the first year following conversion. Upon ten days' written notice to the OTS, and if the OTS does not object, an institution may make open market repurchases of its outstanding common stock during years two and three following the conversion, provided that certain regulatory conditions are met and that the repurchase would not adversely affect the financial condition of the institution. Any repurchases of common stock by the Holding Company would be subject to these regulatory restrictions unless the OTS would provide otherwise.

RESTRICTIONS ON TRANSFERABILITY BY DIRECTORS AND OFFICERS AND NASD MEMBERS

     Shares of common stock purchased in the offering by directors and officers of the Holding Company may not be sold for a period of one year following consummation of the conversion, except in the event of the death of the stockholder or in any exchange of the common stock in connection with a merger or acquisition of the Holding Company. Shares of common stock received by directors or officers through the ESOP or the MRP or upon exercise of options issued pursuant to the Stock Option Plan or purchased subsequent to the conversion are not subject to this restriction. Accordingly, shares of common stock issued by the Holding Company to directors and officers shall bear a legend giving appropriate notice of the restriction and, in addition, the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's common stock with respect to the restriction on transfers. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted common stock shall be subject to the same restrictions.

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

     Purchases of outstanding shares of common stock of the Holding Company by directors, executive officers (or any person who was an executive officer or director of the Association after adoption of the Plan of Conversion) and their associates during the three-year period following the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Holding Company's outstanding common stock or to the purchase of stock pursuant to the Stock Option Plan.

     The Holding Company has filed with the SEC a registration statement under the SECURITIES ACT for the registration of the common stock to be issued pursuant to the conversion. The registration under the Securities Act of shares of the common stock to be issued in the conversion does not cover the resale of such shares. Shares of common stock purchased by persons who are not affiliates of the Holding Company may be resold without registration. Shares purchased by an affiliate of the Holding Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Holding Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Holding Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

     Under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.


               RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

     The following discussion is a summary of certain provisions of federal law and regulations and Missouri corporate law, as well as the Articles of Incorporation and Bylaws of the Holding Company, relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Articles of Incorporation and Bylaws of the Holding Company contained in the Registration Statement filed with the SEC. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

CONVERSION REGULATIONS

     OTS regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution (or its holding company) from another person prior to completion of its conversion. Further, without the prior written approval of the OTS, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution (or its holding company) for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution (or its holding company). The OTS has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to an association (or its holding company) or an underwriter or member of a selling group acting on the converting institution's (or its holding company's) behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution (or its holding company) or who controls more than 10% of the outstanding shares or voting rights of a converting or converted institution (or its holding company).

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

CHANGE OF CONTROL REGULATIONS

     Under the Change in Bank Control Act, no person may acquire control of an insured federal savings and loan association or its parent holding company unless the OTS has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, OTS regulations provide that no company may acquire control of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS.

     Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquirer also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification form that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

     The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

ANTI-TAKEOVER PROVISIONS IN THE HOLDING COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS AND IN MISSOURI LAW

     A number of provisions of the Holding Company's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Holding Company's Articles of Incorporation and Bylaws and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Holding Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent Board of Directors or management of the Holding Company more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Holding Company is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "ADDITIONAL INFORMATION" as to where to obtain a copy of these documents.

     LIMITATION ON VOTING RIGHTS. The Articles of Incorporation of the Holding Company provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock ("Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit, unless permitted by a resolution adopted by a majority of the board of directors. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the Articles of Incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Association or Holding Company or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by the Holding Company to be beneficially, owned by such person and his or her affiliates.

     BOARD OF DIRECTORS. The Board of Directors of the Holding Company is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. The Holding Company's Articles of Incorporation provides that the size of the Board shall be as set forth in the Bylaws. The Bylaws currently set the number of directors at seven. The Articles of Incorporation provides that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of a majority of the directors then in office and any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Holding Company. The Articles of Incorporation of the Holding Company provides that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause and only upon the vote of 80% of the outstanding shares of voting stock. In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire Board, but only with cause, and replace it with persons of such holders' choice.

     CUMULATIVE VOTING; SPECIAL MEETINGS. The Bylaws do not provide for cumulative voting for any purpose. The Bylaws also provide that special meetings of stockholders of the Holding Company may be called only by the President or by the Board of Directors of the Holding Company.

     AUTHORIZED SHARES. The Articles of Incorporation authorizes the issuance of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide the Holding Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits, restricted stock grants and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors, consistent with fiduciary duties, to deter future attempts to gain control of the Holding Company. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of the Holding Company, and thereby assist members of management to retain their positions. The Holding Company's Board currently has no plans for the issuance of additional shares, other than the issuance of shares of common stock upon exercise of stock options and in connection with the MRP.

     STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS. The Articles of Incorporation requires the approval of the holders of at least 80% of the Holding Company's outstanding shares of voting stock to approve certain "Business Combinations" (as defined therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by a majority of those members of the Holding Company's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity (other than the Holding Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Holding Company or an affiliate of such person or entity. This provision of the Articles of Incorporation applies to any

"Business Combination," which is defined to include: (i) any merger or consolidation of the Holding Company with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of the Holding Company or combined assets of the Holding Company and its subsidiaries to a Related Person; (iii) any merger or consolidation of a Related Person with or into the Holding Company or a subsidiary of the Holding Company; (iv) any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to the Holding Company or a subsidiary of the Holding Company; (v) the issuance of any securities of the Holding Company or a subsidiary of the Holding Company to a Related Person; (vi) the acquisition by the Holding Company or a subsidiary of the Holding Company of any securities of a Related Person; (vii) any reclassification of common stock of the Holding Company or any recapitalization involving the common stock of the Holding Company; or (viii) any agreement or other arrangement providing for any of the foregoing.

     Under Missouri law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of two-thirds of the outstanding shares of common stock of the Holding Company and any other affected class of stock. One exception under Missouri law to the majority approval requirement applies to stockholders owning 20% or more of the common stock of a corporation for a period of less than five years. Such 20% stockholder, in order to obtain approval of a business combination, must obtain the approval of a majority of the outstanding stock, excluding the stock owned by such 20% stockholder, or satisfy other requirements under Missouri law relating to board of director approval of his or her acquisition of the shares of the Holding Company. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

     AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS. Amendments to the Holding Company's Articles of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Holding Company and amendment of the Holding Company's Bylaws and Articles of Incorporation. The Holding Company's Bylaws may be amended by its Board of Directors, or by a vote of 66% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     STOCKHOLDER NOMINATIONS AND PROPOSALS. The Bylaws of the Holding Company require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give not less than 60 nor more than 90 days' advance notice to the Secretary of the Holding Company; provided, however, that if less than 71 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice, to be timely, must be received no later than the close of business on the 10/th/ day following the date on which notice was mailed to shareholders or other public disclosure was made. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Holding Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Holding Company with certain information concerning the nominee and the proposing stockholder.

     PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF THE HOLDING COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS. The Board of Directors of the Association believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Holding Company and the Association in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The Board of Directors believes these provisions are in the best interest of the Association and the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of the Holding Company and that is in the best interest of all stockholders.

     Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of the Holding Company for its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners became less than 300, thereby allowing for deregistration under the Exchange Act.

     Despite the belief of the Association and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's Articles of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board of Directors of the Association and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

     Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, the Holding Company may adopt additional anti-takeover charter provisions or other devices regarding the acquisition of its equity securities that would be permitted for a Missouri business corporation.

     The cumulative effect of the restriction on acquisition of the Holding Company contained in the Articles of Incorporation and Bylaws of the Holding Company and in Federal and Missouri law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of the Holding Company may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

              DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY

GENERAL

     The Holding Company is authorized to issue 5,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. The Holding Company currently expects to issue up to 865,000 shares of common stock (unless increased to 991,875 shares of common stock sold) and no shares of preferred stock in the conversion. Each share of the Holding Company's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

     THE COMMON STOCK OF THE HOLDING COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF ANY TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

COMMON STOCK

     DIVIDENDS. The Holding Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Holding Company is subject to limitations which are imposed by law and applicable regulation. See "DIVIDEND POLICY" and "REGULATION." The holders of common stock of the Holding Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Holding Company out of funds legally available therefor. If the Holding Company issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     VOTING RIGHTS. Upon conversion, the holders of common stock of the Holding Company will possess exclusive voting rights in the Holding Company. They will elect the Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Missouri law or as are otherwise presented to them by the Board of Directors. Except as discussed in "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Holding Company issues preferred stock, holders of the Holding Company preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

     As a federal mutual savings and loan association, corporate powers and control of the Association are vested in its Board of Directors, who elect the officers of the Association and who fill any vacancies on the Board of Directors as it exists upon conversion. Subsequent to conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Association, all of which will be owned by the Holding Company, and voted at the direction of the Holding Company's Board of Directors. Consequently, the holders of the common stock will not have direct control of the Association.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Association, the Holding Company, as holder of the Association's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "THE CONVERSION"), all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. If Holding Company preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS. Holders of the common stock of the Holding Company will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the authorized Holding Company preferred stock will be issued in the conversion and there are no plans to issue the preferred stock. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

RESTRICTIONS ON ACQUISITION

     Acquisitions of the Holding Company are restricted by provisions in its Articles of Incorporation and Bylaws and by the rules and regulations of various regulatory agencies. See "REGULATION" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."


                           REGISTRATION REQUIREMENTS

     The Holding Company has registered the common stock with the SEC pursuant to Section 12(g) of the Exchange Act and will not deregister its common stock for a period of at least three years following the completion of the conversion. As a result of such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable.


                             LEGAL AND TAX OPINIONS

     The legality of the common stock has been passed upon for the Holding Company by Muldoon, Murphy & Faucette, Washington, D.C. The federal tax consequences of the offering have been opined upon by Muldoon, Murphy & Faucette and the Missouri tax consequences of the offering have been opined upon by Moore, Horton & Carlson, P.C. Muldoon, Murphy & Faucette and Moore, Horton & Carlson, P.C. have consented to the references herein to their opinions.
Certain legal matters will be passed upon for Trident Securities by Housley Kantarian & Bronstein, P.C., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of the Association at September 30, 1998 and 1997 and for each of the years ended September 30, 1998 and 1997 included in this prospectus have been audited by Moore, Horton & Carlson, P.C., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     RP Financial has consented to the publication herein of the summary of its report to the Association setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Association as converted and its letter with respect to subscription rights and to the use of its name and statements with respect to it appearing herein.

                             CHANGE IN ACCOUNTANTS

     Prior to the fiscal year ended September 30, 1998, the Association's consolidated financial statements were audited by Wade, Stables, Schanbacher & Walker, P.C. The former accountant was replaced by Moore, Horton & Carlson, P.C., which was engaged on August 20, 1998 and continues as the independent auditors of the Association. The decision to change auditors was approved by the Board of Directors on August 20, 1998. The Association's consolidated financial statements included in this Prospectus were audited by Moore, Horton & Carlson, P.C.

     For the fiscal years ended September 30, 1997 and 1996 and up to the date of the replacement of the Association's former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. The independent auditors' report on the consolidated financial statements for the fiscal years ended September 30, 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.


                             ADDITIONAL INFORMATION

     The Holding Company has filed with the SEC a Registration Statement on Form SB-2 (File No. 333-_____) under the Securities Act with respect to the common stock offered in the conversion. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Registration Statement also is available through the SEC's World Wide Web site on the Internet (http://www.sec.gov).

     The Association has filed with the OTS an Application for Approval of Conversion, which includes proxy materials for the Association's Special Meeting and certain other information. This prospectus omits certain information contained in such Application. The Application, including the proxy materials, exhibits and certain other information included in the Application, may be inspected, without charge, at the offices of the OTS, 1700 G Street, NW, Washington, D.C. 20552 and at the office of the Regional Director of the OTS at the Midwest Regional Office of the OTS, 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                  PALMYRA SAVING & BUILDING ASSOCIATION, F.A.


                                                                            Page
                                                                            ----
Independent Auditors' Report                                                 F-1

Consolidated Balance Sheets as of September 30, 1998 and 1997.............   F-2

Consolidated Statements of Income for the Years Ended September 30,
  1998 and 1997...........................................................    24

Consolidated Statements of Equity for the Years Ended September 30,
  1998 and 1997...........................................................   F-3

Consolidated Statements of Cash Flows for the Years Ended September 30,
  1998 and 1997...........................................................   F-4

Notes to Consolidated Financial Statements................................   F-6

                                   *   *   *

     All schedules are omitted as the required information either is not applicable or is included in the Financial Statements or related Notes.

     Separate financial statements for the Holding Company have not been included herein because the Holding Company, which has engaged in only organizational activities to date, has no significant assets, liabilities (contingent or otherwise), revenues or expenses.

                 [LETTERHEAD OF MOORE, HORTON & CARLSON, P.C.]


                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Palmyra Saving and Building Association, F.A.
Palmyra, Missouri

We have audited the accompanying consolidated statements of financial condition of Palmyra Saving and Building Association, F.A. ("Association") as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Association as of September 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                               /s/ Moore, Horton & Carlson, P.C.


Mexico, Missouri
November 18, 1998

PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                     SEPTEMBER 30
                                                                                  1998          1997
                                                                              ------------  ------------
ASSETS

Cash (includes interest-bearing deposits of $1,003,689 and
 $878,254, respectively)                                                       $ 2,268,166  $ 2,145,689
Investment securities--Note B
  Available-for-sale, at fair value                                              7,086,677    8,508,981
  Held-to-maturity (fair value of $5,639,849 and $5,106,899, respectively)       5,589,029    5,093,378
Mortgage-backed securities held-to-maturity (fair value of $2,623,999
   and $2,870,571, respectively)--Note C                                         2,584,376    2,827,532
Stock in Federal Home Loan Bank of Des Moines ("FHLB")                             373,500      480,400
Loans receivable--Note D                                                        40,512,748   38,394,460
Accrued interest receivable--Note E                                                443,909      446,955
Premises and equipment--Note F                                                     562,365      491,251
Other assets                                                                        55,532       44,555
                                                                               -----------  -----------
TOTAL ASSETS                                                                   $59,476,302  $58,433,201
                                                                               ===========  ===========
LIABILITIES AND EQUITY
Liabilities
  Deposits--Note G                                                             $52,723,768  $51,411,814
  Advances from FHLB--Note H                                                       500,000    1,000,000
  Advances from borrowers for property taxes and insurance                          50,219       53,688
  Other liabilities                                                                154,338      252,208
                                                                               -----------  -----------
TOTAL LIABILITIES                                                              $53,428,325  $52,717,710

Commitments and contingencies--Note L and M

Equity--Notes I and J
  Retained earnings - substantially restricted                                   6,017,345    5,741,791
  Unrealized gain (loss) on securities                                              30,632      (26,300)
                                                                               -----------  -----------
TOTAL EQUITY                                                                   $ 6,047,977  $ 5,715,491
                                                                               -----------  -----------
TOTAL LIABILITIES AND EQUITY                                                   $59,476,302  $58,433,201
                                                                               ===========  ===========

See accompanying notes to consolidated financial statements.

PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.

CONSOLIDATED STATEMENTS OF EQUITY

YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                     UNREALIZED
                                                                     GAIN (LOSS)
                                                          RETAINED       ON         TOTAL
                                                          EARNINGS   SECURITIES     EQUITY
                                                         ----------  -----------  ----------
Balance at September 30, 1996, as originally reported    $5,322,897   $(108,198)  $5,214,699
Prior-period adjustment--Note O                              87,000         ---       87,000
                                                         ----------   ---------   ----------
Balance as restated                                       5,409,897    (108,198)   5,301,699
Net income                                                  331,894         ---      331,894
Change in unrealized gain (loss) on securities                  ---      81,898       81,898
                                                         ----------   ---------   ----------
BALANCE AT SEPTEMBER 30, 1997                             5,741,791     (26,300)   5,715,491

Net income                                                  275,554         ---      275,554
Change in unrealized gain (loss) on securities                  ---      56,932       56,932
                                                         ----------   ---------   ----------
BALANCE AT SEPTEMBER 30, 1998                            $6,017,345   $  30,632   $6,047,977
                                                         ==========   =========   ==========

See accompanying notes to consolidated financial statements.

PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED SEPTEMBER 30
                                                           1998          1997
                                                       ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES

 Net income                                            $   276,027   $   331,894
 Adjustments to reconcile net income to net cash
  provided by operating activities
    Depreciation and amortization                           56,275        41,133
    Amortization of premiums and discounts                  (7,294)      (12,908)
    Loan fee amortization and payoffs                       (2,988)       (3,590)
    Provisions for loan losses                              25,000        20,813
    Deferred income taxes                                  (10,000)      (11,500)
    Loss on sale of investments                              2,056        14,015
    Change to assets and liabilities
     increasing (decreasing) cash flows
      Accrued interest receivable                            3,046        24,111
      Other assets                                         (10,977)       10,097
      Other liabilities                                   (121,465)      (55,672)
                                                       -----------   -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                  209,680       358,393

CASH FLOWS FROM INVESTING ACTIVITIES

  Purchase of investment securities,
   held-to-maturity                                     (2,994,688)   (1,845,000)
  Proceeds from maturities and calls of investment
    securities, held-to-maturity                         2,510,000     3,950,000
  Purchase of investment securities,
    available-for-sale                                  (3,993,213)   (3,094,813)
  Proceeds from maturities and calls of investment
   securities, available-for-sale                        5,500,000       950,000
  Purchase of mortgage-backed securities                  (374,863)          ---
  Principal collected on mortgage-backed securities        618,338       453,989
  Proceeds from redemption of FHLB stock                   106,900           ---
  Loans originated, net of repayments                      532,316      (172,945)
  Purchase of mortgage loans                            (2,787,237)   (1,103,683)
  Proceeds from sale of education loans                    114,148       124,247
  Purchase of premises and equipment                      (127,389)      (53,465)
  Net book value of premises and
    equipment disposals                                        ---        24,274
                                                       -----------   -----------
NET CASH USED IN INVESTING ACTIVITIES                     (895,688)     (767,396)


PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.



                                                YEAR ENDED SEPTEMBER 30
                                                  1998          1997
                                              ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES

   Net increase in deposits                   $ 1,311,954    $   20,838
   Advances from FHLB
     Borrowings                                   500,000     1,000,000
     Repayments                                (1,000,000)     (200,000)
   Net increase (decrease) in advances for
    taxes and insurance                            (3,469)        2,115
                                              -----------    ----------
NET CASH PROVIDED BY
FINANCING ACTIVITIES                              808,485       822,953
                                              -----------    ----------
NET INCREASE IN CASH                              122,477       413,950
CASH, BEGINNING OF PERIOD                       2,145,689     1,731,739
                                              -----------    ----------
CASH, END OF PERIOD                           $ 2,268,166    $2,145,689
                                              ===========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION

  Cash paid for
    Interest on deposits                      $ 2,672,539    $2,620,334
                                              ===========    ==========

    Interest on FHLB advances                 $     9,422    $    4,833
                                              ===========    ==========

    Income tax (refund)                       $   284,174    $  (48,355)
                                              ===========    ==========


See accompanying notes to consolidated financial statements.

PALMYRA SAVING AND BUILDING ASSOCIATION, F.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying reporting policies and practices of Palmyra Saving and Building Association, F.A. conform to generally accepted accounting principles ("GAAP") and to prevailing practices within the thrift industry. A summary of the more significant accounting policies follows:

NATURE OF OPERATIONS:  The Association provides a variety of financial services
--------------------
to individual and corporate customers through its headquarters located in Palmyra, Missouri and its branch locations in Canton and Kahoka, Missouri. The Association's primary deposit products are interest-bearing checking and savings accounts and certificates of deposit. Its primary lending products are one- to four-family residential loans.

PRINCIPLES OF CONSOLIDATION:  The consolidated financial statements include the
---------------------------
accounts of the Association and its wholly-owned subsidiary, PSA Service Corporation, whose activities consist principally of selling mortgage redemption insurance and safe deposit box rental to the Association's customers. Significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES:  Investment securities are classified as held-to-
---------------------
maturity, which are recorded at amortized cost, or available-for-sale. Securities designated as available-for-sale, provide the investor with certain flexibility in managing its investment portfolio. Such securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separate component of equity.

Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using the interest method over the period to maturity.

STOCK IN FEDERAL HOME LOAN BANK OF DES MOINES:  Stock in the FHLB is stated at
---------------------------------------------
cost and the amount of stock held is determined by regulation. No ready market exists for such stock and it has no quoted market value.

LOANS RECEIVABLE:  Loans receivable are carried at unpaid principal balances,
----------------
less the allowance for loan losses. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using the interest method.

The Association's real estate loan portfolio consists primarily of long-term loans secured by first trust deeds on single-family residences, other residential property, commercial property and land. The adjustable-rate mortgage is the Association's primary loan investment. Consumer loans consist principally of loans secured by savings deposits and insured education loans.

Mortgage loans are placed on nonaccrual status when principal or interest is delinquent for 90 days or more. Uncollectible interest on loans is charged off or an allowance established by a charge to income equal to all interest previously accrued. Interest is subsequently recognized only to the extent cash payments are received until delinquent interest is paid in full and in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal in which case the loan is returned to accrual basis. Interest on consumer loans continues to accrue even if the loan is 90 days or more past due and is reversed when management determines the interest to be uncollectible.

ALLOWANCE FOR LOAN LOSSES:  The allowance for loan losses is maintained at a
-------------------------
level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

IMPAIRED LOANS:  The Association accounts for impaired loans in accordance with
--------------
Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, an amendment of SFAS No. 114". These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at lower of cost or fair value, leases, and debt securities. The Association considers all one- to four-family residential mortgage loans, construction loans, and all consumer and other loans to be smaller homogeneous loans.

Management applies its normal loan review procedures in determining when a loan is impaired. All nonaccrual loans are considered impaired. Impaired loans are assessed individually and impairment identified when the accrual of interest has been discontinued, loans have been restructured or management has serious doubts about the future collectibility of principal and interest, even though the loans are currently performing. Factors considered in determining impairment include, but are not limited to, expected future cash flow, the financial condition of the borrower and current economic conditions. The Association measures each impaired loan based on the fair value of its collateral and charges off those loans or portions of loans deemed uncollectible. Management has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans.

PREMISES AND EQUIPMENT:  Premises and equipment have been stated at cost less
----------------------
accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, which range from five to fifty years.

FORECLOSED REAL ESTATE:  Real estate acquired in settlement of loans is carried
----------------------
at the lower of the balance of the related loan at the time of foreclosure or fair value less the estimated costs to sell the asset. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair market value.

INCOME TAXES:  Deferred tax assets and liabilities are recognized for the future
------------
tax consequences, attributable to differences between the financial statement carrying amounts of existing assets and labilities and their respective income tax bases. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

STATEMENTS OF CASH FLOWS:  For purposes of the cash flows, cash and amounts due
------------------------
from depository institutions and interest-bearing deposits in other banks with a maturity of three months or less at date of purchase are considered cash equivalents.

RISK AND UNCERTAINTIES:  The Association is a community-oriented financial
----------------------
institution which provides traditional financial services within the areas it serves. The Association is engaged primarily in the business of attracting deposits from the general public using these funds to originate one- to four-family residential mortgage loans located primarily in Northeastern Missouri. The Association's principal market area consists of rural communities and substantially all of the Association's loans are to residents of or secured by properties located in its principal lending area. Accordingly, the ultimate collectibility of the Association's loan portfolio is dependent upon market conditions in that area. This geographic concentration is considered in management's establishment of the allowance for loan losses.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions.

In the normal course of its business, the Association encounters two significant types of risk, economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Association is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more or less rapidly, or on a different basis, than its interest-earning assets. Credit risk is the risk of default on the Association's loan portfolio that results from the borrower's inability or unwillingness to make contractually required payments. Market risk results from changes in the value of assets and liabilities which may impact, favorably or unfavorably, the realizability of those assets and liabilities held by the Association.

The Association is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Association also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgements based on information available to them at the time of their examination.

NEW ACCOUNTING STANDARDS:  In June 1997, the Financial Accounting Standards
------------------------
Board ("FASB") issued SFAS No. 130, Reporting of Comprehensive Income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and display of comprehensive income in a full set of general purpose financial statements. An enterprise shall continue to display an amount for net income but will also be required to display other comprehensive income, which includes other changes in equity. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, to revise present disclosure requirements applicable to those benefits. Although the standard does not change the measurement or recognition requirements for postretirement benefit plans, it standardizes the disclosure requirements; requires additional information on changes in benefit obligations and fair values of plan assets; and eliminates certain present disclosure requirements.

SFAS Nos. 130, 131 and 132 are effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Association in the year ending September 30, 1999. Management does not expect that these standards will significantly affect the Association's financial reporting.

In June 1998, the FASB issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for Derivative instruments, including certain derivative instruments embedded in other contracts, Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows or foreign currencies.

If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of the other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

SFAS No. 133 is effective for the financial statements issued for periods beginning after June 15, 1999. The Association is currently evaluating the effects of SFAS No. 133.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage-Banking Enterprise. SFAS 134 amended SFAS No. 65, Accounting for Certain Mortgage Banking Activities and No. 115, Accounting for Certain Investments in Debt and Equity Securities for years beginning after December 15, 1998. The Association currently conducts no mortgage-banking activities.


NOTE B--INVESTMENT SECURITIES


                                                       GROSS UNREALIZED
                                         AMORTIZED   --------------------     FAIR
                                            COST        GAINS     LOSSES     VALUE
                                         ----------  -----------  -------  ----------
Available-for-sale:
   U.S. Government agency obligations
   September 30, 1998                    $7,037,978     $48,699    $   ---  $7,086,677
                                         ==========     =======    =======  ==========
   September 30, 1997                    $8,550,809     $19,936    $61,764  $8,508,981
                                         ==========     =======    =======  ==========

Held-to-Maturity:
   September 30, 1998
   U.S. Government agency obligations    $4,959,029     $35,900    $   ---  $4,994,929
   State and local obligations              630,000      14,920        ---     644,920
                                         ----------     -------    -------  ----------
                                         $5,589,029     $50,820    $   ---  $5,639,849
                                         ==========     =======    =======  ==========
   September 30, 1997
   U.S. Government agency obligations    $4,403,378     $20,080    $18,435  $4,405,023
   State and local obligations              690,000      11,876        ---     701,876
                                         ----------     -------    -------  ----------
                                         $5,093,378     $31,956    $18,435  $5,106,899
                                         ==========     =======    =======  ==========


The scheduled contractual maturities of debt securities at September 30, 1998, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                           AVAILABLE-FOR-SALE       HELD-TO-MATURITY
                                         ----------------------  ----------------------
                                         AMORTIZED      FAIR     AMORTIZED      FAIR
                                            COST       VALUE        COST       VALUE
                                         ----------  ----------  ----------  ----------
Amounts maturing:
   One year or less                      $      ---  $      ---  $  695,114  $  697,036
   After one year through five years      3,296,925   3,318,965   1,362,780   1,383,784
   After five years through ten years     3,741,053   3,767,712   3,531,135   3,559.029
                                         ----------  ----------  ----------  ----------
                                         $7,037,978  $7,086,677  $5,589,029  $5,639,849
                                         ==========  ==========  ==========  ==========

During 1998 and 1997, securities available-for-sale were called for redemption with proceeds of $2,300,000 and $200,000, respectively, resulting in gross realized losses of $3,670 and $1,180 in 1998 and 1997, respectively.

During 1998 and 1997, securities held-to-maturity were called for redemption with proceeds of $950,000 and $500,000, respectively, resulting in a gross realized gain of $1,614 in 1998 and a gross realized loss of $12,835 in 1997.

Investment securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $1,399,344 and fair value of $1,407,749 at September 30, 1998.


NOTE C--MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held-to-maturity consist of the following:

                                   GROSS UNREALIZED
                      AMORTIZED   ------------------     FAIR
                         COST       GAINS    LOSSES     VALUE
                      ----------  ---------  -------  ----------

September 30, 1998
   GNMA               $  460,807    $16,747  $   ---  $  477,554
   FNMA                1,522,667     14,856   11,135   1,526,388
   FHLMC                 572,339     21,264      ---     593,603
   SBA                    28,563        ---    2,109      26,454
                      ----------    -------  -------  ----------
                      $2,584,376    $52,867  $13,244  $2,623,999
                      ==========    =======  =======  ==========

September 30, 1997
   GNMA               $  583,162    $27,118  $   ---  $  610,280
   FNMA                1,380,429     12,646   21,317   1,371,758
   FHLMC                 803,687     25,534      ---     829,221
   SBA                    60,254        ---      942      59,312
                      ----------    -------  -------  ----------
                      $2,827,532    $65,298  $22,259  $2,870,571
                      ==========    =======  =======  ==========


The amortized cost and fair value of mortgage-backed securities at September 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


                                        AMORTIZED      FAIR
                                           COST       VALUE
                                        ----------  ----------
Amounts maturing:
   After one year through five years    $  337,380  $  342,174
   After five through ten years             22,863      24,015
   After ten years                       2,224,133   2,257,810
                                        ----------  ----------
                                        $2,584,376  $2,623,999
                                        ==========  ==========


Mortgage-backed securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $854,291 and fair value of $871,958 at September 30, 1998.


NOTE D--LOANS RECEIVABLE

Loans receivable consist of the following at September 30:


                                                   1998         1997
                                                -----------  -----------
Mortgage loans:
   One- to four-family residences               $36,801,348  $34,580,609
   Multi-family                                     806,042      958,167
   Commercial                                     2,072,984    1,833,741
   Construction                                     875,915    1,452,446
   Land                                             419,577      289,684
                                                -----------  -----------
                                                 40,975,866   39,114,647
  Less undisbursed portion of mortgage loans        592,430      898,685
                                                -----------  -----------
                                                 40,383,436   38,215,962
Consumer and other loans:
   Savings                                          305,287      303,853
   Education                                         97,975      123,720
   Other                                             10,237       13,100
                                                -----------  -----------
                                                    413,499      440,673
                                                -----------  -----------
                                                 40,796,935   38,656,635
Less:
   Net deferred loan-origination fees                 4,187        7,175
   Allowance for loan losses                        280,000      255,000
                                                -----------  -----------
                                                    284,187      262,175
                                                -----------  -----------
Loans receivable                                $40,512,748  $38,394,460
                                                ===========  ===========

In the normal course of business, the Association has made loans to its directors and officers. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors, officers and employees total approximately $756,000 and $572,000 at September 30, 1998 and 1997, respectively.

The Association had loans serviced by others amounting to $8,568,593 and $8,410,910 at September 30, 1998 and 1997, respectively.

Allowance for loan losses are as follows:


                             YEAR ENDED SEPTEMBER 30
                             -----------------------
                                1998         1997
                             -----------  ----------
Balance, beginning of period    $255,000    $234,187
Provision for loan losses         25,000      20,813
                                --------    --------
BALANCE, END OF PERIOD          $280,000    $255,000
                                ========    ========


The recorded investment in impaired loans, for which there is no need for a valuation allowance based upon the measure of the loan's fair value of the underlying collateral at September 30, 1998 and 1997, was $-0- and $12,165, respectively. The average recorded investment in impaired loans during the year ended September 30, 1998 and 1997 was $12,165 and $130,772, respectively. The related interest income that would have been recorded had the loans been current in accordance with their original terms amounted to approximately $2,000 and $34,000 at September 30, 1998 and 1997, respectively. The amount of interest included in interest income on such loans for the year ended September 30, 1998 and 1997, amounted to approximately $-0- and $34,000, respectively.


NOTE E--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consist of the following at September 30:


                                1998      1997
                              --------  --------

Loans                         $243,378  $234,682
Investments securities         181,689   191,005
Mortgage-backed securities      18,842    21,268
                              --------  --------
                              $443,909  $446,955
                              ========  ========


NOTE F--PREMISES AND EQUIPMENT


Premises and equipment consist of the following at September 30:


                                                     1998        1997
                                                  ----------  ----------

Land                                              $   82,132  $   82,132
Building and improvements                            569,052     580,651
Furniture and equipment                              380,078     353,579
                                                  ----------  ----------
                                                   1,031,262   1,016,362
Less accumulated depreciation and amortization       468,897     525,111
                                                  ----------  ----------
                                                  $  562,365  $  491,251
                                                  ==========  ==========

NOTE G--DEPOSITS

Deposit account balances are summarized as follows at September 30:


                              WEIGHTED
                             AVERAGE RATE                 1998                  1997
                            AT SEPTEMBER 30,     --------------------   ----------------------
                                 1998              AMOUNT       %         AMOUNT         %
                            ----------------     ----------  --------   -----------   --------
NOW                              2.53%            1,791,576     3.4      1,882,369       3.7
Money Market                     3.91             1,275,154     2.4      1,028,585       2.0
Passbook savings                 3.03             8,421,794    16.0      8,201,646      15.9
                                                -----------   -----    -----------     -----
                                 3.05            11,488,524    21.8     11,112,600      21.6

Certificates of deposit:
  4.00 to 4.99%                  4.74             3,148,195     6.0        444,405        .9
  5.00 to 5.99%                  5.46            30,808,573    58.4     24,478,037      47.6
  6.00 to 6.99%                  6.36             7,278,476    13.8     15,376,772      29.9
                                                -----------   -----    -----------     -----
                                 5.56            41,235,244    78.2     40,299,214      78.4
                                                -----------   -----    -----------     -----
                                 5.02%          $52,723,768   100.0%   $51,411,814     100.0%
                                 ====           ===========   =====    ===========     =====


The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $2,166,000 and $1,653,000 at September 30, 1998 and
1997, respectively.  Deposits over $100,000 are not federally insured.

The Association held deposits of approximately $1,649,000 and $1,556,000 for its directors, officers and employees at September, 1998 and 1997, respectively.

At September 30, 1998, contractual maturities of certificates of deposit are as follows:


   STATED                             YEAR ENDED SEPTEMBER 30
INTEREST RATE           1999        2000        2001        2002        2003
---------------  -----------  ----------  ----------  ----------  ----------
4.00 to 4.99%    $ 3,148,195  $      ---  $      ---  $      ---  $      ---
5.00 to 5.99%     19,108,800   3,685,099   5,724,534   1,039,357   1,250,783
6.00 to 6.99%         11,992   2,245,170   2,028,311   1,364,091   1,628,912
                 -----------  ----------  ----------  ----------  ----------
                 $22,268,987  $5,930,269  $7,752,845  $2,403,448  $2,879,695
                 ===========  ==========  ==========  ==========  ==========


Interest expense on deposits are as follows:


                              YEAR ENDED SEPTEMBER 30
                                 1998        1997
                              ----------  ----------
NOW, Money Market and
 Passbook savings accounts    $  328,833  $  342,098
Certificate accounts           2,341,025   2,277,827
                              ----------  ----------
                              $2,669,858  $2,619,925
                              ==========  ==========

NOTE H--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES

Advances from FHLB, with weighted average interest rates and scheduled maturities, consist of the following at September 30:


                                               1998       1997
                                             --------  ----------
6.10% due on or before September 24, 1998    $    ---  $1,000,000
5.74% due on or before January 6, 1999        500,000         ---
                                             --------  ----------
                                             $500,000  $1,000,000
                                             ========  ==========


Maturities of FHLB advances are all due within one year.

The Association has signed a blanket pledge agreement with the FHLB under which it can draw advances of unspecified amounts. The Association must hold an unencumbered portfolio of eligible one- to four-family residential mortgages with a book value of not less than 150% of the indebtedness.

NOTE I--INCOME TAXES

Components of income tax expense are as follows:


                           YEAR ENDED SEPTEMBER 30
                             1998           1997
                           ---------      ---------

Current                    $159,000       $193,500
Deferred benefit            (10,000)       (11,500)
                           --------       --------
                           $149,000       $182,000
                           ========       ========


In addition, the Association recorded deferred income tax to equity relating to unrealized gains and losses on investment securities available-for-sale of $33,595 and $40,167 for the years ended September 30, 1998 and 1997, respectively.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:


                                                     YEAR ENDED SEPTEMBER 30
                                                      1998             1997
                                                -----------------------------------
Income tax expense at statutory rates           $144,348   34.0%  $174,724   34.0%
Increase (decrease) resulting from:
  State income taxes, net of federal benefit      14,414    3.4     17,190    3.3
  Tax exempt income, net of related expenses      (9,549)  (2.2)    (9,221)  (1.8)
  Other, net                                        (213)   (.1)      (693)   (.1)
                                                --------   ----   --------   ----
                                                $149,000   35.1%  $182,000   35.4%
                                                ========   ====   ========   ====


Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities included in other liabilities at September 30 are as follows:


                                                       1998       1997
                                                     ---------  ---------
Deferred tax assets
 Allowance for loan losses                           $ 37,100   $ 15,000
 Deferred loan fees                                     1,600      2,600
 Unrealized loss on available-for-sale securities         ---     15,528
Deferred tax liabilities
 Depreciation                                         (35,030)   (23,965)
 FHLB stock dividend                                  (45,200)   (45,200)
 Unrealized gain on available-for-sale securities     (18,067)       ---
                                                     --------   --------
NET DEFERRED TAX LIABILITY                           $(59,597)  $(36,037)
                                                     ========   ========

During 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deductions for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture over a six year period. The Association has provided for deferred income taxes for the reserve recapture after 1987; therefore the impact of this legislation will not have a material effect on the Association's financial statements.

Prior to the enactment of the Act, the Association at September 30, 1998, accumulated approximately $1,053,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. If any of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to income tax at the current corporate rates.


NOTE J--REGULATORY CAPITAL REQUIREMENTS

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association capital amounts and classification are also subject to qualitative judgement by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to insure capital adequacy require the Association to maintain minimum amounts and ratios (set forth below) of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets (all as defined in the regulations). Management believes, as of September 30, 1998, that the Association meets all capital adequacy requirements to which it is subject.

Based on its regulatory capital ratios at September 30, 1998, the Association is categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Association's actual capital amounts and ratios also presented in the table.

                                                                                                             TO BE WELL
                                                                                                          CAPITALIZED UNDER
                                                                       FOR CAPITAL                        PROMPT CORRECTIVE
                                      ACTUAL                        ADEQUACY PURPOSES                     ACTION PROVISIONS
                                 -----------------                  ------------------                   ------------------
                                  AMOUNT     RATIO                   AMOUNT    RATIO                      AMOUNT    RATIO
                                 ------------------------------------------------------------------------------------------
                                                             (DOLLARS IN THOUSANDS)
As of September 30, 1998
   Total Risk-Based Capital                          (greater than                       (greater than
    (to Risk Weighted Assets)      $6,297    22.30%    or equal to)   2,259       8.0%     or equal to)     2,824    10.0%
   Tier 1 Capital                                    (greater than                       (greater than
    (to Risk Weighted Assets        6,017    21.31     or equal to)   1,130       4.0      or equal to)     3,566     6.0
   Tier 1 Capital                                    (greater than                       (greater than
    (to Adjusted Assets)            6,017    10.13     or equal to)   1,783       3.0      or equal to)     2,971     5.0
   Tangible Capital                                  (greater than                       (greater than
    (to Adjusted Assets)            6,017    10.13     or equal to)     891       1.5      or equal to)       N/A     N/A


                                                                                                             TO BE WELL
                                                                                                          CAPITALIZED UNDER
                                                                       FOR CAPITAL                        PROMPT CORRECTIVE
                                      ACTUAL                        ADEQUACY PURPOSES                     ACTION PROVISIONS
                                 -----------------                  ------------------                   ------------------
                                  AMOUNT     RATIO                   AMOUNT    RATIO                      AMOUNT    RATIO
                                 ------------------------------------------------------------------------------------------
                                                     (DOLLARS IN THOUSANDS)
As of September 30, 1997
   Total Risk-Based Capital                          (greater than                       (greater than
    (to Risk Weighted Assets)      $5,997    22.25%    or equal to)   2,156       8.0%     or equal to)     2,695    10.0%
   Tier 1 Capital                                    (greater than                       (greater than
    (to Risk Weighted Assets        5,742    21.30     or equal to)   1,078       4.0      or equal to)     3,509     6.0
   Tier 1 Capital                                    (greater than                       (greater than
    (to Adjusted Assets)            5,742     9.82     or equal to)   1,754       3.0      or equal to)     2,924     5.0
   Tangible Capital                                  (greater than                       (greater than
    (to Adjusted Assets)            5,742     9.82     or equal to)     877       1.5      or equal to)       N/A     N/A


NOTE K--EMPLOYEE BENEFITS

The Association has a 401(k) salary reduction plan that covers all employees meeting specific age and length of service requirements. Under the plan, the Association matches participant contributions at the rate of 50% up to 4% of the participants' annual compensation. Pension costs recognized under the plan totalled $8,903, and $8,660 for the years ended September 30, 1998 and 1997, respectively.


NOTE L--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet customer financing needs. These financial instruments consist principally of commitments to extend credit. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Association's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Association does not generally require collateral or other security on unfunded loan commitments until such time that loans are funded.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the counterparty. Such collateral consists primarily of residential properties.

The Association had the following outstanding commitments at September 30, 1998:

Undisbursed portion of mortgage loans                                              $  592,430
Commitments to originate mortgage loans with variable or pending interest rates       502,700
Commitments to originate mortgage loans with fixed interest rates ranging
 from 7.00% to 7.50%                                                                  126,750
Undisbursed portion of nonmortgage loans                                               27,847
                                                                                   ----------
TOTAL                                                                              $1,249,727
                                                                                   ==========

NOTE L--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK - CONT'D


At September 30, 1998, the Association had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $2,245,000.


NOTE M--PLAN OF CONVERSION

On September 24, 1998, the Association's Board of Directors adopted a plan of conversion ("Plan") to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank, subject to approval by the Associations' members. The Plan, which includes the formation of a Holding Bank, is subject to approval by the OTS and includes the filing of a registration statement with the Securities and Exchange Commission.

The Plan is expected to be accomplished by the sale of common stock of the Holding Bank and the acquisition of all of the capital stock of the Association by the Holding Bank in exchange for a portion of the net proceeds of the conversion. The Holding Bank's common stock will be offered to various eligible account holders, to the Association's Employee Stock Ownership Plan, to other supplemental eligible depositors and to other members of the Association in a subscription offering. Shares of the Holding Bank's common stock not subscribed for in the subscription offering, if any, may be offered for sale in a community offering, as determined by the Board of Directors of the Association.

At the time of conversion, the Association will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively,"eligible depositors") who continue to maintain their deposit accounts in the Association after conversion. In the event of a complete liquidation of the Association (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive distribution from the liquidation account before any liquidation may be made with respect to common stock.

The Association may not declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the OTS.

Conversion costs will be deducted from the proceeds of sale of common stock and recorded as a reduction to equity. If the conversion is not completed, all costs will be charged to expense. As of September 30, 1998, the Association has incurred costs related to the conversion of $18,655.


NOTE N--FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No, 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of estimated fair value for financial instruments held by the Association. Fair value estimates of the Association's financial instruments as of September 30, 1998 and 1997, including methods and assumptions utilized, are set forth below.

The following methods and assumptions were used by the Association in estimating fair values of financial instruments as disclosed herein.

Cash and due from depository institutions: The carrying amounts approximate fair value.

Investment and mortgage-backed securities: Fair value is determined by reference to quoted market prices.

Stock in FHLB: This stock is a restricted asset and its carrying value is a reasonable estimate of fair value.

Loans receivable: The fair value of fixed rate first mortgage loans is estimated by using discounted cash flow analyses, using interest rates currently offered by the Association for loans with similar terms to borrowers of similar credit quality. The carrying value of variable rate first mortgage loans approximate fair value. The fair value of consumer loans is calculated by using the discounted cash flow based upon the current market for like instruments. Fair values for impaired loans are estimated using discounted cash flow analyses.

Accrued interest receivable:  The carrying value approximates fair value.

Transaction deposits: Transaction deposits, payable on demand or with maturities of 90 days or less, have a fair value equal to book value.

Certificates of deposit: The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar maturities.

Advances from borrowers for taxes and insurance: The carrying value approximates fair value.

All other liabilities:  The carrying value approximates fair value.

Off-balance sheet instruments: The fair value of a loan commitment and a letter of credit is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present credit worthiness of the counterparties. Neither the fees earned during the year on these instruments nor their value at year-end are significant to the Association's consolidated financial position.

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The valuation techniques employed above involve uncertainties and are affected by assumptions used and judgements regarding prepayments, credit risk, discount rates, cash flows and other factors. Changes in assumptions could significantly affect the reported fair value.

In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Also, the fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The amounts at September 30, 1998 and 1997, are as follows:

                                                         1998              1997
                                                 ------------------ -----------------
                                                 CARRYING   FAIR    CARRYING   FAIR
                                                  AMOUNT    VALUE    AMOUNT    VALUE
                                                 --------  -------- --------  -------
                                                        (DOLLARS IN THOUSANDS)
ASSETS

 Cash and due from depository institutions        $ 2,268   $ 2,268  $ 2,146  $ 2,146
 Investment securities - Available for sale         7,087     7,087    8,509    8,509
 Investment securities - Held-to-maturity           5,589     5,640    5,093    5,107
 Mortgage-backed securities - Held-to-maturity      2,584     2,624    2,828    2,871
 Stock in FHLB                                        374       374      480      480
 Loans receivable, net                             40,513    40,522   38,394   38,398
 Accrued interest receivable                          444       444      447      447

LIABILITIES

 Transaction accounts                              11,489    11,489   11,113   11,113
 Certificates of deposit                           41,235    41,365   40,299   40,403
 Advances from Federal Home Loan Bank                 500       500    1,000    1,000
 Advances from borrowers for property taxes
  and insurance                                        50        50       54       54


NOTE O--PRIOR-PERIOD ADJUSTMENT

The Association retroactively changed its method of computing deferred income taxes to include the allowances for loan losses as a component of deferred income taxes. The effect of this adjustment was to record a deferred income tax asset and an increase in equity of $87,000.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by PFSB Bancorp, Inc. or Palmyra Saving and Building Association, F.A. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of PFSB Bancorp, Inc. or Palmyra Saving and Building Association, F.A. since any of the dates as of which information is furnished herein or since the date hereof.



                         [Logo for PFSB Bancorp, Inc.]



                         (Proposed Holding Company for
                 Palmyra Saving and Building Association, F.A.,
                        to be known as Palmyra Savings)



                          637,500 to 862,500 Shares of
                                  Common Stock


                                ---------------

                                   PROSPECTUS

                                ---------------



                            TRIDENT SECURITIES, INC.



                                ______ __, 1999



UNTIL THE LATER OF _______, 1999, OR 90 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING OF COMMON STOCK, IF ANY, ALL DEALERS THAT BUY, SELL OR TRADE THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the General and Business Corporations Law of the State of Missouri (being Chapter 351 of the Missouri Statutes), Article IX of the Registrant's Articles of Incorporation provide as follows:

                          ARTICLE IX - INDEMNIFICATION

     9.1 The Corporation shall and does hereby indemnify any person who is or was a Director or executive officer of the Corporation or any subsidiary against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such
                                           --------  --------
person shall be entitled to any indemnification pursuant to this Article IX on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.

     9.2 The Corporation may, to the extent that the Board of Directors deems appropriate and as set forth in a Bylaw or authorizing resolution, indemnify any person who is or was a non-executive officer, or employee or agent of the Corporation or any subsidiary or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however,
                                                          --------  -------
that no such person shall be entitled to any indemnification pursuant to this
Section 9.2 on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.

     9.3 The Corporation may, to the extent that the Board of Directors deems appropriate, make advances of expenses, including attorneys' fees, incurred prior to the final disposition of a civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) to any person to whom indemnification is or may be available under this Article IX; provided, however,
                                                              --------  -------
that prior to making any advances, the Corporation shall receive a written undertaking by or on behalf of such person to repay such amounts advanced in the event that it shall be ultimately determined that such person is not entitled to such indemnification.

     9.4 The indemnification and other rights provided by this Article IX shall not be deemed exclusive of any other rights to which a person to whom indemnification is or otherwise may be available (under these Articles of Incorporation or the Bylaws or any agreement or vote of shareholders or disinterested Directors or otherwise), may be entitled. The Corporation is authorized to purchase and maintain insurance on behalf of the Corporation or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person's status as Director, officer, employee or agent of the Corporation, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Corporation.

     9.5 Each person to whom indemnification is granted under this Article IX is entitled to rely upon the indemnification and other rights granted hereby as a contract with the Corporation and such person and such person's heirs, executors, administrators and estate shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by Sections 9.1 and 9.3 and this Article IX. The indemnification and other rights granted by Sections 9.1 and 9.3 and this Section 9.5 shall survive amendment, modification or repeal of this Article IX, and no such amendment, modification or repeal shall act to reduce, terminate or otherwise adversely affect the rights to indemnification granted hereby, with respect to any expenses, judgments, fines and amounts paid in settlement incurred by a person to whom indemnification is granted under this Article IX with respect to an action, suit, proceeding or claim that arises out of acts or omissions of such person that occurred prior to the effective date of such amendment, modification or repeal.

     Any indemnification granted by the Board of Directors pursuant this Article IX shall inure to the person to whom the indemnification is granted and such person's heirs, executors, administrators and estate; provided however, that
                                                      -------- -------
such indemnification may be changed, modified or repealed, at any time or from time to time, at the discretion of the Board of Directors, and the survival of such indemnification shall be in accordance with terms determined by the Board of Directors.

     9.6 For the purposes of this Article IX, "subsidiary" shall mean any corporation, partnership, joint venture, trust or other enterprise of which a majority of the voting power, equity or ownership interest is directly or indirectly owned by the Corporation.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SEC filing(1).....................................  $  2,758
         OTS filing fee....................................     8,400
         NASD filing fee(1)................................     1,490
         Printing, postage and mailing.....................    75,000
         Legal fees and expenses (including underwriter's
             counsel)......................................   160,000
         Accounting fees and expenses......................    70,000
         Appraisers' fees and expenses (including
             business plan)................................    30,000
         Marketing fees and selling commissions............   135,000
         Underwriter's expenses............................    12,500
         Conversion agent fees and expenses................     5,000
         Certificate printing..............................     1,500
         Miscellaneous.....................................    28,352
                                                             --------
         TOTAL.............................................  $530,000
                                                             ========

----------------------
(1) Unless otherwise noted, based upon the registration and issuance of 991,875 shares at $10.00 per share.

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 27.  EXHIBITS.

The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1 Engagement Letter between Palmyra Saving and Building Association, F.A. and Trident Securities, Inc.
1.2   Draft Form of Agency Agreement*
2.0   Plan of Conversion (including the Stock Charter and Bylaws of Palmyra
      Savings)
3.1   Articles of Incorporation of PFSB Bancorp, Inc.
3.2   Bylaws of PFSB Bancorp, Inc.
3.3   Stock Charter and Bylaws of Palmyra Savings (See Exhibit 2.0 hereto)
4.0   Draft Stock Certificate of PFSB Bancorp, Inc.
5.0   Draft Opinion of Muldoon, Murphy & Faucette re: legality
8.1   Draft Opinion of Muldoon, Murphy & Faucette re:  Federal Tax Matters
8.2   Draft Opinion of Moore, Horton & Carlson, P.C. re:  State Tax Matters
10.1  Form of Palmyra Savings Employee Stock Ownership Plan and Trust Agreement
10.2  Draft ESOP Loan Commitment Letter and ESOP Loan Documents
10.3  Form of Palmyra Savings and PFSB Bancorp, Inc. Employment Agreement
10.4  Form of Palmyra Savings Employee Severance Compensation Plan
16.0  Letter on change in certifying accountant
23.1  Consent of Muldoon, Murphy & Faucette
23.2  Consent of Moore, Horton & Carlson, P.C.
23.4  Consent and Subscription Rights Opinion of R.P. Financial, LC.
24.1  Powers of Attorney
27.0  Financial Data Schedule
99.1  Appraisal Report of R.P. Financial, LC. (P)

--------------------------------------
*To be filed by amendment
(P) Filed pursuant to Rule 202 of Regulation S-T.

ITEM 28.  UNDERTAKINGS.

        The small business issuer will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

              (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED
                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Palmyra, State of Missouri, on December 18, 1998.

PFSB Bancorp, Inc.


By:  /s/ Eldon R. Mette
     ----------------------
     Eldon R. Mette
     President and Director

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


      Name                           Title                          Date
      ----                           -----                          ----

/s/ Eldon R. Mette
-----------------------      President and Director          December 18, 1998
Eldon R. Mette               (principal executive
                             officer)

/s/ Ronald L. Nelson
-----------------------      Vice President, Secretary       December 18, 1998
Ronald L. Nelson             and Treasurer
                             (principal accounting and
                             financial officer)


/s/ L. Edward Schaeffer
-----------------------      Chairman of the Board           December 18, 1998
L. Edward Schaeffer


/s/ Glenn J. Maddox
-----------------------      Director                        December 18, 1998
Glenn J. Maddox


/s/ Albert E. Davis
-----------------------      Director                        December 18, 1998
Albert E. Davis


/s/ Robert M. Dearing
-----------------------      Director                        December 18, 1998
Robert M. Dearing


/s/ James D. Lovegreen
-----------------------      Director                        December 18, 1998
James D. Lovegreen


/s/ Donald L. Slavin
-----------------------      Director                        December 18, 1998
Donald L. Slavin